Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283577

iDIRECT PRIVATE CREDIT FUND

PROSPECTUS

July 10, 2025

Class A Shares

Class D Shares

Class I Shares

60 East 42nd Street
26th Floor
New York, NY 10165

Investment Objective. iDirect Private Credit Fund (the “Fund”) is a newly formed Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company that is operated as an interval fund. The Fund was initially organized as a Delaware limited partnership on May 7, 2024 and was subsequently converted into a Delaware statutory trust on June 25, 2025. The Fund’s investment objective is to seek attractive risk-adjusted returns with a focus on current income.

Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Before buying any Shares, you should read the discussion of the principal risks of investing in the Fund, which are summarized in “Prospectus Summary —Risk Factors” beginning on page 4 and in “Types of Investments and Related Risks” beginning on page 16.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Class A Share	Per Class D Share	Per Class I Share	Total
Public Offering Price	At current net asset value	At current net asset value	At current net asset value	$	Unlimited
Sales Load(1) as a percentage of purchase amount	3.50%	N/A	N/A	$	Unlimited
Proceeds to the Fund(2)	Current net asset value minus sales load	Current net asset value	Current net asset value	$	Unlimited

(1)	Generally, the stated minimum initial investment by an investor in the Fund is $2,500 for Class A Shares and Class D Shares (each, as defined herein) and $1,000,000 for Class I Shares (as defined herein), which stated minimums may be reduced for certain investors. Investors purchasing Class A Shares may be charged a sales load of up to 3.50% of the investment amount. The table assumes the maximum sales load is charged.

(2)	Assumes that the maximum sales load charged on Class A Shares is charged on all sales. Shares will be offered in a continuous offering at the Fund’s then current net asset value (“NAV”), as described herein. The Fund’s estimated organizational and initial offering expenses are $1,302,724. The Fund will pay for organizational and initial offering expenses up to a limit of $500,000. The Adviser, or its affiliates, will bear any organizational or offering expenses in excess of the $500,000 limit. See “Fund Expenses.”

The Fund is offering an unlimited number of shares on a continuous basis at the NAV per share plus any applicable sales loads. The Fund is offering three separate classes of shares of beneficial interest (“Shares”) designated as Class A (“Class A Shares”), Class D (“Class D Shares”) and Class I (“Class I Shares”) on a daily basis at the NAV per Share plus any applicable sales loads.

iCapital Markets LLC (the “Distributor”) acts as the distributor of the Shares on a best efforts basis, subject to various conditions. The Distributor may enter into selected dealer agreements with various brokers and dealers (“Selling Agents”), some of which are affiliates of iDirect Private Credit Advisors, LLC, the Fund’s investment adviser (the “Adviser”), that have agreed to participate in the distribution of the Shares. Investments in Class A Shares may be subject to a sales load of up to 3.50% of the investment amount. The Distributor and/or a Selling Agent may, in its discretion, waive all or a portion of the sales load for certain Class A investors. See “Plan of Distribution.” The minimum initial investment is $2,500 for Class A Shares and Class D Shares and $1,000,000 for Class I Shares. These minimum initial investments may be reduced for certain investors. See “Purchases of Shares.”

Investment Portfolio. The Fund will invest at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in private middle-market credit instruments, including direct lending investments (including first lien and unitranche loans and, to a lesser extent, second lien loans and mezzanine debt) (“Direct Loan Interests”) sourced by the Core Managers (as defined below), and to a lesser extent business development companies, private credit funds, and the debt and equity tranches of collateralized loan obligations that are sponsored or managed by the Core Managers (as defined below) (collectively, “Investment Vehicle Interests,” and, together with the Direct Loan Interests, “Investment Interests”). The “Core Managers” are Audax Management Company (NY), LLC or an affiliate (collectively, “Audax Private Debt”), Bain Capital Credit, LP or an affiliate (collectively, “Bain Capital Credit”), and Charlesbank Capital Partners, LLC or an affiliate (collectively, “Charlesbank Credit”). The Fund intends to (i) invest approximately 90% of its assets in Investment Interests; (ii) allocate approximately one-third of the value of its Investment Interests sourced by, or sponsored or managed by, each Core Manager; and (iii) invest approximately 10% of its assets in more liquid securities for cash management purposes. The Fund will not, determined at the time an investment is made: (i) allocate more than 2.5% of the Fund’s total assets in a single Direct Loan Interest; (ii) allocate more than 15% of the Fund’s total assets in any single Investment Interest; and (iii) seek to allocate substantially more than one-third of the Fund’s total assets in Investment Investments sourced by, or sponsored or managed by, each Core Manager. The Fund may invest up to 15% of its net assets in equity interests of hedge funds, private equity funds and private credit funds (including indirect investments therein through collateralized fund obligations) that rely on Sections 3(c)(1) or 3(c)(7) of the 1940 Act, which will be measured at the time that the Fund makes a new commitment to such a fund.

At times, the Fund will invest a substantial portion of its assets in Direct Loan Interests that are rated below investment grade by rating agencies or would be rated below investment grade if they were rated. Such investments may include defaulted or partially defaulted loans. Direct Loan Interests that are rated below investment grade (commonly referred to as “high yield” securities or “junk bonds”) are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. Because of the risks associated with investing in high yield securities, an investment in the Fund should be considered speculative. Some of the Direct Loan Interests will have no credit rating at all. The Fund may invest in other liquid credit instruments, money market or similar interests solely for maintaining liquidity. The Fund may at any time determine not to allocate its assets in Investment Interests sourced by, or sponsored or managed by, the Core Managers and, instead, may determine to allocate its assets to Investment Interests sourced by, or sponsored or managed by, other managers. For a further discussion of the Fund’s investment strategies.

Risk Factors. Investing in Shares involves a high degree of risk. See “Types of Investments and Related Risks.” Shares will not be listed on any national securities exchange.

Management Fee. The Fund pays the Adviser a management fee at the annual rate of 1.25% of the Fund’s average daily NAV (the “Management Fee”). The Management Fee is calculated and payable monthly in arrears. See “Management Fee.”

Investment Minimums and Eligibility. The minimum initial investment for Class A Shares and Class D Shares is $2,500 and the minimum additional investment in the Fund by any investor is $500. The minimum initial investment for Class I Shares is $1,000,000 per account, except that the minimum investment may be modified for certain financial firms that submit orders on behalf of their customers, the Trustees and certain employees and their extended family members of the Adviser and its affiliates. There is no minimum subsequent investment amount for Class I Shares. The Fund reserves the right to waive investment minimums. The Distributor and/or any Selling Agent may impose eligibility requirements for investors who purchase Shares through the Distributor or such Selling Agent.

Investors may only purchase Class I Shares through the Distributor or through a registered investment adviser (a “RIA”) that has entered into an arrangement with the Distributor for such RIA to offer Class I Shares in conjunction with a “wrap” fee, asset allocation or other managed asset program sponsored by such RIA. The Distributor and/or any such RIA may also impose eligibility requirements for investors who purchase Class I Shares from the Distributor through such RIA.

The Fund is an interval fund (as defined below) pursuant to which it, subject to applicable law, will conduct quarterly repurchase offers for between 5% and 25% of the Fund’s outstanding Shares at NAV. In connection with any given quarterly repurchase offer, the Fund currently intends to repurchase 5% of its outstanding Shares. It is possible that a repurchase offer may be oversubscribed, with the result that shareholders may only be able to have a portion of their Shares repurchased. The Fund does not currently intend to list its Shares for trading on any national securities exchange. The Shares are, therefore, not readily marketable. Even though the Fund will make quarterly repurchase offers to repurchase a portion of the Shares to provide liquidity to shareholders, you should consider the Shares to have limited liquidity. The Fund intends to make its first repurchase offer in December 2025.

Notification of each quarterly repurchase offer is made available to shareholders at least 21 calendar days, but no more than 42 calendar days, before the “Repurchase Request Deadline” (typically March 15, June 15, September 15, and December 15). The NAV will be calculated no later than the “Repurchase Pricing Date,” which will be no later than 14 calendar days after the Repurchase Request Deadline, or the next business day if the fourteenth day is not a business day. The Fund will distribute payment to shareholders within seven calendar days after the Repurchase Pricing Date. See “Repurchases of Shares.”

Investing in the Shares may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. See “Other Risks” beginning on page 23 to read about the risks you should consider before buying the Shares, including the risk of leverage.

•	The Shares will not be publicly traded and you should not expect to be able to sell your Shares regardless of how we perform.

•	The Shares are not currently listed on any securities exchange, and we do not expect a secondary market in the Shares to develop in the foreseeable future, if ever.

•	The Fund intends to provide liquidity through quarterly offers to repurchase a limited amount of the Fund’s Shares (expected to be 5% of the Fund’s Shares outstanding per quarter). See “Repurchases of Shares.”

•	An investment in the Shares is not suitable for investors that require short-term liquidity. See “Repurchases of Shares.”

•	Because you will be unable to sell your Shares through a securities exchange, you will be unable to reduce your exposure on any market downturn.

•	A portion or all of any distribution paid by the Fund may consist of a return of capital.

•	The Fund may pay distributions in significant part from sources that may not be available in the future and that are unrelated to the Fund’s performance, such as from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment. Any capital returned to Shareholders through distributions will be distributed after the accrual of fees and expenses.

•	The amount of distributions that the Fund may pay, if any, is uncertain.

•	An investor in Class A Shares will pay a sales load of up to 3.50% and is expected to pay offering expenses in the amount of 0.35% on the amount it invests. If you pay the maximum aggregate 3.50% for sales load and the expected offering expenses, you must experience a total return on your net investment of 4.00% in order to recover these expenses.

•	Leverage may be used up to the regulatory limit to fund investments and to manage timing issues in connection with the acquisition of the Fund’s investments (e.g., to provide the Fund with temporary liquidity to acquire investments in advance of the Fund’s receipt of redemption proceeds from other investments). See “Leverage” on page 6 and “Types of Investments and Related Risks — Investment Related Risks — Leverage Utilized by the Fund” on page 17.

This Prospectus concisely provides the information that a prospective investor should know about the Fund before investing. You are advised to read this Prospectus carefully and to retain it for future reference. Additional information about the Fund, including a statement of additional information (“SAI”) dated July 10, 2025, has been filed with the Securities and Exchange Commission (“SEC”). The SAI is available upon request and without charge by writing to the Fund at c/o iDirect Private Credit Advisors, LLC, 60 East 42nd Street, New York, New York 10165 or by calling (212) 994-7400. The SAI, and other information about the Fund, is also available on the SEC’s website (http://www.sec.gov). The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link.

The Fund is relying on exemptive relief to, among other things, (i) designate multiple classes of Shares; (ii) impose on certain of the classes an early withdrawal charge and schedule waivers of such; and (iii) impose class specific annual asset-based distribution fees on the assets of the various classes of Shares to be used to pay for expenses incurred in fostering the distribution of the Shares of the particular class. Under the exemptive relief, the Fund and/or the Adviser are required to comply with certain regulations that would not otherwise apply.

The Shareholder Reports will be made available on the Fund’s website, (www.idirectinvestments.com) and on the SEC’s website (http://www.sec.gov).

Shares are not deposits or obligations of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and Shares are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained in this Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer of Shares in any state or other jurisdiction where the offer is not permitted.

iCapital Markets LLC

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1

SUMMARY OF FEES AND EXPENSES	11

FINANCIAL HIGHLIGHTS	12

THE FUND	12

USE OF PROCEEDS	13

INVESTMENT PROGRAM	13

TYPES OF INVESTMENTS AND RELATED RISKS	16

OTHER RISKS	23

LIMITS OF RISK DISCLOSURES	25

MANAGEMENT OF THE FUND	25

FUND EXPENSES	26

MANAGEMENT FEE	29

CALCULATION OF NET ASSET VALUE	29

CONFLICTS OF INTEREST	30

PURCHASES OF SHARES	32

REPURCHASES OF SHARES	33

VOTING	35

TAX ASPECTS	35

ERISA CONSIDERATIONS	44

PLAN OF DISTRIBUTION	44

DISTRIBUTION POLICY	45

ADDITIONAL INFORMATION ABOUT THE FUND	46

INQUIRIES	47

i

PROSPECTUS SUMMARY

THE FUND

iDirect Private Credit Fund (the “Fund”) is a newly formed Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company that is operated as an interval fund. The Fund was initially organized as a Delaware limited partnership on May 7, 2024, commencing operations as a private fund on November 19, 2024. The Fund converted by operation of law into a Delaware statutory trust on June 25, 2025. Prior to filing its registration statement on Form N-2, the Fund relied on Section 3(c)(7) of the 1940 Act for its exemption from registration as an investment company under the 1940 Act.

The Fund offers three separate classes of shares of beneficial interest (“Shares”) designated as Class A (“Class A Shares”), Class D (“Class D Shares”) and Class I (“Class I Shares”).

Class A Shares, Class D Shares and Class I Shares are subject to different fees and expenses. The Fund may offer additional classes of Shares in the future.

INVESTMENT PROGRAM

The Fund’s investment objective is to seek attractive risk-adjusted returns with a focus on current income. The Fund will invest at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in private middle-market credit instruments, including direct lending investments (including first lien and unitranche loans and, to a lesser extent, second lien loans and mezzanine debt) (“Direct Loan Interests”) sourced by the Core Managers (as defined below), and to a lesser extent business development companies (“BDCs”), private credit funds, and the debt and equity tranches of collateralized loan obligations (“CLOs”) that are sponsored or managed by the Core Managers (collectively, “Investment Vehicle Interests,” and, together with the Direct Loan Interests, “Investment Interests”). The “Core Managers” are Audax Management Company (NY), LLC or an affiliate (collectively, “Audax Private Debt”), Bain Capital Credit, LP or an affiliate (collectively, “Bain Capital Credit”), and Charlesbank Capital Partners, LLC or an affiliate (collectively, “Charlesbank Credit”). The Fund intends to (i) invest approximately 90% of its assets in Investment Interests; (ii) allocate approximately one-third of the value of its Investment Interests sourced by, or sponsored or managed by, each Core Manager; and (iii) invest approximately 10% of its assets in more liquid securities for cash management purposes. The Fund will not, determined at the time an investment is made: (i) allocate more than 2.5% of the Fund’s total assets in a single Direct Loan Interest; (ii) allocate more than 15% of the Fund’s total assets in any single Investment Interest; and (iii) seek to allocate substantially more than one-third of the Fund’s total assets in Investment Investments sourced by, or sponsored or managed by, each Core Manager. The Fund may invest up to 15% of its net assets in equity interests of hedge funds, private equity funds and private credit funds (including indirect investments therein through collateralized fund obligations) that rely on Sections 3(c)(1) or 3(c)(7) of the 1940 Act, which will be measured at the time that the Fund makes a new commitment to such a fund.

The Fund may invest in other liquid credit instruments, money market or similar interests solely for maintaining liquidity. The Fund may at any time determine not to allocate its assets in Investment Interests sourced by, or sponsored or managed by, the Core Managers and, instead, may determine to allocate its assets to Investment Interests sourced by, or sponsored or managed by, other managers.

iDirect Private Credit Advisors, LLC (the “Adviser”), the Fund’s investment adviser, believes that the Fund’s investment program will offer exposure to middle-market private credit investments made in Investment Interests sourced by, or sponsored or managed by, Audax Private Debt, Bain Capital Credit and Charlesbank Credit. The combination of these highly experienced Core Managers is intended to deliver complementary exposure across middle-market private credit investments with an emphasis on senior secured loans. The term “middle market” refers to companies generating between $10 million and $100 million of earnings before interest, taxes, depreciation, and amortization. However, the Fund may, from time to time, invest in larger or smaller companies. The investments that the Fund will focus on will generally be comprised of (i) senior debt with a first lien on collateral and, to a lesser degree, (ii) second lien, mezzanine debt and other junior debt securities. Together, the Core Managers boast 75 years of experience with over 250 dedicated credit investment professionals based in 10 offices globally.

1

Audax Private Debt offers investors a variety of credit-oriented investment strategies that seeks to take advantage of higher yields available in the U.S. middle market. Since Audax Private Debt’s founding 25 years ago, it has raised over $38 billion of capital.[1] Audax Private Debt has consistently applied its core investment strategy and has been able to deliver attractive risk-adjusted returns to its investors through multiple economic and credit cycles. Audax Private Debt has invested over $46 billion across more than 1,300 established middle-market companies in support of over 275 private equity sponsors. As a result, Audax Private Debt has developed an extensive deal sourcing and underwriting infrastructure that it believes is unique in the industry, with a robust roster of existing private equity clients and an active sourcing effort to continuously identify new clients. Audax Private Debt’s broad deal sourcing network, comprehensive due diligence process, and the capital markets experience of its long-tenured team have resulted in attractive risk-adjusted performance across its funds.

Bain Capital Credit was established in 1998 and had approximately $74.5 billion in assets under management as of December 31, 2024. To date, Bain Capital Credit has invested across the credit and fixed income universe, including performing and distressed bank loans, high yield bonds, debtor-in-possession loans, global direct lending, mezzanine debt and other junior securities, structured products, credit-based equities and other investments. Bain Capital Credit has invested over $25 billion in the Global Direct Lending and Middle Market Credit Strategies since 1998 and has an extensive track record as a lender in the middle market. Bain Capital Credit engages in a broad range of activities, including investment activities for its own account and for the account of other investment funds or accounts, and provides investment banking, advisory, management and other services to funds and operating companies.

Charlesbank Credit was established in 2016 to pursue opportunistic credit investments with a focus on the U.S. middle market. Since inception, the platform has invested across more than 170 credit investments, drawing on Charlesbank’s long-standing private equity heritage and integrated investment team. Charlesbank Credit employs a flexible mandate with a focus on secured debt across both primary originations and secondary loan market opportunities. The team seeks to invest in mispriced or misunderstood credit situations, leveraging the firm’s deep pattern recognition, thematic sector research, and proprietary diligence infrastructure. With a strong track record across cycles, differentiated sourcing capabilities, and the ability to navigate complex capital structures, Charlesbank Credit is well-positioned to identify compelling investment opportunities in the underserved middle market. The credit platform is fully integrated within Charlesbank Capital Partners, a private investment firm with a 27-year history and over $20B in assets under management as of March 31, 2025.

The Core Managers are not sponsors, promoters, advisers or affiliates of the Fund. There is no agreement or understanding between the Core Managers and the Adviser regarding the management of the investment program of the Fund, and the Core Managers have no role in the Adviser’s investment process, including assessing, diligencing or approving the Fund’s participation in any specific Direct Loan Interest. Past performance of Investment Interests sourced by, or sponsored or managed by, the Core Managers is not indicative of future results.

Investment Philosophy. The Adviser believes that the Fund’s strategy creates an opportunity for shareholders to practicably gain exposure to an asset class that may earn attractive risk-adjusted returns. Investing in Investment Interests sourced by, or sponsored or managed by, the Core Managers that employ complementary styles and sourcing networks may reduce the volatility inherent with single manager exposure.

By investing in Investment Interests sourced by, or sponsored or managed by, the Core Managers, the Fund seeks to benefit from the investment expertise (as evidenced by their performance track records), quality of risk management systems, valuation protocols, operational programs, personnel, accounting and valuation practices and compliance programs that may be associated with successful global financial services firms with significant resources.

Investment Strategies. The principal elements of the Adviser’s investment strategies include: (i) allocating the assets of the Fund to Investment Interests sourced by, or sponsored or managed by, the Core Managers; (ii) seeking to manage the Fund’s invested level and liquidity; and (iii) seeking to manage risk through ongoing monitoring of the Fund’s portfolio.

Asset Allocation. The Adviser intends to allocate approximately one-third of the value of its Investment Interests sourced by, or sponsored or managed by, each Core Manager, although such allocation may vary from time to time.

Direct Loan Interests. By investing in the Fund, shareholders will have exposure to Direct Loan Interests. Each of the Core Managers has agreed to provide information to the Fund of the type and scope (and with the same frequency) that each Core Manager customarily provides to their large institutional investors, as well as to provide certain valuation, marketing and relationship management support services to the Adviser. By investing in the Fund, shareholders may also have exposure to direct loan investments that are sourced by managers other than the Core Managers.

1 Capital raised across Audax Private Debt includes $19 billion of existing/anticipated leverage on certain Private Debt vehicles and does not include withdrawals and redemptions from certain open-end funds/accounts.

2

Investment Vehicles. The Fund intends to invest up to 20% of its assets into non-traded BDCs, as well as private credit funds and the debt and equity tranches of CLOs, managed by Audax Private Debt and Bain Capital Credit that predominately invest in middle-market debt. The non-traded BDCs typically invest in and lend to medium-sized private and certain public companies that may not have access to public equity or debt markets for capital raising. At least 70% of a BDC’s investments must be made in private and certain public U.S. businesses, and BDCs are required to make available significant managerial assistance to their portfolio companies. CLOs are collateralized by a portfolio consisting primarily of U.S. first lien, floating rate senior secured loans with a large number of distinct underlying borrowers across various industry sectors and ratings that are below investment grade. The CLOs have tranches that can be unrated or rated below investment grade and considered speculative with respect to timely payment of interest and repayment of principal.

Deployment Strategy. The Adviser intends to deploy the Fund’s assets in such a manner so as to minimize the “cash drag” on the Fund’s returns as compared to its invested capital. Cash drag refers to the opportunity cost of a fund holding a portion of its assets in cash and cash equivalents to meet unfunded obligations (if applicable), take advantage of future investment opportunities, or provide potential liquidity to shareholders. The Adviser intends to manage the Fund’s deployment strategy with a view towards balancing liquidity while maintaining a high invested level. The Fund will retain cash and cash equivalents in sufficient amounts to satisfy funding obligations from Investment Interests.

The deployment strategy will take into account anticipated Fund-level cash flows, such as those relating to new subscriptions, repurchases, and any distributions made to shareholders that are not reinvested. To forecast underlying cash flows, the Adviser will utilize a proprietary model that incorporates historical data, actual observations, insights from the Core Managers and projections made by the Adviser.

Direct Loans. The Fund intends to invest approximately 70% of its assets into Direct Loan Interests on a deal-by-deal basis. These relationships will permit the Fund to make private credit investments alongside the flagship private credit strategies sponsored or managed by the Core Managers. The Adviser will have discretion over the selection and sizing of each Direct Loan Interest. Once offered, a Core Manager will have no role in diligencing, assessing or approving the Fund’s participation in any specific Direct Loan Interest.

Risk Management. The long-term nature of private credit investments requires ongoing risk management. The Adviser will seek to maintain close contact with the Core Managers and to monitor the performance of Investment Interests in the Fund. The Adviser will also monitor the performance of material direct loan investments that are sourced by managers other than the Core Managers. In particular, the Adviser will seek to: track operating information and other pertinent details; participate in periodic conference calls with Core Managers and onsite visits where appropriate; review audited and unaudited financial reports; and monitor turnover in senior personnel and changes in policies.

The Adviser will seek to use a range of techniques to reduce the risk associated with the deployment strategy. These techniques may include, without limitation:

●      Actively managing cash and liquid assets;

●      Seeking to establish credit lines to provide additional liquidity; and

●      Modeling and actively monitoring both Fund-level and underlying cash flows.

The Fund intends to invest approximately 10% of its assets in more liquid securities for cash management purposes.

Investment Selection. The Adviser seeks to invest the Fund’s assets targeted in the highest quality investments available. Potential investments are individually evaluated by the Adviser’s and its affiliates’ investment professionals using its selection process. The Adviser may invest the Fund’s assets in Investment Interests that engage in investment styles other than those described in this Prospectus, and may sell the Fund’s portfolio holdings at any time.

3

Due Diligence. The Adviser and its investment personnel use a range of resources to identify promising investment opportunities presented to the Fund.

The due diligence process includes a qualitative and quantitative evaluation, and risk reward analysis in the context of the Fund’s objectives and constraints. The due diligence process is led by at least one portfolio manager and supported by investment professionals. The deal team screens each direct loan opportunity by reviewing the information made available by the associated Core Manager. If the deal team believes that the Direct Loan Interest opportunity is compelling after screening, the deal team then pursues detailed diligence which may consist of question-and-answer sessions with the associated Core Manager and additional research including third-party reference calls. In conjunction, tax treatment and legal terms are also considered. The deal team then decides whether to present the Direct Loan Interest opportunity to the Fund’s portfolio managers. If presented and approved, the appropriate sizing for the Fund is then determined.

In selecting Direct Loan Interests, the Adviser will review a number factors before making an investment decision which often includes: historical financial information and projected results; industry information and the company’s positioning; business strategy and potential for sustainability; quality of the management team; quality of the lead equity sponsor; ability to service interest payments; leverage levels; capital structure; refinancing schedule; comparable company metrics; previous transactions of similar companies; and analysis of third-party business consulting, legal and accounting firms.

The Adviser may also incorporate a general macro overlay. Examples of factors that could be considered include the supply of capital available for investments (based on fundraising) compared to the likely supply of investment opportunities; geographic-specific developments; regulatory and political conditions; and demographic and technological trends.

RISK FACTORS

An investment in the Fund involves a high degree of risk and may involve loss of capital, up to the entire amount of a shareholder’s investment. Other risks include:

●      Although the Fund intends to implement a quarterly share repurchase program, there is no guarantee that an investor will be able to sell all of the Shares that the investor desires to sell. The Fund should therefore be considered to offer limited liquidity.

●      The Fund’s distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment. Any capital returned to shareholders through distributions will be distributed after payment of fees and expenses, as well as any applicable sales load.

●      Because loans are not typically registered under the federal securities laws like stocks and bonds, investors in loans have less protection against improper practices than investors in registered securities.

●      The Fund’s investments in securities and other obligations of companies that are experiencing distress involve a substantial degree of risk, require a high level of analytical sophistication for successful investment and require active monitoring.

●      Below investment grade instruments (also known as “junk bonds”) have predominantly speculative characteristics and may be particularly susceptible to economic downturns, which could cause losses.

●      Certain investments may be exposed to the credit risk of the counterparties with whom the Fund deals.

●      The valuation of securities or instruments that lack a central trading place (such as fixed-income securities or instruments) may carry greater risk than those that trade on an exchange.

●      Investments in BDCs may be subject to a high degree of risk. BDCs typically invest in small and medium-sized private and certain public companies that may not have access to public equity or debt markets for capital raising. As a result, a BDC’s portfolio typically will include a substantial amount of securities purchased in private placements, and its portfolio may carry risks similar to those of a private equity or venture capital fund.

●      The Fund’s performance depends upon the performance of the Investment Interests sourced by, or sponsored or managed by, the Core Managers and selected styles, the adherence by such Core Managers to such selected styles, the instruments used by such Core Managers and the Adviser’s ability to effectively allocate Fund assets among Investment Interests sourced by, or sponsored or managed by, the Core Managers.

4

●      Subject to the limitations and restrictions of the 1940 Act, the Fund may use leverage by borrowing money for investment purposes, to satisfy repurchase requests and for other temporary purposes, which may increase the Fund’s volatility. Leverage is a speculative technique that exposes the Fund to greater risk and higher costs than if it were not implemented. The Fund will have to pay interest on its borrowings, which may reduce the Fund’s current income.

●      The Fund is exposed to risks associated with changes in interest rates.

●      Shareholders may effectively bear two layers of expenses: expenses of the Fund and indirect expenses, if any, of the Investment Interests.

●      Fund shareholders will have no right to receive information about the Investment Interests and will have no recourse against Investment Interests.

●      The Fund and its Investment Interests are subject to risks associated with legal and regulatory changes applicable to the private credit industry.

●      The Fund intends to qualify as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), but may be subject to substantial tax liabilities if it fails to so qualify.

●      The Fund is a newly organized, non-diversified, closed-end investment company with limited operating history.

●      The Fund is subject to, and invests in Investment Vehicles that are subject to, risks associated with legal and regulatory changes applicable to private credit investments.

●      The Fund may allocate substantially all of its assets to Investment Interests that follow a particular type of style, which may expose the Fund to the risks of that style.

●      Collateralized loan obligations (“CLOs”) may present risks similar to those of other types of debt obligations and, in fact, such risks may be of greater significance in the case of CLOs depending upon the Fund’s ranking in the capital structure. In certain cases, losses may equal the total amount of the Fund’s principal investment. Investments in structured vehicles, including equity and junior debt securities issued by CLOs, involve risks, including credit risk and market risk.

●      A large percentage of the securities in which the Fund invests will not have a readily ascertainable market price and will be fair valued by the Adviser. The Direct Loan Interests will be priced by the Adviser in the absence of a readily available market and may be priced based on determinations of fair value, which may prove to be inaccurate. The Fund and the Adviser may use independent pricing services to assist in calculating the value of the Fund’s securities, including illiquid investments. Additionally, in consideration for a fee based on the Fund’s average net assets, each of the Core Managers has agreed to provide the Fund with certain reporting and information that the Adviser intends to utilize to assist the Adviser with valuing the Direct Loan Interests. The factors and methodologies used for the valuation of such securities are not necessarily an indication of the risks associated with investing in those securities nor can it be assured that the Fund can realize the fair value assigned to a security if it were to sell the security. A Direct Loan Interest’s valuation information could also be inaccurate due to fraudulent activity, misvaluation or inadvertent error. The Fund may not uncover errors in valuation for a significant period of time, if ever.

●      There is no market exchange available for Shares of the Fund thereby making them illiquid and difficult to dispose of.

●      The Fund will allocate to Investment Vehicles, which may result in indirect expenses, such as asset-based fees and incentive fees, that may be higher than those of other types of securities.

●      The Fund is registered as an investment company under the 1940 Act, which limits its investment flexibility compared to a fund that is not so registered.

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●      Each of the Core Manager’s personnel have no role in the Adviser’s investment process. Because the Fund allocates assets mainly to private credit investments sourced by, or sponsored or managed by, the Core Managers, the Core Managers’ economic interest in the Adviser may create an incentive for the Adviser to favor the interests of the Core Managers over the interests of the Fund in the assessment and selection of Investment Interests, the negotiation of terms, and the exercise of the Fund’s rights in Investment Interests sourced by, or sponsored or managed by, the Core Managers in order to benefit the Core Managers economically. However, the Core Managers have non-voting interests in the Adviser, have no discretion to select investments on behalf of the Fund and are unable to control or direct the operations of the Adviser, thereby mitigating the potential conflicts of interest. iCapital (as defined below) and/or its affiliates may advise and/or administer other funds that may allocate to Investment Interests sourced by, or sponsored or managed by, a Core Manager or have other relationships with a Core Manager, which may also give rise to a conflict of interest. The Adviser’s investment controls and policies and procedures may help mitigate these potential conflicts of interest.

●      The Fund is non-diversified, which means it is permitted to invest a greater portion of its assets in a smaller number of issuers than a “diversified” fund. For this reason, the Fund may be more exposed to the risks associated with and developments affecting an individual issuer than a fund that invests more widely. The Fund may also be subject to greater market fluctuation and price volatility than a more broadly diversified fund.

Accordingly, the Fund should be considered a speculative investment that entails substantial risks, and a prospective investor should invest in the Fund only if it can sustain a complete loss of its investment. See “Types of Investments and Related Risks.”

LEVERAGE

The Fund may borrow money in connection with its investment activities — i.e., the Fund may utilize leverage. Specifically, the Fund may borrow money through a credit facility or other arrangements to fund investments in Investment Interests up to the limits of the Asset Coverage Requirement (as defined below). The Fund may also borrow money through a credit facility or other arrangements to manage timing issues in connection with the acquisition of its investments (e.g., to provide the Fund with temporary liquidity to acquire investments in Investment Interests in advance of the Fund’s receipt of redemption proceeds from another Investment Interest).

The use of leverage is speculative and involves certain risks. Although leverage will increase the Fund’s investment return if the Fund’s interest in an Investment Interest purchased with borrowed funds earns a greater return than the interest expense the Fund pays for the use of those funds, the use of leverage will decrease the return on the Fund if the Fund fails to earn as much on its investment purchased with borrowed funds as it pays for the use of those funds. The use of leverage will in this way magnify the volatility of changes in the value of an investment in the Fund, especially in times of a “credit crunch” or during general market turmoil. The Fund may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit; either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, a lender to the Fund may terminate or refuse to renew any credit facility into which the Fund has entered. If the Fund is unable to access additional credit, it may be forced to sell its Investment Interests at inopportune times, which may further depress the returns of the Fund.

The 1940 Act’s “Asset Coverage Requirement” requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness. This requirement means that the value of the investment company’s total indebtedness may not exceed one third of the value of its total assets (including the indebtedness). The 1940 Act also requires that dividends may not be declared if this Asset Coverage Requirement is breached under certain circumstances. See “Types of Investments and Related Risks — Investment Related Risks — Leverage Utilized by the Fund.”

DISTRIBUTIONS

Distributions will be paid at least quarterly on the Shares in amounts representing substantially all of the net investment income and at least annually based on the net capital gains, if any, earned each year.

Each shareholder whose Shares are registered in its own name will automatically be a participant under the dividend reinvestment plan established by the Fund (the “DRIP”), and have all income dividends and/or capital gains distributions automatically reinvested in Shares unless such shareholder specifically elects to receive all income, dividends and/or capital gain distributions in cash.

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THE OFFERING	The Fund is offering its Shares on a daily basis. Class A Shares are offered at the then-current NAV per Share as of the date on which the purchase order is accepted, plus any applicable sales load. Class I Shares are offered at the then-current NAV per Share as of the date on which the purchase order is accepted. Class D Shares and Class I Shares are offered without a sales load.

BOARD OF TRUSTEES	The Fund has a Board of Trustees (each member a “Trustee” and, collectively, the “Board”) that has overall responsibility for monitoring and overseeing the Fund’s investment program and its management and operations. A majority of the Trustees are not “interested persons” (as defined by the 1940 Act) of the Fund or the Adviser. See “Management of the Fund.”

THE ADVISER

iDirect Private Credit Advisors, LLC serves as the Fund’s investment adviser.

The Adviser, a registered investment adviser, is an indirect subsidiary of Institutional Capital Network, Inc. (“iCapital”). iCapital is a financial technology company that provides tech-based solutions for advisors, their high-net-worth client base, asset managers, and banks. It is assisted in this task by affiliates including a registered investment adviser, iCapital Advisors, LLC, that provides investment advisory services and investment administration to privately offered funds, and a registered broker-dealer that provides a range of broker-dealer services, including private placement of securities and distribution of the Fund’s shares. The Adviser is a Delaware limited liability company formed in 2024 that provides advisory services to the Fund, which is its only client. As of March 31, 2025, iCapital had total platform assets of $228 billion, including $35 billion in international platform assets. Each Core Manager capitalized and owns economically between 10.38% and 14.24% of the Adviser (with no voting rights). iDirect PC Holdings LLC (“iDirect PC Holdings”), a wholly owned subsidiary of iCapital, capitalized and is the majority unitholder of the Adviser (with 100% of the voting rights). iDirect PC Holdings is solely responsible for the management and day to day operations of the Adviser.

The Fund and the Adviser have entered into an investment management agreement (the “Investment Advisory Agreement”) that has an initial term expiring two years after its effective date. Thereafter, the Investment Advisory Agreement will continue in effect from year to year if its continuation is approved annually by the Board. The Board, or the Fund’s shareholders, may terminate the Investment Advisory Agreement on 60 days’ prior written notice to the Adviser.

MANAGEMENT FEE	In consideration of the advisory and other services provided by the Adviser to the Fund, the Fund pays the Adviser a management fee at the annual rate of 1.25% of the Fund’s average daily NAV (the “Management Fee”). The Management Fee is calculated and payable monthly in arrears. See “Management Fee.”

FEES AND EXPENSES	The Fund will bear all expenses incurred in the business of the Fund, including any charges, allocations and fees to which the Fund is subject as an investor in the Investment Interests. The Fund will also bear certain ongoing offering costs associated with the Fund’s continuous offering of Shares. The Fund, by investing in the Investment Vehicles, will indirectly bear its pro rata share of the expenses incurred in the business of the Investment Vehicles. There will be no direct or indirect payments from a Core Manager to the Adviser or to any third party, pursuant to any agreement or understanding, that are used to offset any expenses of the Fund. See “Summary of Fees and Expenses” and “Fund Expenses.”

DISTRIBUTION OF SHARES

Under the terms of a distribution agreement (the “Distribution Agreement”) with iCapital Markets LLC (the “Distributor”), the Distributor will directly distribute Shares to investors. The Distributor is authorized to retain brokers, dealers and certain financial advisors for distribution services and to provide ongoing investor services and account maintenance services to shareholders. The Fund will pay a monthly fee out of the net assets of Class A Shares and Class D Shares at the annual rates of 0.75% and 0.15% of the aggregate NAV of Class A Shares and Class D Shares, respectively, determined and accrued based on the average daily NAV of the Fund’s Class A Shares and Class D Shares, respectively (before any repurchases of Shares) (the “Distribution and Servicing Fee”). The Fund will not pay any fee to the Distributor with respect to the distribution of Class I Shares.

The Distributor will pay various Selling Agents compensation out of the Distribution and Servicing Fee, which they will use to compensate their brokerage representatives for Class A Shares and Class D Shares sales and support. Selling Agents may charge an additional one-time sales load, assessed at the time of purchase, on Class A Shares, up to a maximum of 3.50% of the investment amount.

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The Distribution and Servicing Fee is charged on an aggregate Class-wide basis, and Class A and Class D shareholders will be subject to the Distribution and Servicing Fee as long as they hold their Class A Shares or Class D Shares. Each compensated broker, dealer or other financial advisor is paid by the Distributor based on the aggregate NAV of outstanding Class A Shares and Class D Shares held by shareholders that receive services from such broker, dealer or other financial advisor.

The Distributor may directly distribute Class A Shares and Class D Shares to investors, and for such directly distributed shares, will retain all or a portion of the Distribution and Servicing Fee to compensate its brokerage representatives for their Class A Shares and Class D Shares sales and support.

The Adviser may pay additional compensation out of its own resources (i.e., not Fund assets) to certain brokers and dealers that have agreed to participate in the distribution of the Fund’s Shares and other intermediaries, including the Distributor, for sales and wholesaling support, and also for other services including due diligence support, account maintenance, provision of information and support services.

EXPENSE LIMITATION AGREEMENT	The Adviser has contractually entered into an “Expense Limitation and Reimbursement Agreement” with the Fund to limit until one year from the date of this Prospectus (the “Limitation Period”) the amount of “Specified Expenses” (as described herein) borne by the Fund in respect of Class A Shares, Class D Shares and Class I Shares during the Limitation Period to an amount not to exceed 0.50% per annum of the Fund’s average daily net assets attributable to such Class (the “Expense Cap”). “Specified Expenses” is defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses: (i) the Management Fee, Distribution and Servicing Fees and Investment Interest expenses (which consist of any costs or expenses in connection with the Fund’s acquisition of, or admission to, the Investment Interests (including transaction costs and legal costs associated with the Investment Interests) and any ongoing costs and expenses of the Investment Interests that are passed through to the Fund (i.e., acquired fund fees and expenses)); (ii) interest expenses and related borrowing costs incurred by the Fund; (iii) other investment-related expenses of the Fund (including financing, commitment, origination and other similar fees and expenses); (iv) taxes; and (v) litigation and other extraordinary expenses. The Adviser may extend the Limitation Period for the Fund on an annual basis. To the extent that Specified Expenses in respect of any Class of Shares for any month exceed the Expense Cap applicable to a Class of Shares, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess. To the extent that the Adviser bears Specified Expenses in respect of a Class of Shares, it is permitted to receive reimbursement for any expense amounts previously paid or borne by the Adviser, for a period not to exceed three years from the date on which such expenses were paid or borne by the Adviser, even if such reimbursement occurs after the termination of the Limitation Period, provided that the Specified Expenses in respect of the applicable Class of Shares have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of Specified Expenses in respect of a Class of Shares in the month the reimbursement is being made to a level that exceeds the Expense Cap at the time of such reimbursement or the Expense Cap in place at the time the expense amounts were previously paid or borne by the Adviser (whichever is lower).

CONFLICTS OF INTEREST	The Adviser, the Core Managers and their respective affiliates may conduct investment activities for their own accounts and other accounts they manage that may give rise to conflicts of interest that may be disadvantageous to the Fund. See “Conflicts of Interest.”

PURCHASE OF SHARES

The Fund’s Shares are offered on a daily basis. Shares are being offered through the Distributor at an offering price equal to the Fund’s then-current NAV per Share, plus any applicable sales load. Please see “Plan of Distribution” on page 44 for purchase instructions and additional information.

The minimum initial investment in the Fund by an investor is $2,500 for Class A Shares and Class D Shares and $1,000,000 for Class I Shares. Additional investments in the Fund must be made in a minimum amount of $500 for Class A Shares and Class D Shares. There is no minimum investment amount for additional investments in Class I Shares. The Fund reserves the right to waive investment minimums.

The Fund reserves the right to reject any purchase of Shares in certain limited circumstances (including, without limitation, when it has reason to believe that a purchase of Shares would be unlawful). Unless otherwise required by applicable law, any amount received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective investor. See “Other Risks — Possible Exclusion of a Shareholder Based on Certain Detrimental Effects.”

ELIGIBILITY	The Distributor and/or any Selling Agent may impose eligibility requirements on investors who purchase Shares through the Distributor or such Selling Agent.

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The Distributor or any RIA who offers Class I Shares may impose eligibility requirements on investors who purchase Class I Shares from the Distributor through such RIA.

INVESTOR SUITABILITY

An investment in the Fund involves a considerable amount of risk. A shareholder may lose money. Before making an investment decision, a prospective investor should (i) consider the suitability of this investment with respect to the investor’s investment objectives and personal situation and (ii) consider factors such as the investor’s personal net worth, income, age, risk tolerance and liquidity needs. The Fund is an illiquid investment. Shareholders have no right to require the Fund to redeem their Shares in the Fund. See “Other Risks — Closed-End Fund; Liquidity Risks.”

In addition, shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly. See “Repurchases of Shares — Repurchases.”

VALUATION

The Fund calculates its NAV as of the close of business each business day and at such other times as the Board shall determine (each, a “Determination Date”). In determining its NAV, the Fund values its investments as of the relevant Determination Date. The NAV of the Fund equals, unless otherwise noted, the value of the total assets of the Fund, less all of its liabilities, including accrued fees and expenses, each determined as of the relevant Determination Date.

The NAV of each share class is calculated separately based on the fees and expenses applicable to each class. Because of differing class fees and expenses and different starting NAV per share, the per share NAV of the classes will vary over time. The Board has designated the Adviser as the Fund’s valuation designee for purposes of Rule 2a-5 under the 1940 Act. The Adviser oversees the valuation of the Fund’s investments on behalf of the Fund. The Board approved valuation procedures for the Adviser (the “Valuation Procedures”). The Board is responsible for ensuring that the Valuation Procedures are fair to the Fund and consistent with applicable regulatory guidelines.

The Valuation Procedures provide that the Adviser will value the Fund’s investments in Investment Interests at fair value unless market quotations are “readily available” as defined in the 1940 Act.

UNLISTED CLOSED-END STRUCTURE; LIMITED LIQUIDITY

The Fund has been organized as a closed-end management investment company. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis. To meet daily redemption requests, mutual funds are subject to more stringent regulatory limitations than closed-end funds.

To provide some liquidity to shareholders, the Fund will be structured as an “interval fund” and conduct quarterly repurchase offers for a limited amount of the Fund’s Shares (at least 5%). An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Shares and should be viewed as a long-term investment. See “Other Risks — Closed-End Fund; Liquidity Risks.”

REPURCHASES OF SHARES BY THE FUND

No shareholder has the right to require the Fund to redeem his, her or its Shares. To provide shareholders with limited liquidity, the Fund is structured as an interval fund and intends to conduct quarterly offers at NAV to repurchase between 5% and 25% of outstanding Shares, pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). In connection with any given quarterly repurchase offer, the Fund currently intends to repurchase 5% of its outstanding Shares. Quarterly repurchases will occur in the months of March, June, September, and December. The offer to purchase Shares is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). A shareholder notification will be made available to shareholders at least 21 calendar days, but no more than 42 calendar days, before the “Repurchase Request Deadline” (typically March 15, June 15, September 15, and December 15). The NAV will be calculated no later than the “Repurchase Pricing Date,” which will be no later than 14 calendar days after the Repurchase Request Deadline, or the next business day if the fourteenth day is not a business day. The Fund will distribute payment to shareholders within seven calendar days after the Repurchase Pricing Date. The Fund’s repurchase offers may subject the Fund and shareholders to special risks.

See “Repurchases of Shares — No Right of Redemption” and “— Repurchases.”

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SUMMARY OF TAXATION

The Fund intends to elect to be treated, and to qualify annually, as a RIC under Subchapter M of the Code. For each taxable year that the Fund so qualifies, the Fund will generally not be subject to U.S. federal income tax on its taxable income and gains that it distributes as dividends for U.S. federal income tax purposes to Fund shareholders. The Fund intends to distribute its income and gains in a way that it should not be subject to an entity-level income tax on certain undistributed amounts. These distributions generally will be taxable as ordinary income or capital gains to the shareholders, whether or not they are reinvested in Shares. U.S. federally tax-exempt investors generally will not recognize unrelated business taxable income with respect to an investment in Shares as long as they do not borrow to make such investment.

If the Fund fails to qualify as a RIC or fails to distribute dividends for U.S. federal income tax purposes generally of an amount at least equal to 90% of the sum of its net ordinary income and net short-term capital gains to shareholders in any taxable year, the Fund would be subject to tax as an ordinary corporation on its taxable income (even if such income and gains were distributed to its shareholders) and all distributions out of earnings and profits to shareholders generally would be characterized as ordinary dividend income. In addition, the Fund could be required to recognize unrealized gains, incur substantial entity-level taxes and make certain distributions (which could be subject to interest charges) before requalifying for taxation as a RIC.

A shareholder that is not subject to U.S. federal income tax on its income as a result of an exemption accorded under Section 501 of the Code generally will not be subject to tax on amounts distributed to it by the Fund, provided that such Shareholder’s acquisition of its Shares is not debt-financed within the meaning of Section 514 of the Code. The Fund will inform shareholders of the amount and character of its distributions to shareholders. See “Tax Aspects.”

The Fund intends to operate so as to be eligible to be treated as a RIC as of January 1, 2025. For the tax year ended before January 1, 2025, the Fund was taxed as a partnership for federal income tax purposes. In connection with the Fund’s intention to be treated as a RIC, the Fund has filed an election to be classified as an association taxable as a corporation for federal income tax purposes effective on January 1, 2025.

ERISA PLANS AND SIMILAR TAX- EXEMPT ENTITIES

Investors subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code, including employee benefit plans, individual retirement accounts (each, an “IRA”), and 401(k) and Keogh Plans may purchase Shares. Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be “plan assets” of such plans investing in the Fund for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and the Code. Thus, the Adviser will not be a fiduciary within the meaning of ERISA with respect to the assets of any ERISA Plan (as defined below) that becomes a shareholder, solely as a result of the ERISA Plan’s investment in the Fund. See “ERISA Considerations.”

Investors purchasing Shares through an ERISA Plan may obtain additional information regarding the plan from their plan sponsor.

REPORTS TO SHAREHOLDERS	The Fund furnishes to shareholders as soon as practicable after the end of each calendar year information on Form 1099-DIV or Form 1099-B, as appropriate, and as required by law, to assist the shareholders in preparing their tax returns. The Fund prepares, and transmits to shareholders, an unaudited semi-annual and an audited annual report within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act. Shareholders also are sent reports on at least a quarterly basis regarding the Fund’s operations during each quarter.

TERM	The Fund’s term is perpetual unless the Fund is otherwise terminated under the terms of the Fund’s organizational documents.

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SUMMARY OF FEES AND EXPENSES

The following table illustrates the fees and expenses that the Fund expects to incur and that shareholders can expect to bear directly or indirectly.

To invest in Class A Shares and Class D Shares of the Fund, a prospective investor must open a brokerage account with a Selling Agent or the Distributor. Any costs associated with opening such an account are not reflected in the following table or the examples below. Investors should contact their broker or other financial professional for more information about the costs associated with opening such an account.

	Class A	Class D	Class I
TRANSACTION FEES
Maximum sales load (percentage of purchase amount)(1)	3.50%	None	None
Maximum repurchase fee	None	None	None

ANNUAL FUND EXPENSES (as a percentage of the Fund’s net assets)(2)
Management Fee	1.25%	1.25%	1.25%
Acquired Fund Fees and Expenses(3)	0.09%	0.09%	0.09%
Interest Payments on Borrowed Funds(4)	0.20%	0.20%	0.20%
Other Expenses(5)	0.40%	0.40%	0.40%
Distribution and Servicing Fee	0.75%	0.15%	None
Total Annual Fund Expenses	2.69%	2.09%	1.94%
Expense Reimbursement(6)	0.00%	0.00%	0.00%
Total Annual Fund Expenses After Expense Reimbursement(6)	2.69%	2.09%	1.94%

(1)	Investors purchasing Class A Shares may be charged a sales load of up to 3.50% of the investment amount. The table assumes the maximum sales load is charged. The Distributor and/or a Selling Agent may, in its discretion, waive all or a portion of the sales load for certain investors. See “Plan of Distribution.”

(2)	Assumes the Fund raises $250 million in new proceeds in the first 12 months following the commencement of its public offering, totaling $500 million in Fund assets and resulting in estimated average net assets of approximately $375 million.

(3)	Represents estimated management fees (after reductions) and operating expenses (e.g., administrative, professional, and other) of investments in BDCs, money market funds and private credit funds, but excludes any carried interest or similar profit-based allocations that are paid solely on the realization and/or distribution of gains (or on the sum of such gains and unrealized appreciation of assets distributed in kind), as such fees and allocations for a particular period may be unrelated to the cost of investing in the BDC, money market fund or private credit fund. “Acquired Fund Fees and Expenses” represents an estimated amount based on the Fund’s allocation to BDCs, money market funds and private credit funds as of March 31, 2025.

(4)	These expenses represent estimated interest payments the Fund expects to incur in connection with its expected credit facility during the first 12 months of operation. See “Investment Program — Leverage.”

(5)	The amount presented in the table estimates the amounts the Fund expects to pay during the Fund’s first 12 months following the commencement of its public offering, assuming the Fund raises $250 million of new proceeds during that time. Other Expenses include the expenses associated with the DRIP.

(6)	The Adviser has contractually entered into an “Expense Limitation and Reimbursement Agreement” with the Fund to limit until one year from the date of this Prospectus the amount of “Specified Expenses” (as described herein) borne by the Fund in respect of Class A Shares, Class D Shares and Class I Shares during the Limitation Period to an amount not to exceed 0.50% per annum of the Fund’s average daily net assets attributable to such Class. “Specified Expenses” is defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses: (i) the Management Fee, Distribution and Servicing Fees and Investment Interest expenses (which consist of any costs or expenses in connection with the Fund’s acquisition of, or admission to, the Investment Interests (including transaction costs and legal costs associated with the Investment Interests) and any ongoing costs and expenses of the Investment Interests that are passed through to the Fund (i.e., acquired fund fees and expenses)); (ii) interest expenses and related borrowing costs incurred by the Fund; (iii) other investment-related expenses of the Fund (including financing, commitment, origination and other similar fees and expenses); (iv) taxes; and (v) litigation and other extraordinary expenses. The Adviser may extend the Limitation Period for the Fund on an annual basis. To the extent that Specified Expenses in respect of any Class of Shares for any month exceed the Expense Cap applicable to a Class of Shares, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess. To the extent that the Adviser bears Specified Expenses in respect of a Class of Shares, it is permitted to receive reimbursement for any expense amounts previously paid or borne by the Adviser, for a period not to exceed three years from the date on which such expenses were paid or borne by the Adviser, even if such reimbursement occurs after the termination of the Limitation Period, provided that the Specified Expenses in respect of the applicable Class of Shares have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of Specified Expenses in respect of a Class of Shares in the month the reimbursement is being made to a level that exceeds the Expense Cap at the time of such reimbursement or the Expense Cap in place at the time the expense amounts were previously paid or borne by the Adviser (whichever is lower). Additionally, the Fund will pay for organizational and initial offering expenses up to a limit of $500,000. The Adviser, or its affiliates, will bear any organizational and initial offering expenses in excess of the $500,000 limit. These contractual arrangements will remain in effect for at least one year from the effective date of the Fund’s registration statement on Form N-2 unless the Fund’s Board of Trustees approves their earlier termination.

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EXAMPLE:

You would pay the following fees and expenses on a $1,000 investment, assuming a 5% annual return:

Class A

1 year	3 years	5 years	10 years
$61	$116	$172	$327

Class D

1 year	3 years	5 years	10 years
$21	$65	$112	$242

Class I

1 year	3 years	5 years	10 years
$20	$61	$105	$226

The examples should not be considered a representation of future expenses and actual expenses may be greater or less than those shown. Moreover, the rate of return of the Fund may be greater or less than the hypothetical 5% return used in the Example.

The purpose of the table above is to assist investors in understanding the various fees and expenses shareholders will bear directly or indirectly. For a more complete description of the various fees and expenses of the Fund, see “Fund Expenses,” “Financial Highlights,” “Management Fee” and “Purchases of Shares.”

FINANCIAL HIGHLIGHTS

The Fund’s financial highlights, which have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, are incorporated by reference from the Fund’s annual report for the fiscal period ended March 31, 2025 (File No. 811-24031), as filed with the SEC on Form N-CSR on June 9, 2025 (accession no. 0001580642-25-003605).

THE FUND

The Fund, which is registered under the 1940 Act as a non-diversified, closed-end management investment company, was initially organized as a Delaware limited partnership on May 7, 2024. The Fund converted by operation of law into a Delaware statutory trust on June 25, 2025. The Fund’s principal office is located at 60 East 42nd Street, New York, New York 10165, and its telephone number is (212) 994-7400. The Fund is structured as an interval fund and continuously offers its Shares. Investment advisory services are provided to the Fund by the Adviser pursuant to the Investment Advisory Agreement. Responsibility for monitoring and overseeing the Fund’s investment program and its management and operation is vested in the individuals who serve on the Board. See “Management of the Fund.”

The Fund has been organized as a continuously offered, non-diversified closed-end management investment company that is operated as an interval fund. Closed-end funds differ from open-end funds (commonly known as mutual funds) in that investors in closed-end funds do not have the right to redeem their shares on a daily basis. Unlike most closed-end funds, which typically list their shares on a securities exchange, the Fund does not currently intend to list the Shares for trading on any securities exchange, and the Fund does not expect any secondary market to develop for the Shares in the foreseeable future, if ever. Therefore, an investment in the Fund, unlike an investment in a typical closed-end fund, is not a liquid investment. To provide some liquidity to shareholders, the Fund is structured as an interval fund and conducts quarterly repurchase offers for a limited amount of the Fund’s Shares (at least 5%).

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USE OF PROCEEDS

Under normal market circumstances, the proceeds from the sale of Shares, net of the Fund’s fees and expenses, are invested by the Fund to pursue its investment program and objectives as soon as practicable (but not in excess of six months), consistent with market conditions and the availability of suitable investments, after receipt of such proceeds by the Fund. The Fund anticipates that it may take up to six months to allocate proceeds of its continuous offering to Investment Interests due to the nature of those investments and the time it takes to identify appropriate investment opportunities. The availability of investment opportunities in Investment Interests generally is subject to market conditions as well as, in some cases, the prevailing regulatory or political climate. See “Other Risks — Availability of Investment Opportunities” for a discussion of the timing of the Investment Interests’ subscription activities, market conditions and other considerations relevant to the timing of the Fund’s investments generally.

The Fund will pay the Adviser the full amount of the Management Fee during any period prior to which any of the Fund’s assets (including any proceeds received by the Fund from the offering of Shares) are invested in Investment Interests.

INVESTMENT PROGRAM

Investment Objective and Strategies

The Fund’s investment objective is to seek attractive risk-adjusted returns with a focus on current income. The Fund will invest at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in Direct Loan Interests sourced by the Core Managers, and to a lesser extent in BDC Interests, private credit funds, and the debt and equity tranches of collateralized loan obligations (collectively, “Investment Vehicles”). The Fund intends to (i) invest approximately 90% of its assets in Investment Interests; (ii) allocate approximately one-third of the value of its Investment Interests sourced by, or sponsored or managed by, each Core Manager; and (iii) invest approximately 10% of its assets in more liquid securities for cash management purposes. The Fund will not, determined at the time an investment is made: (i) allocate more than 2.5% of the Fund’s total assets in a single Direct Loan Interest; (ii) allocate more than 15% of the Fund’s total assets in any single Investment Interest; and (iii) seek to allocate substantially more than one-third of the Fund’s total assets in Investment Investments sourced by, or sponsored or managed by, each Core Manager. The Fund may invest up to 15% of its net assets in equity interests of hedge funds, private equity funds and private credit funds (including indirect investments therein through collateralized fund obligations) that rely on Sections 3(c)(1) or 3(c)(7) of the 1940 Act, which will be measured at the time that the Fund makes a new commitment to such a fund.

The Fund may invest in other liquid credit instruments, money market or similar interests solely for maintaining liquidity. The Fund may at any time determine not to allocate its assets in Investment Interests sourced by, or sponsored or managed by, the Core Managers and, instead, may determine to allocate its assets to Investment Interests sourced by, or sponsored or managed by, other managers.

The Adviser believes that the Fund’s investment program will offer exposure to middle-market private credit investments made in Investment Interests sourced by, or sponsored or managed by, Audax Private Debt, Bain Capital Credit and Charlesbank Credit. The combination of these highly experienced Core Managers is intended to deliver complementary global exposure across middle-market private credit investments with an emphasis on senior secured loans. The term “middle market” refers to companies generating between $10 million and $100 million of earnings before interest, taxes, depreciation, and amortization. However, the Fund may, from time to time, invest in larger or smaller companies. The investments that the Fund will focus on will generally be comprised of (i) senior debt with a first lien on collateral and, to a lesser degree, (ii) second lien, mezzanine debt and other junior debt securities. Together, the Core Managers boast 75 years of experience with over 250 dedicated credit investment professionals based in 10 offices globally.

Audax Private Debt offers investors a variety of credit-oriented investment strategies that seeks to take advantage of higher yields available in the U.S. middle market. Since Audax Private Debt’s founding 25 years ago, it has raised over $38 billion of capital.2 Audax Private Debt has consistently applied its core investment strategy and has been able to deliver attractive risk-adjusted returns to its investors through multiple economic and credit cycles. Audax Private Debt has invested over $46 billion across more than 1,300 established middle-market companies in support of over 275 private equity sponsors. As a result, Audax Private Debt has developed an extensive deal sourcing and underwriting infrastructure that it believes is unique in the industry, with a robust roster of existing private equity clients and an active sourcing effort to continuously identify new clients. Audax Private Debt’s broad deal sourcing network, comprehensive due diligence process, and the capital markets experience of its long-tenured team have resulted in attractive risk-adjusted performance across its funds.

Bain Capital Credit was established in 1998 and had approximately $74.5 billion in assets under management as of December 31, 2024. To date, Bain Capital Credit has invested across the credit and fixed income universe, including performing and distressed bank loans, high yield bonds, debtor-in-possession loans, global direct lending, mezzanine debt and other junior securities, structured products, credit-based equities and other investments. Bain Capital Credit has invested over $25 billion in the Global Direct Lending and Middle Market Credit Strategies since 1998 and has an extensive track record as a lender in the middle market. Bain Capital Credit engages in a broad range of activities, including investment activities for its own account and for the account of other investment funds or accounts, and provides investment banking, advisory, management and other services to funds and operating companies.

2 Capital raised across Audax Private Debt includes $19 billion of existing/anticipated leverage on certain Private Debt vehicles and does not include withdrawals and redemptions from certain open-end funds/accounts.
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Charlesbank Credit was established in 2016 to pursue opportunistic credit investments with a focus on the U.S. middle market. Since inception, the platform has invested across more than 170 credit investments, drawing on Charlesbank’s long-standing private equity heritage and integrated investment team. Charlesbank Credit employs a flexible mandate with a focus on secured debt across both primary originations and secondary loan market opportunities. The team seeks to invest in mispriced or misunderstood credit situations, leveraging the firm’s deep pattern recognition, thematic sector research, and proprietary diligence infrastructure. With a strong track record across cycles, differentiated sourcing capabilities, and the ability to navigate complex capital structures, Charlesbank Credit is well-positioned to identify compelling investment opportunities in the underserved middle market. The credit platform is fully integrated within Charlesbank Capital Partners, a private investment firm with a 27-year history and over $20B in assets under management as of March 31, 2025.

The Core Managers are not sponsors, promoters, advisers or affiliates of the Fund. There is no agreement or understanding between the Core Managers and the Adviser regarding the management of the investment program of the Fund, and the Core Managers have no role in the Adviser’s investment process, including assessing, diligencing or approving the Fund’s participation in any specific Direct Loan Interest. Past performance of Investment Interests sourced by, or sponsored or managed by, the Core Managers is not indicative of future results.

Investment Philosophy. The Adviser believes that the Fund’s strategy creates an opportunity for investors to practicably gain exposure to an asset class that may earn attractive risk-adjusted returns. Investing in Investment Interests sourced by, or sponsored or managed by, the Core Managers that employ complementary styles and sourcing networks may reduce the volatility inherent with single manager exposure.

By investing in Investment Interests sourced by, or sponsored or managed by, the Core Managers, the Fund seeks to benefit from the investment expertise (as evidenced by their performance track records), quality of risk management systems, valuation protocols, operational programs, personnel, accounting and valuation practices and compliance programs that may be associated with successful global financial services firms with significant resources.

Investment Strategies. The principal elements of the Adviser’s investment strategies include: (i) allocating the assets of the Fund to Investment Interests sourced by, or sponsored or managed by, the Core Managers; (ii) seeking to manage the Fund’s invested level and liquidity; and (iii) seeking to manage risk through ongoing monitoring of the Fund’s portfolio.

Asset Allocation. The Adviser intends to allocate approximately one-third of the value of its Investment Interests sourced by, or sponsored or managed by, each Core Manager, although such allocation may vary from time to time.

Direct Loan Interests. By investing in the Fund, shareholders will have exposure to Direct Loan Interests. Each of the Core Managers has agreed to provide information to the Fund of the type and scope (and with the same frequency) that each Core Manager customarily provides to their large institutional investors, as well as to provide certain valuation, marketing and relationship management support services to the Adviser. By investing in the Fund, shareholders may also have exposure to direct loan investments that are sourced by managers other than the Core Managers.

Investment Vehicles. The Fund intends to invest up to 20% of its assets into non-traded BDCs, as well as private credit funds and the debt and equity tranches of CLOs, managed by Audax Private Debt and Bain Capital Credit that predominately invest in middle-market debt. The non-traded BDCs typically invest in and lend to medium-sized private and certain public companies that may not have access to public equity or debt markets for capital raising. At least 70% of a BDC’s investments must be made in private and certain public U.S. businesses, and BDCs are required to make available significant managerial assistance to their portfolio companies. CLOs are collateralized by a portfolio consisting primarily of U.S. first lien, floating rate senior secured loans with a large number of distinct underlying borrowers across various industry sectors and ratings that are below investment grade. The CLOs have tranches that can be unrated or rated below investment grade and considered speculative with respect to timely payment of interest and repayment of principal.

Deployment Strategy. The Adviser intends to deploy the Fund’s assets in such a manner so as to minimize the “cash drag” on the Fund’s returns as compared to its invested capital. Cash drag refers to the opportunity cost of a fund holding a portion of its assets in cash and cash equivalents to meet unfunded obligations (if applicable), take advantage of future investment opportunities, or provide potential liquidity to shareholders. The Adviser intends to manage the Fund’s deployment strategy with a view towards balancing liquidity while maintaining a high invested level. The Fund will retain cash and cash equivalents in sufficient amounts to satisfy funding obligations from Investment Interests.

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The deployment strategy will take into account anticipated Fund-level cash flows, such as those relating to new subscriptions, repurchases, and any distributions made to shareholders that are not reinvested. To forecast underlying cash flows, the Adviser will utilize a proprietary model that incorporates historical data, actual observations, insights from the Core Managers and projections made by the Adviser.

Direct Loans. The Fund intends to invest approximately 70% of its assets into Direct Loan Interests on a deal-by-deal basis. These relationships will permit the Fund to make private credit investments alongside the flagship private credit strategies sponsored or managed by the Core Managers. The Adviser will have discretion over the selection and sizing of each Direct Loan Interest. Once offered, a Core Manager will have no role in assessing, diligencing or approving the Fund’s participation in any specific Direct Loan Interest.

Risk Management. The long-term nature of private credit investments requires ongoing risk management. The Adviser will seek to maintain close contact with the Core Managers and to monitor the performance of Investment Interests in the Fund. The Adviser will also monitor the performance of material direct loan investments that are sourced by managers other than the Core Managers. In particular, the Adviser will seek to: track operating information and other pertinent details; participate in periodic conference calls with Core Managers and onsite visits where appropriate; review audited and unaudited financial reports; and monitor turnover in senior personnel and changes in policies.

The Adviser will seek to use a range of techniques to reduce the risk associated with the deployment strategy. These techniques may include, without limitation:

•	Actively managing cash and liquid assets;

•	Seeking to establish credit lines to provide additional liquidity; and

•	Modeling and actively monitoring both Fund-level and underlying cash flows.

The Fund intends to invest approximately 10% of its assets in more liquid securities for cash management purposes.

Due Diligence. The Adviser and its investment personnel use a range of resources to identify promising investment opportunities presented to the Fund.

The due diligence process includes a qualitative and quantitative evaluation, and risk reward analysis in the context of the Fund’s objectives and constraints. The due diligence process is led by at least one portfolio manager and supported by investment professionals. The deal team screens each Direct Loan Interest opportunity by reviewing the information made available by the associated Core Manager. If the deal team believes that the direct loan opportunity is compelling after screening, the deal team then pursues detailed diligence which may consist of question-and-answer sessions with the associated Core Manager and additional research including third-party reference calls. In conjunction, tax treatment and legal terms are also considered. The deal team then decides whether to present the Direct Loan Interest opportunity to the Fund’s portfolio managers. If presented and approved, the appropriate sizing for the Fund is then determined.

In selecting direct loans, the Adviser will review a number factors before making an investment decision which often includes: historical financial information and projected results; industry information and the company’s positioning; business strategy and potential for sustainability; quality of the management team; quality of the lead equity sponsor; ability to service interest payments; leverage levels; capital structure; refinancing schedule; comparable company metrics; previous transactions of similar companies; and analysis of third-party business consulting, legal and accounting firms.

The Adviser may also incorporate a general macro overlay. Examples of factors that could be considered include the supply of capital available for investments (based on fundraising) compared to the likely supply of investment opportunities; geographic-specific developments; regulatory and political conditions; and demographic and technological trends.

Investment Selection. The Adviser seeks to invest the Fund’s assets in the highest quality investments available. Potential investments are individually evaluated by the Adviser’s and its affiliates’ investment professionals using its selection process. The Adviser may invest the Fund’s assets in Investment Interests that engage in investment styles other than those described in this Prospectus and may sell the Fund’s portfolio holdings at any time.

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Leverage

The Fund may borrow money in connection with its investment activities — i.e., the Fund may utilize leverage. Specifically, the Fund may borrow money through a credit facility or other arrangements to fund investments in Investment Interests up to the limits of the Asset Coverage Requirement (as defined below). The Fund may also borrow money through a credit facility or other arrangements to manage timing issues in connection with the acquisition of its investments (e.g., to provide the Fund with temporary liquidity to acquire investments in Investment Interests in advance of the Fund’s receipt of redemption proceeds from another Investment Interest). If the Fund utilizes leverage, repurchases of Shares may compound the adverse effects of leverage in a declining market. Additionally, if the Fund borrows money to finance repurchases, interest on the borrowing may negatively affect Shareholders who do not tender their Shares by increasing Fund expenses and reducing any net investment income.

The 1940 Act’s “Asset Coverage Requirement” requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness. This requirement means that the value of the investment company’s total indebtedness may not exceed one third of the value of its total assets (including the indebtedness). The 1940 Act also requires that dividends may not be declared if this Asset Coverage Requirement is breached under certain circumstances.

Under the requirements of the 1940 Act, the Fund must, immediately after the issuance of any preferred shares, have an “asset coverage” of at least 200%. Asset coverage for preferred shares means the ratio by which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities (as defined in the 1940 Act), bears to the aggregate amount of senior securities representing indebtedness of the Fund, if any, plus the aggregate liquidation preference of the preferred shares. In addition, (i) preferred shareholders must have the same voting rights as the shareholders of common shares (one share one vote); and (ii) preferred shareholders must have the right, as a class, to appoint trustees to the Board.

Temporary Investments

The Fund may temporarily deviate from its investment strategies and objective. During such periods, the Fund may invest all or a portion of its assets in U.S. government securities, including bills, notes and bonds differing as to maturity and rates of interest that are either issued or guaranteed by the Treasury or by U.S. government agencies or instrumentalities; non-U.S. government securities which have received the highest investment grade credit rating, certificates of deposit issued against funds deposited in a bank or a savings and loan association; commercial paper; bankers’ acceptances; bank time deposits; shares of money market funds; credit-linked notes or repurchase agreements with respect to any of the foregoing. In addition, the Fund may also make these types of investments to comply with regulatory or contractual requirements, including with respect to leverage restrictions, or to keep cash fully invested pending the investment of assets.

TYPES OF INVESTMENTS AND RELATED RISKS

General

The value of the Fund’s total net assets may be expected to fluctuate in response to fluctuations in the value of the Investment Interests in which the Fund invests. Discussed below are the investments generally made by the Fund and the principal risks that the Adviser and the Fund believe are associated with those investments. These risks will, in turn, have an effect on the Fund. The Fund does not currently intend to make other types of direct investments, except that, in response to adverse market, economic or political conditions, the Fund may invest temporarily in high quality fixed income securities, money market instruments and affiliated or unaffiliated money market funds or may hold cash or cash equivalents for temporary defensive purposes. In addition, the Fund may also make these types of investments pending the investment of assets in Investment Interests or to maintain the liquidity necessary to effect repurchases of Shares. If the Fund invests temporarily in affiliated money market funds, the Adviser will waive a portion of the Management Fee so that Fund shareholders will not pay duplicate fees in respect of such investment. When the Fund takes a defensive position or otherwise makes these types of investments, it may not achieve its investment objective.

Investment Related Risks

General Economic and Market Conditions. The value of the Fund’s total net assets should be expected to fluctuate. To the extent that the Fund’s portfolio is concentrated in securities of a single issuer or issuers in a single sector, the risk of any investment decision is increased. An Investment Interest’s use of leverage is likely to cause the Fund’s average net assets to appreciate or depreciate at a greater rate than if leverage were not used.

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An investment in the Fund involves a high degree of risk, including the risk that the Shareholder’s entire investment may be lost. The Fund’s performance depends upon the Adviser’s selection of Investment Interests, the allocation of offering proceeds thereto and the performance of the Investment Interests. The Investment Interests’ investment activities involve the risks associated with private credit investments generally. Risks include adverse changes in national or international economic conditions, adverse local market conditions, the financial conditions of Investment Interests, changes in the availability or terms of financing, changes in interest rates, exchange rates, corporate tax rates and other operating expenses, epidemics, pandemics, governmental responses to epidemics and pandemics, environmental laws and regulations, and other governmental rules and fiscal policies, energy prices, changes in the relative popularity of certain industries or the availability of purchasers to acquire companies, and dependence on cash flow, as well as acts of God, uninsurable losses, war, terrorism, earthquakes, hurricanes or floods and other factors including environmental negligence which are beyond the control of the Fund or the Investment Interests.

Unexpected volatility or lack of liquidity, such as the general market conditions that had prevailed in 2008, could impair the Fund’s profitability or result in its suffering losses.

Availability of Investment Opportunities. The Fund proposes to allocate substantially all of its assets to Investment Interests sourced by, or sponsored or managed by, the Core Managers. However, the Core Managers have not guaranteed, and will not guarantee in the future, any investment opportunities for the Fund. Each of the Core Managers will generally first allocate Direct Loan Interest opportunities to its clients (which for the avoidance of doubt excludes the Fund) before making Direct Loan Interest opportunities, if any, available to the Fund for its investment. This creates conflicts of interest whereby clients of the Core Managers are allocated Direct Loan Interest opportunities that are not made available to the Fund. Even if an attractive Direct Loan Interest opportunity is identified by a Core Manager, the Fund may not be permitted to take advantage of the opportunity to the fullest extent desired and may not receive the same terms as the Core Managers’ clients if they participate in the same Direct Loan Interest opportunities. The Core Managers provide investment advisory services to a range of clients. Accordingly, each of the Core Managers may have financial interests that diverge from those of the Fund, and conflicts of interest may arise with respect to the Core Managers’ allocation of Direct Loan Interest opportunities. The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. The availability of Direct Loan Interest opportunities generally is subject to market conditions as well as, in some cases, the prevailing regulatory or political climate. No assurance can be given that the Fund will be able to identify and complete attractive investments in the future or that it will be able to fully invest its subscriptions. Other investment vehicles sponsored, managed or advised by the Adviser and its affiliates may seek Direct Loan Interest opportunities similar to those the Fund may be seeking. The Adviser will allocate fairly between the Fund and such other investment vehicles any Direct Loan Interest opportunities that may be appropriate for the Fund and such other investment vehicles.

The Fund may at any time determine not to allocate its assets to Investment Interests sourced by, or sponsored or managed by, the Core Managers and, instead, may determine to allocate its assets to Investment Interests sourced by, or sponsored or managed by, other managers.

Leverage Utilized by the Fund. The Fund may borrow money in connection with its investment activities — i.e., the Fund may utilize leverage. Specifically, the Fund may borrow money through a credit facility or other arrangements to fund investments in Investment Interests up to the limits of the Asset Coverage Requirement. The Fund may also borrow money through a credit facility or other arrangements to manage timing issues in connection with the acquisition of its investments (e.g., to provide the Fund with temporary liquidity to acquire investments in Investment Interests in advance of the Fund’s receipt of redemption proceeds from another Investment Interest). See “Investment Program—Leverage.”

The use of leverage is speculative and involves certain risks. Although leverage will increase the Fund’s investment return if the Fund’s interest in an Investment Interest purchased with borrowed funds earns a greater return than the interest expense the Fund pays for the use of those funds, the use of leverage will decrease the return on the Fund if the Fund fails to earn as much on its investment purchased with borrowed funds as it pays for the use of those funds. The use of leverage will in this way magnify the volatility of changes in the value of an investment in the Fund. The Fund may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit; either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, a lender to the Fund may terminate or refuse to renew any credit facility into which the Fund has entered. If the Fund is unable to access additional credit, it may be forced to sell its interests in Investment Interests at inopportune times, which may further depress the returns of the Fund.

The 1940 Act’s Asset Coverage Requirement requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness. This requirement means that the value of the investment company’s total indebtedness may not exceed one third of the value of its total assets (including the indebtedness). The 1940 Act also requires that dividends may not be declared if this Asset Coverage Requirement is breached with respect to certain indebtedness.

Special Situations and Distressed Investments. The Fund may invest in securities and other obligations of companies that are in special situations involving significant financial or business distress, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although such investments may result in significant returns, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful investment in distressed assets is unusually high. There is no assurance that the Fund will correctly evaluate the value of the assets securing the Fund’s debt investments or the prospects for a successful reorganization or similar action in respect of any company. In any reorganization or liquidation proceeding relating to an Investment Interest, the Fund may lose its entire investment, may be required to accept cash or securities with a value less than the Fund’s original investment and/or may be required to accept payment over an extended period of time. Troubled company investments and other distressed asset-based investments require active monitoring.

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Risks Related to Investment Interests

Valuation on Investment Interests. The Fund will provide valuations of its investments, and will issue shares, on a daily basis. A large percentage of the securities in which the Fund invests will not have a readily ascertainable market price and will be fair valued by the Adviser. The factors and methodologies used for the valuation of such securities are not necessarily an indication of the risks associated with investing in those securities nor can it be assured that the Fund can realize the fair value assigned to a security if it were to sell the security. Such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, and they often reflect only periodic information received by the Fund about such companies’ financial condition and/or business operations, which may be on a lagged basis and can be based on estimates. To the extent that the Fund does not receive timely information from the regarding the valuation of its investments, the Fund’s ability to accurately calculate its net asset value may be impaired. As a result, the Fund’s valuation of its investments may fail to match the amount ultimately realized with respect to the disposition of such investments.

Independence of Investment Vehicles. The Adviser does not currently, and does not expect to, exercise control over any of the Investment Vehicles, their choice of investments and other investment decisions. The Adviser invests the assets of the Fund in part based on written descriptions of the Investment Vehicle’s strategy and written disclosures from the Investment Vehicle which may provide, among other things, investment guidelines and parameters by which the Investment Vehicle is invested.

Credit Risk. One of the fundamental risks associated with the Fund’s investments is credit risk, which is the risk that an issuer will be unable to make principal and interest payments on its outstanding debt obligations when due. The Fund’s return to investors would be adversely impacted if an issuer of debt in which the Fund invests becomes unable to make such payments when due.

Although the Fund may make investments that the Adviser believes are secured by specific collateral, the value of which may initially exceed the principal amount of such investments or the Fund’s fair value of such investments, there can be no assurance that the liquidation of any such collateral would satisfy the borrower’s obligation in the event of non-payment of scheduled interest or principal payments with respect to such investment, or that such collateral could be readily liquidated. The Fund may also invest in leveraged loans, high yield securities, marketable and non-marketable common and preferred equity securities and other unsecured investments, each of which involves a higher degree of risk than senior secured loans. Furthermore, the Fund’s right to payment and its security interest, if any, may be subordinated to the payment rights and security interests of a senior lender, to the extent applicable. Certain of these investments may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the investment. In addition, loans may provide for payments-in-kind, which have a similar effect of deferring current cash payments. In such cases, an issuer’s ability to repay the principal of an investment may depend on a liquidity event or the long-term success of the company, the occurrence of which is uncertain.

With respect to the Fund’s investments in any number of credit products, if the borrower or issuer breaches any of the covenants or restrictions under the credit agreement that governs loans of such issuer or borrower, it could result in a default under the applicable indebtedness as well as the indebtedness held by the Fund. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. This could result in an impairment or loss of the Fund’s investment or a pre-payment (in whole or in part) of the Fund’s investment.

Concentration by Investment Interests. Certain of the Investment Interests are not required to follow any specific concentration restrictions and may at times (individually or collectively) accumulate substantial positions in one or more securities, thereby exposing the Fund to the possibility of substantial losses.

Investment Interest Risk. Certain of the Investment Interests are not registered under the 1940 Act. Accordingly, certain of the Investment Interests are not subject to the restrictions and protections that are afforded by the 1940 Act including limitations on the amounts of fees that investors can be charged, asset coverage requirements and reporting requirements. As a result, certain of the Investment Interests may be able to use investment strategies and techniques that are not generally permissible for investment companies registered under the 1940 Act.

Replacement of Investment Vehicles. The Fund is not restricted from investing in Investment Vehicles. Although not anticipated, the Fund’s investment policies might result in substantial Investment Vehicle turnover. Fund investments with a particular Investment Vehicle may be redeemed for a variety of reasons, such as a more favorable investment opportunity or other circumstances bearing on the desirability of a continued position with such Investment Vehicle. Replacement of Investment Vehicles may involve greater fees or expenses, which will be borne directly by the Fund.

Other Registered Investment Companies. The Fund may invest in the securities of other registered investment companies and BDCs to the extent that such investments are consistent with the Fund’s investment objective and permissible under the 1940 Act. The Fund, as a holder of the securities of other investment companies, will bear its pro rata portion of the other investment companies’ expenses, including advisory fees. These expenses will be in addition to the direct expenses incurred by the Fund.

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Risks Related to Investments in Loans. The Fund invests in loans, either through primary issuances or in secondary transactions, including potentially on a synthetic basis. The value of the Fund’s loans may be detrimentally affected to the extent a borrower defaults on its obligations. There can be no assurance that the value assigned by the Adviser can be realized upon liquidation, nor can there be any assurance that any related collateral will retain its value. Furthermore, circumstances could arise (such as in the bankruptcy of a borrower) that could cause the Fund’s security interest in the loan’s collateral to be invalidated. Also, much of the collateral will be subject to restrictions on transfer intended to satisfy securities regulations, which will limit the number of potential purchases if the Fund intends to liquidate such collateral. The amount realizable with respect to a loan may be detrimentally affected if a guarantor, if any, fails to meet its obligations under a guarantee. Finally, there may be a monetary, as well as a time cost involved in collecting on defaulted loans and, if applicable, taking possession of various types of collateral.

The portfolio may include first lien senior secured, second and third lien loans and any other loans.

First Lien Senior Secured Loans. It is expected that when the Fund makes a senior secured term loan investment in an issuer, it will generally take a security interest in substantially all of the available assets of the issuer, including the equity interests of its domestic subsidiaries, which the Fund expects to help mitigate the risk that it will not be repaid. However, there is a risk that the collateral securing the Fund’s loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the issuer to raise additional capital, and, in some circumstances, the Fund’s lien could be subordinated to claims of other creditors. In addition, deterioration in an issuer’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the loan. Consequently, the fact that a loan is secured does not guarantee that the Fund will receive principal and interest payments according to the loan’s terms, or at all, or that it will be able to collect on the loan should it be forced to enforce its remedies.

Second Lien Senior Secured Loans and Junior Debt investments. Second and third lien loans are subject to the same investment risks generally applicable to senior loans described above. The Fund’s second lien senior secured loans will be subordinated to first lien loans, and the Fund’s junior debt investments, such as mezzanine loans, generally will be subordinated to both first lien and second lien loans and have junior security interests or may be unsecured. As such, to the extent the Fund holds second lien senior secured loans and junior debt investments, holders of first lien loans may be repaid before the Fund in the event of a bankruptcy or other insolvency proceeding. Therefore, second and third lien loans are subject to additional risk that the cash flow of the related obligor and the property securing the second or third lien loan may be insufficient to repay the scheduled payments to the lender after giving effect to any senior secured obligations of the related obligor. This may result in an above average amount of risk and loss of principal. Second and third lien loans are also expected to be more illiquid than senior loans.

Unsecured Loans. Unsecured loans are subject to the same investment risks generally applicable to loans described above but are subject to additional risk that the assets and cash flow of the related obligor may be insufficient to repay the scheduled payments to the lender after giving effect to any secured obligations of the obligor. Unsecured loans will be subject to certain additional risks to the extent that such loans may not be protected and such loans are not secured by collateral, financial covenants or limitations upon additional indebtedness. Unsecured loans are also expected to be a more illiquid investment than senior loans for this reason.

Unitranche Loans. Unitranche loans provide leverage levels comparable to a combination of first lien and second lien or subordinated loans. From the perspective of a lender, in addition to making a single loan, a unitranche loan may allow the lender to choose to participate in the “first out” tranche, which will generally receive priority with respect to payments of principal, interest and any other amounts due, or to choose to participate only in the “last out” tranche, which is generally paid after the “first out” tranche is paid. The Fund may participate in “first out” and “last out” tranches of unitranche loans and make single unitranche loans.

Investments in Middle-Market Companies. Investments in middle-market companies such as those that the Fund may invest in, while often presenting greater opportunities for growth, may also entail larger risks than are customarily associated with investments in large companies. Middle-market companies may have more limited product lines, capitalization, markets and financial resources, and may be dependent on a smaller management group. As a result, such companies may be more vulnerable to general economic trends and to specific changes in markets and technology. In addition, future growth may be dependent on additional financing, which may not be available on acceptable terms when required. Furthermore, there is ordinarily a more limited marketplace for the sale of interests in smaller, private companies, which may make realizations of gains more difficult, by requiring sales to other private investors.

Direct Lending Risk. Direct loans between the Fund and a borrower may not be administered by an underwriter or agent bank. The Fund may provide financing to commercial borrowers through Direct Loan Interests. The terms of the direct loans are negotiated with borrowers in private transactions. Furthermore, a direct loan may be secured or unsecured. The Fund will rely primarily upon the creditworthiness of the borrower and/or any collateral for payment of interest and repayment of principal. Direct loans may subject the Fund to liquidity risk, interest rate risk, and borrower default or insolvency. Direct loans are not publicly traded and may not have a secondary market which may have an adverse impact on the ability of the Fund to dispose of a direct loan and/or value the direct loan. The Fund’s performance may be impacted by the Fund’s ability to lend on favorable terms as the Fund may be subject to increased competition or a reduced supply of qualifying loans which could lead to lower yields and reduce Fund performance.

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Business Development Companies. The Fund may invest in private BDCs and publicly traded BDCs. A BDC is a type of closed-end investment company regulated under the 1940 Act. BDCs typically invest in and lend to small and medium-sized private and certain public companies that may not have access to public equity or debt markets for capital raising. BDCs invest in such diverse industries as healthcare, chemical and manufacturing, technology and service companies. At least 70% of a BDC’s investments must be made in private and certain public U.S. businesses, and BDCs are required to make available significant managerial assistance to their portfolio companies. Unlike corporations, BDCs are not taxed on income at the corporate level, provided the income is distributed to their shareholders and that the BDC complies with the applicable requirements of Subchapter M of Subtitle A, Chapter 1 of the Internal Revenue Code of 1986, as amended.

Investments in BDCs may be subject to a high degree of risk. BDCs typically invest in small and medium-sized private and certain public companies that may not have access to public equity or debt markets for capital raising. As a result, a BDC’s portfolio typically will include a substantial amount of securities purchased in private placements, and its portfolio may carry risks similar to those of a private equity or venture capital fund. Securities that are not publicly registered may be difficult to value and may be difficult to sell at a price representative of their intrinsic value. Small and medium-sized companies also may have fewer lines of business so that changes in any one line of business may have a greater impact on the value of their stock than is the case with a larger company. To the extent a BDC focuses its investments in a specific sector, the BDC will be susceptible to adverse conditions and economic or regulatory occurrences affecting the specific sector or industry group, which tends to increase volatility and result in higher risk. Investments in BDCs are subject to various risks, including management’s ability to meet the BDC’s investment objective and to manage the BDC’s portfolio when the underlying securities are re-deemed or sold, during periods of market turmoil and as investors’ perceptions regarding a BDC or its underlying investments change. Private BDCs are illiquid investments, and there is no guarantee the Fund will be able to liquidate or sell its private BDC investments.

Certain BDCs may use leverage in their portfolios through borrowings or the issuance of preferred stock. While leverage may increase the yield and total return of a BDC, it also subjects the BDC to increased risks, including magnification of any investment losses and increased volatility. In addition, a BDC’s income may fall if the interest rate on any borrowings of the BDC rises.

Mezzanine Investments. Many of the Fund’s mezzanine investments (if any) are expected to be unsecured and made in companies whose capital structures have significant indebtedness ranking ahead of the investments, all or a significant portion of which may be secured. While the investments may benefit from the same or similar financial and other covenants as those enjoyed by the indebtedness ranking ahead of the investments and may benefit from cross-default provisions and security over the issuer’s assets, some or all of such terms may not be part of particular investments. Moreover, the ability of the Fund to influence an issuer’s affairs, especially during periods of financial distress or following an insolvency, is likely to be substantially less than that of senior creditors. Mezzanine investments generally are subject to various risks, including, without limitation: (i) a subsequent characterization of an investment as a “fraudulent conveyance”; (ii) the recovery as a “preference” of liens perfected or payments made on account of a debt in the 90 days before a bankruptcy filing; (iii) equitable subordination claims by other creditors; (iv) so-called “lender liability” claims by the issuer of the obligations; and (v) environmental liabilities that may arise with respect to collateral securing the obligations.

Collateralized Loan Obligations. The Fund may invest in collateralized loan obligations (“CLOs”). In the case of most CLOs, the structured finance securities are issued in multiple tranches, offering investors various maturity and credit risk characteristics, often categorized as senior, mezzanine and subordinated/equity according to their degree of risk. If there are defaults or the relevant collateral otherwise underperforms, scheduled payments to senior tranches of such securities take precedence over those of mezzanine tranches, and scheduled payments to mezzanine tranches have a priority in right of payment to subordinated/equity tranches.

In light of the above, CLOs may therefore present risks similar to those of other types of debt obligations and, in fact, such risks may be of greater significance in the case of CLOs depending upon the Fund’s ranking in the capital structure. In certain cases, losses may equal the total amount of the Fund’s principal investment. Investments in structured vehicles, including equity and junior debt securities issued by CLOs, involve risks, including credit risk and market risk. Changes in interest rates and credit quality may cause significant price fluctuations.

In addition to the general risks associated with investing in debt securities, CLO securities carry additional risks, including: (i) the possibility that distributions from collateral assets will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) investments in CLO equity and junior debt tranches will likely be subordinate in right of payment to other senior classes of CLO debt; and (iv) the complex structure of a particular security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results. Additionally, changes in the collateral held by a CLO may cause payments on the instruments held by the Fund to be reduced, either temporarily or permanently. CLOs also may be subject to prepayment risk. Further, the performance of a CLO may be adversely affected by a variety of factors, including the security’s priority in the capital structure of the issuer thereof, the availability of any credit enhancement, the level and timing of payments and recoveries on and the characteristics of the underlying receivables, loans or other assets that are being securitized, remoteness of those assets from the originator or transferor, the adequacy of and ability to realize upon any related collateral and the capability of the servicer of the securitized assets. There are also the risks that the trustee of a CLO does not properly carry out its duties to the CLO, potentially resulting in loss to the CLO. In addition, the complex structure of the security may produce unexpected investment results, especially during times of market stress or volatility.

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Investing in securities of CLOs involves the possibility of investments being subject to potential losses arising from material misrepresentation or omission on the part of borrowers whose loans make up the assets of such entities. Such inaccuracy or incompleteness may adversely affect the valuation of the receivables or may adversely affect the ability of the relevant entity to perfect or effectuate a lien on the collateral securing its assets. The CLOs in which the Fund invests will rely upon the accuracy and completeness of representations made by the underlying borrowers to the extent reasonable, but cannot guarantee such accuracy or completeness. The quality of the Fund’s investments in CLOs is subject to the accuracy of representations made by the underlying borrowers. In addition, the Fund is subject to the risk that the systems used by the originators of CLOs to control for accuracy are defective. Under certain circumstances, payments to the Fund may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance or a preferential payment.

CLOs typically will have no significant assets other than the assets underlying such CLOs, including, but not limited to, secured loans, leveraged loans, project finance loans, unsecured loans, cash collateralized letters of credit and other asset-backed obligations, and/or instruments (each of which may be listed or unlisted and in bearer or registered form) that serve as collateral. Payments on the CLO securities are and will be payable solely from the cash flows from the collateral, net of all management fees and other expenses.

The failure by a CLO in which the Fund invests to satisfy financial covenants, including with respect to adequate collateralization and/or interest coverage tests, could lead to a reduction in its payments to the Fund. In the event that a CLO fails certain tests, holders of CLO senior debt may be entitled to additional payments that would, in turn, reduce the payments the Fund would otherwise be entitled to receive. Separately, the Fund may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting CLO or any other investment the Fund may make. If any of these occur, it could materially and adversely affect the Fund’s returns.

Issuers may be subject to management, administration and incentive or performance fees. Payment of such additional fees will adversely impact on the returns achieved by the Fund.

The Fund may hold securities that are in a first loss or subordinated position with respect to realized losses on the collateral of its issuers. The leveraged nature of CLOs, in particular, magnifies the adverse impact of loan defaults. CLO investments represent a leveraged investment with respect to the underlying loans. Therefore, changes in the market value of the CLO investments could be greater than the change in the market value of the underlying loans, which are subject to credit, liquidity and interest rate risk.

The failure of servicers to effectively service the loans underlying certain of the investments in the Fund would materially and adversely affect the Fund. Most securitizations of loans require a servicer to manage collections on each of the underlying loans. Both default frequency and default severity of loans may depend upon the quality of the servicer. If servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If servicers take longer to liquidate non-performing assets, loss severities may tend to be higher than originally anticipated. The failure of servicers to effectively service the receivables underlying certain assets in the Fund’s investments could negatively impact the value of its investments and its performance. Servicer quality is of prime importance in the default performance of certain personal loans. Servicers may go out of business which would require a transfer of servicing to another servicer. Such transfers take time and loans may become delinquent because of confusion or lack of attention. Servicers may be required to advance interest on delinquent loans to the extent the servicer deems those advances recoverable. In the event the servicer does not advance, interest may be interrupted even on more senior securities. Servicers may also advance more than is in fact recoverable once a defaulted loan is disposed, and the loss to the trust may be greater than the outstanding principal balance of that loan (greater than 100% loss severity). For securitizations with corporate loans, the collateral manager’s role in reinvestment of principal amortization in performing credits and with respect to loans that default, as well as its ability to actively manage the portfolio through trading, will have a significant impact on the value of the underlying collateral and the performance of its securitization. If the collateral manager reinvests proceeds into loans which then default, does not sell loans before such loans default close to the original purchase price or does not effectively contribute to a restructuring process to maximize value of the loan the securitization owns, the collateral manager could materially and adversely impact the Fund’s investments.

The senior-secured loans underlying CLOs typically have floating interest rates. A rising interest rate environment may increase loan defaults, resulting in losses for the CLOs and the Fund. Further, a general rise in interest rates will increase the financing costs of the CLOs. However, since many of the senior secured loans within these CLOs have floors based on the Secured Overnight Financing Rate (“SOFR”) or another reference rate, there may not be corresponding increases in investment income constraining distributions to investors in these CLOs. CLOs typically obtain financing at a floating rate based on SOFR or another reference rate.

Between the closing date and the effective date of a CLO, the CLO collateral manager will generally expect to purchase additional collateral obligations for the CLO. During this period, the price and availability of these collateral obligations may be adversely affected by a number of market factors, including price volatility and availability of investments suitable for the CLO, which could hamper the ability of the collateral manager to acquire a portfolio of collateral obligations that will satisfy specified concentration limitations and allow the CLO to reach the target initial par amount of collateral prior to the effective date. An inability or delay in reaching the target initial par amount of collateral may adversely affect the timing and amount of interest or principal payments received by the holders of the CLO debt securities and distributions on the CLO equity securities and could result in early redemptions which may cause CLO debt and equity investors to receive less than face value of their investment.

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Some of the CLOs in which the Fund may invest may be “passive foreign investment companies” (each, a “PFIC”) for U.S. federal income tax purposes. Investment in certain equity interests of CLOs that are subject to treatment as PFICs for U.S. federal income tax purposes may cause the Fund to recognize income in a tax year in excess of the distributions the Fund receives from such CLOs and the Fund’s proceeds from sales or other dispositions of equity interests in such CLOs during that tax year. The Fund generally would be required to distribute such income to satisfy the distribution requirements applicable to RICs.

Equity Investments. When the Fund invests in senior secured loans or mezzanine loans, it may acquire equity securities as well. In addition, the Fund may invest directly in the equity securities of issuers. The Fund’s goal is ultimately to dispose of such equity interests and realize gains upon its disposition of such interests. However, the equity interests received may not appreciate in value and, in fact, may decline in value. Accordingly, the Fund may not be able to realize gains from its equity interests, and any gains that it does realize on the disposition of any equity interests may not be sufficient to offset any other losses experienced.

The value of the Fund’s portfolio may be affected by changes in the equity markets generally. Equity markets may experience significant short-term volatility and may fall sharply at times. Different markets may behave differently from each other and U.S. equity markets may move in the opposite direction from one or more foreign stock markets. Adverse events in any part of the equity or fixed-income markets may have unexpected negative effects on other market segments. The prices of individual equity securities generally do not all move in the same direction at the same time and a variety of factors can affect the price of a particular company’s securities. These factors may include, but are not limited to, poor earnings reports, a loss of customers, litigation against the company, general unfavorable performance of the company’s sector or industry, or changes in government regulations affecting the company or its industry.

Investments in Non-Voting Stock. To avoid potential adverse regulatory consequences, the Fund may need to hold its interest in an Investment Vehicle in non-voting form or limit its voting rights to less than 5%. This limitation on voting rights is intended to ensure that an Investment Vehicle is not deemed an “affiliated person” of the Fund for purposes of the 1940 Act, which may potentially impose limits on transactions with the Investment Vehicles both by the Fund and other clients of the Adviser. There are, however, other statutory tests of affiliation (such as on the basis of control), and an Investment Vehicle may be deemed an “affiliated person” of the Fund notwithstanding these limitations. If this were the case, transactions between the Fund and an Investment Vehicle could potentially be subject to the prohibitions of the 1940 Act if an appropriate exemption were not available.

In order to comply with this 5% limitation, the Fund may, at the time of investment, enter into a contractual arrangement under which the Fund irrevocably waives all voting rights associated with the investment or those that would exceed the 5% limitation. These voting waiver arrangements may increase the ability of the Fund and other clients of the Adviser to invest in certain Investment Vehicles. Other investment funds or accounts managed by the Adviser also may waive voting rights in a particular Investment Vehicle. Determinations of whether the Fund will waive its voting rights are made by the Adviser as part of the investment process. When deciding to waive voting rights, the Adviser considers only the interests of the Fund and not the interests of the Adviser or those of its other clients. The Fund has not established specific written procedures relating to this process.

It is possible that the Fund could be precluded from participating in a vote on a particular issue, including an issue that may have a material adverse consequence to the Fund. The Adviser considers this risk minimal relative to the increased flexibility potentially available to the Fund and its Shareholders from investing in non-voting securities.

Non-Diversified Status. The Fund is a “non-diversified” investment company for purposes of the 1940 Act, which means that it is not subject to percentage limitations under the 1940 Act on the percentage of its assets that may be invested in the securities of any one issuer. The Fund’s NAV may therefore be subject to greater volatility than that of an investment company that is subject to such a limitation on diversification. In addition, while the Fund is a “non-diversified” fund for purposes of the 1940 Act, the Fund intends to elect to be treated, and to qualify annually, as a RIC under the Code. To qualify as a RIC under the Code, the Fund must, among other things, (i) derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income derived with respect to its business of investing in such stock, securities or currencies, and net income from interests in “qualified publicly traded partnerships” (as defined in the Code); and (ii) diversify its holdings so that, at the end of each quarter of each taxable year, (A) at least 50% of the market value of the Fund’s assets is represented by cash, cash items, U.S. government securities, securities of other regulated investment companies and other securities, with such other securities of any one issuer limited for the purposes of this calculation to an amount not greater than 5% of the value of the Fund’s total assets and 10% of the outstanding voting securities of such issuer and (B) not more than 25% of the market value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other regulated investment companies) of (1) any one issuer, (2) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses, or (3) any one or more “qualified publicly traded partnerships.”

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OTHER RISKS

Investing in the Fund involves risks other than those discussed in “TYPES OF INVESTMENTS AND RELATED RISKS”, including those described below:

Inadequate Return. No assurance can be given that the returns on the Fund’s investments will be commensurate with the risk of investment in the Fund. Shareholders should not commit money to the Fund unless they have the resources to sustain the loss of their entire investment in the Fund.

Inside Information. From time to time, the Fund or its affiliates may come into possession of material, non-public information concerning an entity in which the Fund has invested, or proposes to invest. Possession of that information may limit the ability of the Fund to buy or sell securities of the entity.

Recourse to the Fund’s Assets. The Fund’s assets, including any investments made by the Fund and any interest in the Investment Interests held by the Fund, are available to satisfy all liabilities and other obligations of the Fund. If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund’s assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

Possible Exclusion of a Shareholder Based on Certain Detrimental Effects. The Fund may repurchase and/or redeem Shares in accordance with the terms of its Agreement and Declaration of Trust and the 1940 Act, including Rule 23c-2, held by a Shareholder or other person acquiring Shares from or through a Shareholder, if:

•	the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Shareholder or with the consent of the Fund;

•	ownership of the Shares by the Shareholder or other person likely will cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•	continued ownership of the Shares by the Shareholder or other person may be harmful or injurious to the business or reputation of the Fund, the Board, the Adviser or any of their affiliates, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

•	any of the representations and warranties made by the Shareholder or other person in connection with the acquisition of the Shares was not true when made or has ceased to be true;

•	the Shareholder is subject to special regulatory or compliance requirements, such as those imposed by the U.S. Bank Holding Company Act of 1956, as amended, certain Federal Communications Commission regulations, or ERISA (as hereinafter defined) (collectively, “Special Laws or Regulations”), and the Fund determines that the Shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold the Shares; or

•	the Fund or the Board determine that the repurchase of the Shares would be in the best interest of the Fund.

The effect of these provisions may be to deprive an investor in the Fund of an opportunity for a return even though other investors in the Fund might enjoy such a return.

Closed-end Interval Fund; Liquidity Risks. The Fund is a non-diversified closed-end management investment company designed primarily for long-term investors and is not intended to be a trading vehicle. An investor should not invest in the Fund if the investor needs a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on NAV. Although the Fund, as a fundamental policy, will make quarterly offers to repurchase between 5% and 25% of its outstanding Shares at NAV, the number of shares tendered in connection with a repurchase offer may exceed the number of shares the Fund has offered to repurchase, in which case not all of a shareholder’s shares tendered in that offer will be repurchased. In connection with any given repurchase offer, it is likely that the Fund may offer to repurchase only the minimum amount of 5% of its outstanding shares. Hence, a shareholder may not be able to sell its shares when and/or in the amount that it desires.

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Repurchase Offers Risks. The Fund intends to be an “interval fund” and, to provide some liquidity to shareholders, make quarterly offers to repurchase between 5% and 25% of its outstanding Shares at net asset value, pursuant to Rule 23c-3 under the 1940 Act. The Fund believes that these repurchase offers will generally be beneficial to the Fund’s shareholders, and generally will be funded from available cash or sales of portfolio securities. However, the repurchase of shares by the Fund decreases the assets of the Fund and, therefore, may have the effect of increasing the Fund’s expense ratios. Repurchase offers and the need to fund repurchase obligations may also affect the ability of the Fund to be fully invested or force the Fund to maintain a higher percentage of its assets in liquid investments, which may harm the Fund’s investment performance. Moreover, diminution in the size of the Fund through repurchases may result in untimely sales of portfolio securities, and may limit the ability of the Fund to participate in new investment opportunities. If the Fund uses leverage, repurchases of shares may compound the adverse effects of leverage in a declining market. In addition, if the Fund borrows money to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their shares by increasing Fund expenses and reducing any net investment income. Certain shareholders may from time to time own or control a significant percentage of the Fund’s shares. Repurchase requests by these shareholders of these shares of the Fund may cause repurchases to be oversubscribed, with the result that shareholders may only be able to have a portion of their shares repurchased in connection with any repurchase offer. If a repurchase offer is oversubscribed and the Fund determines not to repurchase additional shares beyond the repurchase offer amount, or if shareholders tender an amount of shares greater than that which the Fund is entitled to purchase, the Fund will repurchase the shares tendered on a pro rata basis, and shareholders will have to wait until the next repurchase offer to make another repurchase request. Shareholders will be subject to the risk of NAV fluctuations during that period. Thus, there is also a risk that some shareholders, in anticipation of proration, may tender more shares than they wish to have repurchased in a particular quarterly period, thereby increasing the likelihood that proration will occur. The NAV of shares tendered in a repurchase offer may fluctuate between the date a Shareholder submits a repurchase request and the repurchase request deadline, and to the extent there is any delay between the repurchase request deadline and the repurchase pricing date. The NAV on the repurchase request deadline or the repurchase pricing date may be higher or lower than on the date a Shareholder submits a repurchase request. See “Repurchases of Shares.”

Additional Tax Considerations; Distributions to Shareholders and Potential Fund-Level Tax Liabilities. The Fund expects to distribute substantially all of its net ordinary income and net capital gains to shareholders. These distributions are respectively characterized as ordinary dividend income or long-term capital gain when distributed as dividends for U.S. federal income tax purposes to shareholders. The Fund will inform shareholders of the amount and character of its distributions to shareholders. See “Tax Aspects” below for more information. If the Fund distributes (or is deemed to have distributed) in respect of any calendar year less than an amount at least equal to the sum of 98% of its calendar year ordinary income (taking into account certain deferrals and elections), 98.2% of its capital gain net income (determined on the basis of a one-year period ended on October 31 of such calendar year, and adjusted for certain ordinary losses), plus any such amounts that were not distributed in previous calendar years, then the Fund will generally be subject to a nondeductible 4% excise tax with respect to the Fund’s undistributed amounts. The Fund will not be subject to this excise tax on any amount which the Fund incurred an entity-level U.S. federal income tax.

Change in Tax Laws. Each prospective investor should be aware that tax laws and regulations are changing on an ongoing basis, and such laws and/or regulations may be changed with retroactive effect. Moreover, the interpretation and/or application of tax laws and regulations by certain tax authorities may not be clear, consistent or transparent. Uncertainty in the tax law may require the Fund and/or an Investment Vehicle to accrue potential tax liabilities even in situations in which the Fund does not expect to be ultimately subject to such tax liabilities.

The impact of new legislation on shareholders, the Fund and the Investment Interests invest is uncertain. Prospective investors are urged to consult their tax advisors regarding the effects of the new legislation on an investment in the Fund.

Regulatory Change. Legal and regulatory changes could occur during the term of the Fund, which may materially adversely affect the Fund. In addition, legislation or regulation may change the way in which the Fund is regulated. There can be no assurance that future legislation, regulation or deregulation will not have a material adverse effect on the Fund or will not impair the ability of the Fund to achieve its investment objective.

The rules under the Commodity Exchange Act (“CEA”) require that the Adviser either operate within certain guidelines and restrictions with respect to the Fund’s use of futures, options on such futures, commodity options and certain swaps, or be subject to registration with the Commodity Futures Trading Commission as a “commodity pool operator” (“CPO”) with respect to the Fund or be required to operate the Fund in compliance with certain disclosure, reporting, and recordkeeping requirements. The Adviser has elected to claim an exclusion from the definition of CPO with respect to the Fund. If the Adviser and the Fund become subject to CFTC regulation, as well as related National Futures Association rules, the Fund may incur additional compliance and other expenses.

Cyber Security Risk. As the use of technology has become more prevalent in the course of business, the Fund, like all companies, have become more susceptible to operational, information security and related risks through breaches in cyber security. In general, cyber security failures or breaches of the Fund or its service providers or the issuers of securities in which the Fund invests may result from deliberate attacks or unintentional events and may arise from external or internal sources. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems (e.g., through “hacking” or malicious software coding), but may also result from outside attacks such as denial-of-service attacks (i.e., efforts to make network services unavailable to intended users). Cyber security failures or breaches affecting the Adviser, the Core Managers, any subadvisor and other service providers (including, but not limited to, Fund accountants, custodians, transfer agents and financial intermediaries) have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with the Fund’s ability to calculate its NAV, impediments to trading, the inability of Fund shareholders to transact business, destruction to equipment and systems, violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs. In addition, substantial costs may be incurred in order to prevent any cyber security breaches in the future.

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While the Fund has established business continuity plans in the event of, and risk management systems to prevent, such cybersecurity breaches, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Furthermore, the Fund does not directly control the cyber security plans and systems put in place by its service providers or any other third parties whose operations may affect the Fund or its shareholders. The Fund and its shareholders could be negatively impacted as a result.

LIMITS OF RISK DISCLOSURES

The above discussions of the various risks associated with the Fund and the Shares are not, and are not intended to be, a complete enumeration or explanation of the risks involved in an investment in the Fund, as the above discussion does not address unknown risks that may be material to the Fund. Prospective investors should read this entire Prospectus and consult with their own advisors before deciding whether to invest in the Fund. In addition, as the Fund’s investment program changes or develops over time, an investment in the Fund may be subject to risk factors not described in this Prospectus. The Fund will update this Prospectus to account for any material changes in the risks involved with an investment in the Fund.

MANAGEMENT OF THE FUND

General

The Board provides broad oversight over the operations and affairs of the Fund. A majority of the Board is comprised of persons who are not considered “interested persons” as defined under the 1940 Act. iDirect Private Credit Advisors, LLC serves as the Fund’s investment adviser. The Adviser’s principal address is 60 E 42nd St, New York, NY 10165.

The Adviser, a registered investment adviser, is an indirect subsidiary of Institutional Capital Network, Inc. (“iCapital”). iCapital is a financial technology company that provides tech-based solutions for advisors, their high-net-worth client base, asset managers, and banks. It is assisted in this task by affiliates including a registered investment adviser, iCapital Advisors, LLC, that provides investment advisory services and investment administration to privately offered funds, and a registered broker-dealer that provides a range of broker-dealer services, including private placement of securities and distribution of the Fund’s shares. The Adviser is a Delaware limited liability company formed in 2024 that provides advisory services to the Fund, which is its only client. As of March 31, 2025, iCapital had total platform assets of $228 billion, including $35 billion in international platform assets. Each Core Manager capitalized and owns economically between 10.38% and 14.24% of the Adviser (with no voting rights). iDirect PC Holdings LLC (“iDirect PC Holdings”), a wholly owned subsidiary of iCapital, capitalized and is the majority unitholder of the Adviser (with 100% of the voting rights). iDirect PC Holdings is solely responsible for the management and day to day operations of the Adviser.

The Adviser may reallocate the Fund’s assets among Investment Interests, terminate its relationship with Investment Interests and select additional Investment Interests, subject in each case to the ultimate supervision of, and any policies established by, the Board.

A description of the factors considered by the Board in approving the Investment Advisory Agreement is set forth in the Fund's annual report to Shareholders for the fiscal period ended March 31, 2025.

Management Team

The personnel of the Adviser responsible for management of the Fund are experienced and educated investment professionals with a long performance record in alternative investments. They have identified, evaluated, structured, managed and monitored billions of dollars in a wide range of alternative investments globally and maintain a strong network within the alternative investment community as a result of their prior and ongoing experience. The Adviser and its personnel maintain relationships with a large number of managers. The Adviser believes that, as a result of these contacts, the Fund should have access to a large number of Investment Interests from which to select.

The portfolio managers who are jointly and primarily responsible for the day-to-day management of the Fund are Nick Veronis, David Shyu and Sam Williams:

Nick Veronis

Nicholas is a Co-Founder and one of the Managing Partners of iCapital, where he is Head of Fund Management. Prior to co-founding iCapital in 2013, Nicholas spent 11 years at Veronis Suhler Stevenson (VSS), a middle market private equity firm where he was a Managing Director responsible for originating and structuring investment opportunities. At VSS, he specialized in the business information services sector and helped spearhead the firm’s investment strategy in the financial software and data sector, including its investment in Ipreo. Nicholas was previously an operating advisor to Atlas Advisors, an independent investment bank based in New York. He began his career as a financial journalist for The Boston Business Journal, was a reporter for The Star-Ledger, and a Senior Associate in the New Media Division of Newhouse Newspapers. He holds a BA in economics from Trinity College and FINRA Series 7, 79, and 63 licenses.

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David Shyu

David Shyu is a Co-Portfolio Manager of the Fund. Prior to iCapital, Mr. Shyu was a Director of Newbury Partners, responsible for the origination, valuation, execution and monitoring of secondary investments and co-investments. Prior to Newbury, Mr. Shyu was as an Associate in the Secondary Group at Auda Private Equity. Previously, Mr. Shyu worked as an analyst at Goldman Sachs. Mr. Shyu graduated cum laude from Princeton University with a BSE in Operations Research and Financial Engineering.

Sam Williams

Mr. Williams is a Co-Portfolio Manager of the Fund.  Prior to joining iCapital, Sam was a Director on the private credit investment team at Kayne Anderson Capital Advisors, an asset management firm with approximately $35 billion of assets under management. Sam has served on the boards of directors of several companies in his capacity as an investor.  Sam graduated magna cum laude from the University of Pennsylvania with a BS in Economics and received an MBA from the Wharton School of Business.

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of Shares in the Fund.

Custodian and Transfer Agent

UMB Bank, N.A. serves as the custodian of the Fund. The Custodian’s principal business address is 928 Grand Boulevard, Kansas City, MO 64106.

Ultimus Fund Services, LLC, which has its principal office at 80 Arkay Drive, Hauppauge, NY 11788, serves as the Fund’s transfer agent (the “Transfer Agent”).

The Fund reimburses one or more parties for certain sub-accounting and/or sub-transfer agency fees paid to one or more financial intermediaries for certain sub-accounting and/or sub-transfer agency services based on net assets of applicable shareholder accounts.

FUND EXPENSES

The Adviser bears all of its own costs incurred in providing investment advisory services to the Fund, including travel and other expenses related to the selection and monitoring of Core Managers. As described below, however, the Fund bears all other expenses related to its investment program. The Adviser provides, or arranges at its expense, for certain management and administrative services to be provided to the Fund. Among those services are:

•	providing office space and other support services,

•	maintaining and preserving certain records,

•	preparing and filing various materials with state and U.S. federal regulators,

•	providing legal and regulatory advice in connection with administrative functions, and

•	reviewing and arranging for payment of the Fund’s expenses.

Expenses borne by the Fund (and thus indirectly by shareholders) will include:

•	all expenses related to its investment program, including, but not limited to, expenses borne indirectly through the Fund’s investments in the underlying Investment Interests, including any fees and expenses charged by the Core Managers with respect to Investment Interests (including management fees, performance or incentive fees and redemption or withdrawal fees, however titled or structured), all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in Investment Interests (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, research expenses, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

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•	any non-investment related interest expense;

•	taxes and any interest and penalties thereon, fees or government charges which may be assessed against the Fund and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Fund;

•	attorneys’ fees and disbursements associated with preparing and updating the Fund’s registration statement, and with reviewing potential investments to be made in Investment Interests;

•	attorneys’ fees and disbursements associated with preparing and filing an exemptive application with the SEC in respect of certain co-investment transactions;

•	printing, communications, marketing and publicity;

•	developing, licensing, implementing, maintaining or upgrading any web portal, extranet tools, computer software or other administrative or reporting tools (including subscription-based services) for the benefit of the Fund or its shareholders;

•	liquidation expenses of the Fund;

•	complying with any law or regulation related to the activities of the Fund;

•	any costs or expenses in connection with the Fund’s admission to the Investment Interests (including, without limitation, the legal costs of completing subscription booklets and the Fund’s side letters, if any, with the Investment Interests);

•	fees and expenses incurred in connection with or otherwise relating to the preparation of form documentation in respect of transfers;

•	expenses and fees related to audits of the Fund’s books and records;

•	fees and disbursements of any accountants engaged by the Fund and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information;

•	costs of preparing, distributing and filing financial statements, as well as costs of all governmental returns, compliance expenses, including reports and filings of the Fund, including fees and costs of any third-party service providers and professionals engaged to assist in the preparation of such reports or filings or provide any other services related to the foregoing;

•	fees paid and out-of-pocket expenses reimbursed to the Ultimus Fund Services, LLC (the “Administrator”);

•	recordkeeping, custody and transfer agency fees and expenses;

•	the costs of errors and omissions/Trustees’ and officers’ liability insurance and a fidelity bond;

•	the Management Fee;

•	the Distribution and Servicing Fee;

•	the costs of preparing and mailing reports and other communications, including proxy, repurchase offer correspondence or similar materials, to shareholders;

•	fees of Trustees who are not “interested persons” and travel expenses of Trustees relating to meetings of the Board and committees thereof;

•	all expenses relating to distributions to the shareholders and other expenses associated with the acquisition, holding and disposition of the Fund’s investments, including extraordinary expenses;

•	financing, commitment, origination and similar fees and expenses;

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•	broker, dealer, finder, underwriting (including both commissions and discounts), loan administration and private placement fees, sales commissions, investment banking fees and fees for similar services;

•	expenses attributable to brokerage, sale, custodial, depository, trustee, record keeping, account and similar services;

•	expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, research, auditing, appraisal, advisory, valuation, legal and recording fees and expenses, administrative (including any fees and expenses of the Administrator or Custodian related to the Fund), custodial and registration services provided to the Fund and any expenses attributable to consulting services, including in each case services with respect to the proposed purchase or sale of securities by the Fund that are not reimbursed by the issuer of such securities or others (whether or not any such purchase or sale is consummated);

•	filing, title, transfer, registration and other similar fees and expenses;

•	all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund;

•	costs associated with the conversion of the Fund to a Delaware statutory trust;

•	any governmental inquiry, investigation or proceeding involving the Fund, including the amount of any judgments, settlements, or fines paid in connection therewith;

•	fees and expenses of other custodians; and

•	any extraordinary expenses, including indemnification expenses as provided for in the Fund’s organizational documents.

In consideration for a fee based on the Fund’s average net assets, each of the Core Managers has agreed to provide the Fund with certain reporting and information that the Adviser intends to utilize to assist the Adviser with valuing the Direct Loan Interests.

There will be no direct or indirect payments from a Core Manager to the Adviser or to any third party, pursuant to any agreement or understanding, that are used to offset any expenses of the Fund.

The Adviser has contractually entered into an “Expense Limitation and Reimbursement Agreement” with the Fund to limit until one year from the date of this Prospectus (the “Limitation Period”) the amount of “Specified Expenses” (as described herein) borne by the Fund in respect of Class A Shares, Class D Shares and Class I Shares during the Limitation Period to an amount not to exceed 0.50% per annum of the Fund’s average daily net assets attributable to such Class (the “Expense Cap”). “Specified Expenses” is defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses: (i) the Management Fee, Distribution and Servicing Fees and Investment Interest expenses (which consist of any costs or expenses in connection with the Fund’s acquisition of, or admission to, the Investment Interests (including transaction costs and legal costs associated with the Investment Interests) and any ongoing costs and expenses of the Investment Interests that are passed through to the Fund (i.e., acquired fund fees and expenses)); (ii) interest expenses and related borrowing costs incurred by the Fund; (iii) other investment-related expenses of the Fund (including financing, commitment, origination and other similar fees and expenses); (iv) taxes; and (v) litigation and other extraordinary expenses. The Adviser may extend the Limitation Period for the Fund on an annual basis. To the extent that Specified Expenses in respect of any Class of Shares for any month exceed the Expense Cap applicable to a Class of Shares, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess. To the extent that the Adviser bears Specified Expenses in respect of a Class of Shares, it is permitted to receive reimbursement for any expense amounts previously paid or borne by the Adviser, for a period not to exceed three years from the date on which such expenses were paid or borne by the Adviser, even if such reimbursement occurs after the termination of the Limitation Period, provided that the Specified Expenses in respect of the applicable Class of Shares have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of Specified Expenses in respect of a Class of Shares in the month the reimbursement is being made to a level that exceeds the Expense Cap at the time of such reimbursement or the Expense Cap in place at the time the expense amounts were previously paid or borne by the Adviser (whichever is lower).

“Extraordinary expenses” are expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses in connection with holding and/or soliciting proxies for a meeting of shareholders.

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The Adviser will be reimbursed by the Fund for any of the above expenses that it pays on behalf of the Fund, except as otherwise provided above.

The Administrator performs certain administration, accounting and investor services for the Fund. In consideration for these services, the Fund pays the Administrator a fee based on the average net assets of the Fund (subject to certain minimums), and will reimburse the Administrator for out-of-pocket expenses.

Organizational and Offering Costs

Organizational costs include, among other things, the cost of organizing as a Delaware statutory trust, including the cost of legal services and other fees pertaining to the Fund’s organization. These costs are expensed as incurred by the Fund and may be paid by the Adviser on behalf of the Fund.

The Fund’s initial offering costs include, among other things, legal, printing and other expenses pertaining to this offering. Offering costs will be amortized over 12 months on a straight-line basis.

All organizational and offering costs of the Fund paid by the Adviser shall be subject to reimbursement pursuant to the Expense Limitation and Reimbursement Agreement. The Fund will pay for organizational and initial offering expenses up to a limit of $500,000. The Adviser, or its affiliates, will bear any organizational and initial offering expenses in excess of the $500,000 limit.

MANAGEMENT FEE

In consideration of the advisory and other services provided by the Adviser to the Fund, The Fund pays the Adviser a Management Fee at the annual rate of 1.25% of the Fund’s average daily NAV. The Management Fee is calculated and payable monthly in arrears.

CALCULATION OF NET ASSET VALUE

The Fund will calculate its NAV as of the close of business each business day and at such other times as the Board shall determine (each, a “Determination Date”). In determining its NAV, the Fund will value its investments as of the relevant Determination Date. The NAV of the Fund will equal, unless otherwise noted, the value of the total assets of the Fund, less all of its liabilities, including accrued fees and expenses, each determined as of the relevant Determination Date.

The NAV of each share class is calculated separately based on the fees and expenses applicable to each class. Because of differing class fees and expenses and different starting NAV per share, the per share NAV of the classes will vary over time. The Board has designated the Adviser as the Fund’s valuation designee for purposes of Rule 2a-5 under the 1940 Act. The Adviser oversees the valuation of the Fund’s investments on behalf of the Fund. The Board approved valuation procedures for the Adviser (the “Valuation Procedures”). The Board is responsible for ensuring that the Valuation Procedures are fair to the Fund and consistent with applicable regulatory guidelines.

The Valuation Procedures provide that the Adviser will value the Fund’s investments in Investment Interests at fair value unless market quotations are “readily available” as defined in the 1940 Act.

The Valuation Procedures provide that the Adviser will value the Fund’s investments in Investment Vehicles at fair value. The Investment Vehicles generally value their investments at fair value. The fair value of the Investment Vehicles as of each Determination Date ordinarily will be the account value of the Fund’s interest in such investments as provided by the relevant Core Manager as of or prior to the relevant Determination Date; provided that such values will be adjusted for any other relevant information available at the time the Fund values its portfolio, including capital activity and material events occurring between the reference dates of the Core Manager’s valuations and the relevant Determination Date.

Investments in securities that are listed on the New York Stock Exchange (the “NYSE”) are valued, except as indicated below, at the last sale price reflected at the close of the NYSE on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices for the day or, if no asked price is available, at the bid price. Securities not listed on the NYSE but listed on other domestic or foreign securities exchanges are valued in a similar manner. Securities traded on more than one securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected on the tape at the close of the exchange representing the primary market for such securities. If, after the close of a foreign market, but prior to the close of business on the day the securities are being valued, market conditions change significantly, certain foreign securities may be valued pursuant to procedures approved by the Board.

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In cases where a fair valuation of securities is applied, the Fund’s NAV will reflect certain portfolio securities’ fair value rather than their market price. Fair value pricing involves subjective judgments and it is possible that the fair value determined for a security is materially different than the value that could be realized upon the sale of that security. This fair value may also vary from valuations determined by other funds using their own fair valuation procedures. The fair value prices can differ from market prices when they become available or when a price becomes available.

The Fund and the Adviser may use independent pricing services to assist in calculating the value of the Fund’s securities, including illiquid investments. Additionally, in consideration for a fee based on the Fund’s average net assets, each of the Core Managers has agreed to provide the Fund with certain reporting and information that the Adviser intends to utilize to assist the Adviser with valuing the Direct Loan Interests.

The Adviser and its affiliates act as investment advisers to other clients that may invest in securities for which no public market price exists. Valuation determinations by the Adviser or its affiliates for other clients may result in different values than those ascribed to the same security owned by the Fund. Consequently, the fees charged to the Fund may be different than those charged to other clients, since the method of calculating the fees takes the value of all assets, including assets carried at different valuations, into consideration.

Expenses of the Fund, including the Management Fee, are accrued on a monthly or daily basis on the Determination Date and taken into account for the purpose of determining the Fund’s NAV.

Prospective investors should be aware that situations involving uncertainties as to the value of portfolio positions could have an adverse effect on the Fund’s NAV if the judgments of the Adviser regarding appropriate valuations should prove incorrect.

CONFLICTS OF INTEREST

The Adviser

The Adviser or its affiliates provide or may provide investment advisory and other services to various entities. The Adviser and certain of its investment professionals and other principals, may also carry on substantial investment activities for their own accounts, for the accounts of family members and for other accounts (collectively, with the other accounts advised by the Adviser and its affiliates, “Other Accounts”). The Fund has no interest in these activities. As a result of the foregoing, the Adviser and the investment professionals who, on behalf of the Adviser, will manage the Fund’s investment portfolio will be engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and Other Accounts. Such persons will devote only so much of their time as in their judgment is necessary and appropriate.

There also may be circumstances under which the Adviser will cause one or more Other Accounts to commit a larger percentage of its assets to an investment opportunity than to which the Adviser will commit the Fund’s assets. There also may be circumstances under which the Adviser will consider participation by Other Accounts in investment opportunities in which the Adviser does not intend to invest on behalf of the Fund, or vice versa.

Additionally, the other clients of the Adviser or its affiliates may, subject to applicable law, hold securities, loans or other instruments of an issuer in a different class or a different part of the capital structure than securities, loans or other instruments of such issuer held by the Fund. As a result, another client may pursue or enforce rights or activities or vote on certain matters, or refrain from pursuing or enforcing rights or activities or voting on certain matters, on behalf of its own account, which could have an adverse effect on the Fund. Conversely, the Adviser may determine not to pursue or enforce rights or activities available to the Fund that might be unfavorable to such other client or may determine not to vote on certain matters, on behalf of the Fund, in a manner that might be unfavorable to such other client, including by abstaining from the relevant vote or voting in line with other similarly situated investors.

The Adviser also intends to compensate, from its own resources, third-party securities dealers, other industry professionals and any affiliates thereof (“financial intermediaries”) in connection with the distribution of Shares in the Fund or for their ongoing servicing of Shares acquired by their clients. Such compensation may take various forms, including a fixed fee, a fee determined by a formula that takes into account the amount of client assets invested in the Fund, the timing of investment or the overall NAV of the Fund, or a fee determined in some other method by negotiation between the Adviser and such financial intermediaries. Financial intermediaries may also charge investors, at the financial intermediaries’ discretion, a placement fee based on the purchase price of Fund Shares purchased by the investor. As a result of the various payments that financial intermediaries may receive from investors and the Adviser, the amount of compensation that a financial intermediary may receive in connection with the sale of Shares in the Fund may be greater than the compensation it may receive for the distribution of other investment products. This difference in compensation may create an incentive for a financial intermediary to recommend the Fund over another investment product.

Financial intermediaries may be subject to certain conflicts of interest with respect to the Fund. For example, the Fund, the Adviser or portfolio companies or investment vehicles sponsored or managed by the Adviser may (i) purchase securities or other assets directly or indirectly from, (ii) enter into financial or other transactions with or (iii) otherwise convey benefits through commercial activities to a financial intermediary. As such, certain conflicts of interest may exist between such persons and a financial intermediary. Such transactions may occur in the future and generally there is no limit to the amount of such transactions that may occur.

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Financial intermediaries may perform investment advisory and other services for other investment entities with investment objectives and policies similar to those of the Fund. Such entities may compete with the Fund for investment opportunities and may invest directly in such investment opportunities. Financial intermediaries that invest in a portfolio company may do so on terms that are more favorable than those of the Fund.

A financial intermediary may provide financing, investment banking services or other services to third parties and receive fees therefore in connection with transactions in which such third parties have interests which may conflict with those of the Fund. A financial intermediary may give advice or provide financing to such third parties that may cause them to take actions adverse to the Fund or a portfolio company. A financial intermediary may directly or indirectly provide services to, or serve in other roles for compensation for, the Fund or a portfolio company. These services and roles may include (either currently or in the future) managing trustee, managing member, general partner, investment manager or advisor, investment sub-advisor, distributor, broker, dealer, selling agent and investor servicer, custodian, transfer agent, fund administrator, prime broker, recordkeeper, shareholder servicer, interfund lending servicer, Fund accountant, transaction (e.g., a swap) counterparty and/or lender.

In addition, issuers of securities held by the Fund may have publicly or privately traded securities in which a financial intermediary is an investor or makes a market. The trading activities of financial intermediaries generally will be carried out without reference to positions held by the Fund and may have an effect on the value of the positions so held, or may result in a financial intermediary having an interest in the issuer adverse to the Fund. No financial intermediary is prohibited from purchasing or selling the securities of, otherwise investing in or financing, issuers in which the Fund has an interest.

A financial intermediary may sponsor, organize, promote or otherwise become involved with other opportunities to invest directly or indirectly in the Fund. Such opportunities may be subject to different terms than those applicable to an investment in the Fund, including with respect to fees and the right to receive information.

The Adviser and/or its affiliates may advise funds that may invest in other funds advised by a Core Manager, or which has other relationships with a Core Manager. Accordingly, the relationships between the Adviser and its affiliates, including iCapital Advisors LLC, and the Core Managers may create conflicts of interest for the Adviser when determining whether to invest the Fund’s assets in an Investment Interest that is sourced, sponsored, or managed by a Core Manager.

Set out below are practices that the Adviser may follow.

Participation in Investment Opportunities

Directors, principals, officers, employees and affiliates of the Adviser may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment mandates or constraints, positions may be taken by directors, principals, officers, employees and affiliates of the Adviser, or by the Adviser for the Other Accounts, including Other Accounts that are invested in funds advised by a Core Manager or which has other relationships with a Core Manager, or any of their respective affiliates on behalf of their own other accounts that are the same as, different from or made at a different time than, positions taken for the Fund.

The Board of Trustees has adopted a Code of Ethics for the Fund and approved Codes of Ethics adopted by the Adviser and the Distributor (collectively the “Codes”). The Codes are intended to ensure that the interests of Shareholders and other clients are placed ahead of any personal interest, that no undue personal benefit is obtained from the person’s employment activities and that actual and potential conflicts of interest are avoided. The Codes apply to the personal investing activities of Trustees and officers of the Fund and the Adviser and the Distributor.

Other Matters

The Adviser and its affiliates will not purchase securities or other property from, or sell securities or other property to the Fund, except that the Fund may in accordance with rules under the 1940 Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members or managing general partners. These transactions would be effected in circumstances in which the Adviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument on the same day.

Future investment activities of the Adviser and its affiliates and their principals, partners, members, directors, officers or employees may give rise to conflicts of interest other than those described above.

Core Managers

Because the Fund proposes to allocate substantially all of its assets to Investment Interests sourced by, or sponsored or managed by, the Core Managers, conflicts of interest may arise as a consequence of investment management and other financial advisory services in which a Core Manager and its affiliates are engaged. Because the Core Managers earn compensation from the Investment Vehicles in which they manage and transaction-based fees for Loan Interests acquired by the Fund, the Core Managers face conflicts of interest when deciding which Investment Interests to make available to the Fund for its investment.

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The Core Managers provide investment advisory services to a range of clients. Accordingly, each of the Core Managers may have financial interests that diverge from those of the Fund, and conflicts of interest may arise with respect to the Core Managers’ allocation of Direct Loan Interest opportunities. Additionally, each of the Core Managers will generally first allocate Direct Loan Interest opportunities to its clients (which for the avoidance of doubt excludes the Fund) before making Direct Loan Interest opportunities, if any, available to the Fund for its investment. This creates conflicts of interest whereby clients of the Core Managers are allocated Direct Loan Interest opportunities that are not made available to the Fund.

Each of the Core Managers is engaged in a broad spectrum of activities including sponsoring and managing private investment vehicles and other activities. Those activities may present conflicts if other investment vehicles either compete for the same investment opportunity or pursue investment mandates counter to each other.

PURCHASES OF SHARES

Purchase Terms

The Fund offers three classes of Shares on a daily basis. The Fund reserves the right to reject any purchase of Shares in certain limited circumstances (including, without limitation, when it has reason to believe that a purchase of Shares would be unlawful). Unless otherwise required by applicable law, any amount received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective investor.

Investors purchasing Class A Shares in the Fund may be charged a sales load of up to 3.50% of the investment amount. The Distributor and/or a Selling Agent may, at its discretion, waive all or a portion of the sales load for the purchase of Class A Shares of the Fund by or on behalf of: (i) the Adviser or its affiliates; (ii) purchasers for whom the Distributor, the Adviser or one of their affiliates acts in a fiduciary, advisory, custodial, or similar capacity; (iii) employees and retired employees (including spouses, children, and parents of employees and retired employees) of the Distributor, the Adviser and any affiliates of the Distributor or the Adviser; (iv) Trustees and retired Trustees of the Fund (including spouses, children and parents of Trustees and retired Trustees); (v) purchasers who use proceeds from an account for which the Distributor, the Adviser or one of their affiliates acts in a fiduciary, advisory, custodial, or similar capacity, to purchase Shares of the Fund; (vi) Selling Agents and their employees (and the immediate family members of such individuals); (vii) investment advisers or financial planners that have entered into an agreement with the Distributor that charge a fee for their services and that purchase Shares of the Fund for (1) their own accounts or (2) the accounts of eligible clients; (viii) clients of such investment advisers or financial planners described in (vii) above who place trades for the clients’ own accounts if such accounts are linked to the master account of the investment adviser or financial planner on the books and records of a Selling Agent; (ix) orders placed on behalf of other investment companies that the Distributor, the Adviser or an affiliated company distributes; (x) orders placed on behalf of purchasers who have previously invested in the Fund or other funds advised or distributed by the Adviser, Distributor and any affiliates of the Adviser or Distributor; or (xi) any other eligible client of Distributor, Adviser, a Selling Agent, or any affiliates of Distributor, Adviser or a Selling Agent, whose financial representative has negotiated a reduction or waiver of the sales load. To receive a sales charge or minimum investment waiver in conjunction with any of the above categories, an investor must, at the time of purchase, give the Distributor sufficient information to permit the Distributor to confirm that the investor qualifies for such a waiver. The Fund will notify Class A shareholders of any changes made by the Distributor or a Selling Agent in respect of the investors that are eligible for a waiver of the sales load.

The following sales loads apply to purchases of Class A Shares of the Fund:

Amount Purchased	Sales Charge
Less than $100,000	3.50%
$100,000-$249,999	3.00%
$250,000-$499,999	2.50%
$500,000-$999,999	1.50%
$1,000,000 and above	None

No Upfront Sales Load are paid for sales of any Class D Shares.

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Class I Shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I Shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I Shares, (4) by our executive officers and directors and their immediate family members, as well as officers and employees of the Adviser, iCapital or the Core Managers or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers or (5) other categories of investors that we name in an amendment or supplement to this prospectus. We may also offer Class I Shares to certain feeder vehicles primarily created to hold our Class I Shares, which in turn offer interests in themselves to investors; we expect to conduct such offerings pursuant to exceptions to registration under the Securities Act and not as a part of this offering. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. We may also offer Class I shares to other investment vehicles.

No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class I Shares.

The minimum initial investment in the Fund by an investor is $2,500 for Class A Shares and Class D Shares and $1,000,000 for Class I Shares. Additional investments in the Fund must be made in a minimum amount of $500 for Class A Shares and Class D Shares. There is no minimum investment amount for additional investments in Class I Shares. The Fund reserves the right to waive investment minimums. The Fund may repurchase all of the Shares held by a Shareholder if the Shareholder’s account balance in the Fund, as a result of repurchase or transfer requests by the Shareholder, is less than $2,500.

Initial and any additional purchases of Shares of the Fund by any Shareholder must be made via wire transfer of funds.

Payment for each initial or subsequent additional purchases of Shares must be made in one installment.

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means to you: When you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. If we are unable to verify your identity, we reserve the right to restrict additional transactions and/or liquidate your account at the next calculated NAV after your account is closed (less any applicable sales/account charges and/or tax penalties) or take any other action required by law. The Fund has implemented an anti-money laundering compliance program, which includes designation of an anti-money laundering compliance officer.

Right of Accumulation

To qualify for a reduced Class A sales load that would apply to a larger purchase than you are currently making, you can add the value of Class A Shares, as applicable, that you and your spouse currently own, and other Class A Share purchases, as applicable, that you are currently making, to the value of your Class A Share purchase of the Fund. The value of the Shares you currently own is based on the greater of their current value or the amount you paid for the Shares, including reinvestment of dividends and capital gain distributions.

In totaling your holdings, you may count Class A Share held in:

•	your individual accounts (including IRAs);

•	your joint accounts with your spouse; and

•	accounts you or your spouse hold as trustees or custodians on behalf of children who are minors.

A fiduciary can apply a right of accumulation to all Shares purchased for a trust, estate or other fiduciary account that has multiple accounts. You must provide information about your eligibility and holdings at the time of your purchase in order to qualify for the right of accumulation. You must notify your financial intermediary of your eligibility for the right of accumulation at the time of your purchase. The Fund reserves the right to modify or to cease offering this program at any time.

Eligibility

The Distributor and/or any Selling Agent may impose eligibility requirements for investors who purchase Shares through the Distributor or such Selling Agent.

The Distributor or any RIA who offers Class I Shares may impose eligibility requirements on investors who purchase Class I Shares from the Distributor through such RIA. See “Plan of Distribution.”

REPURCHASES OF SHARES

No Right of Redemption

No Shareholder or other person holding Shares acquired from a Shareholder has the right to require the Fund to repurchase any Shares. No public market for Shares exists, and none is expected to develop in the future. Consequently, shareholders may not be able to liquidate their investment other than as a result of repurchases of Shares by the Fund, as described below.

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Repurchases

To provide shareholders with limited liquidity, the Fund is structured as an interval fund and intends to conduct quarterly offers at NAV to repurchase between 5% and 25% of outstanding Shares, pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). In connection with any given quarterly repurchase offer, the Fund currently intends to repurchase 5% of its outstanding Shares.

The timeline below summarizes the key dates in the repurchase process:

(21 to 42 days)	(No more than 14 days)		(No more than 7 days)

Shareholder Notification	Repurchase	Repurchase	Repurchase
	Request	Pricing Date	Payment
	Deadline	(determine NAV	Deadline
at which shares will
be repurchased)

Quarterly repurchases will occur in the months of March, June, September, and December. The offer to purchase Shares is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). A Shareholder Notification (as defined below) will be made available to shareholders at least 21 calendar days, but no more than 42 calendar days, before the “Repurchase Request Deadline” (typically March 15, June 15, September 15, and December 15). The NAV will be calculated no later than the “Repurchase Pricing Date,” which will be no later than 14 calendar days after the Repurchase Request Deadline, or the next business day if the fourteenth day is not a business day. The Fund will distribute payment to shareholders within seven calendar days after the Repurchase Pricing Date. The Fund’s repurchase offers may subject the Fund and shareholders to special risks.

Investors may be charged a fee if they effect transactions through an intermediary, broker or agent. The Fund has authorized one or more brokers to receive on its behalf purchase and repurchase orders, including the Distributor and Selling Agents. Such brokers are authorized to designate other intermediaries to receive purchase and repurchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. Investors’ purchase orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker or the broker’s authorized designee.

In addition, the repurchase of Shares by the Fund may be a taxable event to Shareholders, potentially even to those Shareholders that do not participate in the repurchase. See “Tax Aspects” below for more information.

Determination of Repurchase Offer Amount

The Board, in its sole discretion, will determine the number of Shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a given Repurchase Request Deadline. The Repurchase Offer Amount, however, will be between 5% and 25% of the total number of Shares outstanding on the Repurchase Request Deadline. In connection with any given quarterly repurchase offer, the Fund currently intends to repurchase 5% of its outstanding Shares.

Notice to Shareholders

No less than 21 days and no more than 42 days before each Repurchase Request Deadline, the Fund shall make available to each Shareholder of record and to each beneficial owner of the Shares that are the subject of the repurchase offer a notification (“Shareholder Notification”). The Shareholder Notification will contain information shareholders should consider in deciding whether to tender their Shares for repurchase.

The notice also will include detailed instructions on how to tender Shares for repurchase, state the Repurchase Offer Amount and identify the dates of the Repurchase Request Deadline, the scheduled Repurchase Pricing Date, and the date the repurchase proceeds are scheduled for payment (the “Repurchase Payment Deadline”). The notice also will set forth the NAV that has been computed no more than seven days before the date of notification, and how shareholders may ascertain the NAV after the notification date.

Repurchase Price

The repurchase price of the Shares will be the Fund’s NAV as of the close of regular trading on the NYSE on the Repurchase Pricing Date. You may call (212) 994-7400 to learn the NAV. The notice of the repurchase offer also will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs, and a toll-free number for information regarding the repurchase offer.

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Repurchase Amounts and Payment of Proceeds

Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate Repurchase Offer Amount established for that Repurchase Request Deadline. Payment pursuant to the repurchase offer will be made to the Shareholder’s address of record or credited directly to a predetermined bank account on the Purchase Payment Date, which will be no more than seven calendar days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of Shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional amount of Shares not to exceed 2% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding Shares on the Repurchase Request Deadline, the Fund will repurchase the Shares on a pro rata basis. However, the Fund may accept all Shares tendered for repurchase by shareholders who own less than one hundred Shares and who tender all of their Shares, before prorating other amounts tendered. With respect to any required minimum distributions from an IRA or other qualified retirement plan, it is the obligation of the shareholder to determine the amount of any such required minimum distribution and to otherwise satisfy the required minimum. In the event that shareholders in the aggregate tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the shares on a pro rata basis, which may result in the Fund not honoring the full amount of a required minimum distribution requested by a shareholder.

VOTING

Each Shareholder has the right to cast a number of votes equal to the number of Shares held by such Shareholder at a meeting of shareholders called by the Board. Shareholders will be entitled to vote on any matter on which shareholders of a registered investment company organized as a corporation would be entitled to vote, including certain elections of a Trustee and approval of the Investment Advisory Agreement, in each case to the extent that voting by shareholders is required by the 1940 Act.

Notwithstanding their ability to exercise their voting privileges, shareholders in their capacity as such are not entitled to participate in the management or control of the Fund’s business, and may not act for or bind the Fund.

TAX ASPECTS

The following is a summary of certain U.S. federal income tax considerations relevant to the acquisition, holding and disposition of Shares. This discussion offers only a brief outline of the U.S. federal income tax consequences of investing in the Fund and is based upon present provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, which change may be retroactive. The discussion is limited to persons who hold their Shares as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular Shareholder or to shareholders who may be subject to special treatment under U.S. federal income tax laws, such as U.S. financial institutions, insurance companies, broker-dealers, traders in securities that have made an election for U.S. federal income tax purposes to mark-to-market their securities holdings, tax-exempt organizations, partnerships, shareholders who are not “United States Persons” (as defined in the Code), shareholders liable for the alternative minimum tax, persons holding Shares through partnerships or other pass-through entities, or persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar. No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) regarding any matter relating to the Fund or the Shares. No assurance can be given that the IRS would not assert a position contrary to any of the tax aspects described below. The discussion set forth herein does not constitute tax advice. Prospective shareholders and shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the acquisition, holding and disposition of Shares of the Fund, as well as the effects of state, local and non-U.S. tax laws.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT INTEREST (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

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Qualification as a Regulated Investment Company; Tax Treatment

The Fund intends to elect to be treated, and to qualify annually, as a RIC under the Code. If the Fund so qualifies and distributes (or is deemed to have distributed) each taxable year to shareholders dividends for U.S. federal income tax purposes of an amount at least equal to the sum of 90% of its investment company taxable income (which includes, among other items, dividends, interest and net short-term capital gains in excess of net long-term capital losses, but determined without regard to the deduction for dividends paid) plus 90% of any net tax-exempt income for the Fund’s taxable year, the Fund will not be subject to U.S. federal corporate income taxes on any amounts it distributes as dividends for U.S. federal income tax purposes, including distributions (if any) derived from the Fund’s net capital gain (i.e., the excess of the net long-term capital gains over net short-term capital losses) to shareholders. The Fund intends to distribute to its shareholders, at least annually, substantially all of its investment company taxable income, net tax-exempt income, and net capital gains.

In addition, amounts not distributed on a timely basis in accordance with a separate calendar year distribution requirement are subject to a nondeductible 4% excise tax. To prevent imposition of the excise tax, the Fund generally must be considered to have distributed dividends for U.S. federal income tax purposes in respect of each calendar year in an amount at least equal to the sum of (1) 98% of its ordinary income (not taking into account any capital gains or losses), determined on a calendar year basis, (2) 98.2% of its capital gain net income, determined under prescribed rules for this purpose (which is generally determined on the basis of the one- year period ending on October 31st of such calendar year, and adjusted for certain ordinary losses), and (3) any ordinary income and capital gain net income from previous years that was not distributed during those years and on which the Fund incurred no U.S. federal income tax. For U.S. federal income tax purposes, dividends declared by the Fund in October, November or December to shareholders of record on a specified date in such a month and paid during January of the following calendar year are taxable to such shareholders, and deductible by the Fund, as if paid on December 31 of the calendar year declared. The Fund generally intends to make distributions sufficient to avoid imposition of the excise tax, although there can be no assurance that it will be able to do so.

In order to qualify as a RIC, the Fund must, among other things: (a) derive in each taxable year (the “gross income test”) at least 90% of its gross income from (i) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stocks, securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stocks, securities or currencies, and (ii) net income from interests in “qualified publicly traded partnerships” (as defined in the Code) (all such income items, “qualifying gross income”); and (b) diversify its holdings (the “asset diversification test”) so that, at the end of each quarter of the taxable year, (i) at least 50% of the value of the Fund’s total assets is represented by cash and cash items (including receivables), U.S. Government securities, the securities of other RICs and other securities, with such other securities of any one issuer limited for the purposes of this calculation to an amount not greater than 5% of the value of the Fund’s total assets and not greater than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its total assets is invested in the securities (other than U.S. Government securities or the securities of other RICs) of a single issuer, two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or one or more “qualified publicly traded partnerships” (as defined in the Code).

For the purpose of determining whether the Fund satisfies the gross income test, the character of the Fund’s distributive share of items of income, gain and loss derived through any Investment Interests that are properly treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships) generally will be determined as if the Fund realized such tax items in the same manner as realized by those Investment Interests. Similarly, for the purpose of the asset diversification test, the Fund, in appropriate circumstances, will “look through” to the assets held by the Fund and such Investment Interests.

A RIC that fails the gross income test for a taxable year shall nevertheless be considered to have satisfied the test for such taxable year if (i) the RIC satisfies certain procedural requirements, and (ii) the RIC’s failure to satisfy the gross income test is due to reasonable cause and not due to willful neglect. However, in such case, for the taxable year in which the RIC would have failed the gross income test absent the application of the above cure provision, a tax would be imposed on the RIC equal to the amount by which the RIC’s non-qualifying gross income exceeds one-ninth of the RIC’s qualifying gross income, each as determined for purposes of applying the gross income test for such taxable year.

Additionally, a RIC that fails the asset diversification test as of the end of a quarter of a taxable year shall nevertheless be considered to have satisfied the test as of the end of such quarter in the following circumstances. If the RIC’s failure to satisfy the asset diversification test at the end of the quarter is due to the ownership of assets the total value of which does not exceed the lesser of (i) one percent of the total value of the RIC’s assets at the end of such quarter and (ii) $10,000,000 (a “de minimis failure”), the RIC shall be considered to have satisfied the asset diversification test as of the end of such quarter if, within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of assets in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test.

In the case of a failure to satisfy the asset diversification test at the end of a quarter of a taxable year under circumstances that do not constitute a de minimis failure, a RIC shall nevertheless be considered to have satisfied the asset diversification test as of the end of such quarter if (i) the RIC satisfies certain procedural requirements; (ii) the RIC’s failure to satisfy the asset diversification test is due to reasonable cause and not due to willful neglect; and (iii) within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of the assets that caused the asset diversification failure in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test. However, in such case, a tax is imposed on the RIC, at the highest stated corporate income tax rate, on the net income generated by the assets that caused the RIC to fail the asset diversification test during the period for which the asset diversification test was not met. In all events, however, such tax will not be less than $50,000.

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If before the end of any taxable quarter of the Fund’s taxable year, the Fund believes that it may fail the asset diversification test, the Fund may seek to take certain actions to avert such a failure. However, the action typically taken by RICs to avert such a failure (e.g., the disposition of assets causing the asset diversification discrepancy) may be difficult for the Fund to pursue because of the limited liquidity of the Investment Interests.

While the Code generally affords the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund’s ability to do so may limit utilization of this statutory 30-day cure period and, possibly, the extended cure period provided by the Code as discussed above.

If the Fund does not qualify as a RIC, it will be treated for tax purposes as an ordinary corporation. In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions made to shareholders, and the Fund generally would not be required to make any distributions unless certain other restrictions were to apply to require distributions. In addition, all distributions (including distributions of net capital gain) made to shareholders generally would be characterized as dividend income to the extent of the Fund’s current and accumulated earnings and profits.

The Fund intends to operate so as to be eligible to be treated as a RIC as of January 1, 2025. If the Fund had a net appreciation in its portfolio at the time of its conversion to a RIC, the amount of such net appreciation attributable to the Fund’s direct or indirect corporate partners at that time is generally expected to be taxable to the Fund if the net appreciation is recognized within five (5) years, even if the amount of such gain is distributed to shareholders. However, the consequences described in the previous sentence will not be applicable if a “deemed sale” election is made with respect to the Fund’s conversion to a RIC. If this election is made, the Fund would be treated as having sold its assets before its conversion to a RIC, and any net recognized gain on the deemed sale would be allocated to the direct or indirect corporate partners of the Fund.

Distributions

The Fund intends to make distributions necessary to maintain its ability to be subject to tax as a regulated investment company under the Code and to avoid the imposition of corporate-level federal income tax. As such, the Fund intends to declare and pay distributions from its net investment income and distribute net realized capital gains, if any, at least annually, and in a manner consistent with the provisions of the Code and the 1940 Act. After the end of each calendar year, shareholders will be provided information regarding the amount and character of distributions actually and deemed received from the Fund during the calendar year.

Shareholders normally will be subject to U.S. federal income taxes, and any state and/or local income taxes, on any distributions that they receive from the Fund. Distributions from net investment income and net short-term capital gain generally will be characterized as ordinary income (which generally cannot be offset with capital losses from other sources), and, to the extent attributable to dividends from U.S. corporations, may be eligible for a dividends-received deduction for shareholders that are corporations, provided the Shareholder satisfies the applicable holding period and other requirements. Further, to the extent the dividends are attributable to dividends from U.S. corporations and certain foreign corporations, such dividends may, in certain cases, be eligible for treatment as “qualified dividend income,” which is generally subject to tax at rates equivalent to long-term capital gain tax rates, by shareholders that are individuals, provided the Shareholder satisfies the applicable holding period and other requirements. Distributions from net capital gain (typically referred to as a “capital gain dividend”) will be characterized as long-term capital gain, regardless of how long Shares have been held by the Shareholder, and will not be eligible for the dividends-received deduction or treatment as “qualified dividend income.” However, if the Shareholder received any long-term capital gain distributions in respect of any repurchased Shares (including, for this purpose, amounts credited as undistributed capital gains in respect of those Shares) and held the repurchased Shares for six months or less, any loss realized by the Shareholder upon the repurchase will be treated as long-term capital loss to the extent that it offsets the long-term capital gain distributions. Distributions by the Fund that are or are considered to be in excess of the Fund’s current and accumulated earnings and profits for the relevant period will be treated as a tax-free return of capital to the extent of (and in reduction of) a Shareholder’s tax basis in its Shares and any such amount in excess of such tax basis will be treated as gain from the sale of Shares, as discussed below. Similarly, as discussed below at “Income from Repurchases of Shares,” if a repurchase of a Shareholder’s Shares does not qualify for sale or exchange treatment, the Shareholder may, in connection with such repurchase, be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the Shareholder’s tax basis in the relevant Shares repurchased. In such case, the tax basis in the Shares repurchased by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by the Shareholder.

Certain distributions reported by the Fund as Section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j). Such treatment by the Shareholder is generally subject to holding period requirements and other potential limitations. The amount that the Fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the Fund’s business interest income over the sum of the Fund’s (i) business interest expense and (ii) other deductions properly allocable to the Fund’s business interest income.

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The tax treatment of the Fund’s distributions from net investment income and capital gains generally will be the same whether the Shareholder takes such distributions in cash or reinvests them to buy additional Shares.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be subject to tax at corporate rates on the amount retained. In such case, the Fund may report the retained amount as undistributed capital gains to its shareholders, which will be treated as if each Shareholder received a distribution of his or her pro rata share of such gain, with the result that each Shareholder will (i) be required to report his or her pro rata share of such gain on his or her tax return as long-term capital gain, (ii) receive a refundable tax credit for his or her pro rata share of tax paid by the Fund on the gain, and (iii) increase the tax basis for his or her Shares by an amount equal to the deemed distribution less the tax credit.

An additional 3.8% Medicare tax will be imposed in respect of the net investment income of certain individuals and on the undistributed net investment income of certain estates and trusts to the extent such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. For these purposes, “net investment income” will generally include, among other things, dividends (including dividends paid with respect to the Shares to the extent paid out of the Fund’s current or accumulated earnings and profits as determined under U.S. federal income tax principles) and net gain attributable to the disposition of property not held in a trade or business (which could include net gain from the sale, exchange or other taxable disposition of Shares), but will be reduced by any deductions properly allocable to such income or net gain.

Shareholders are advised to consult their own tax advisors regarding the additional taxation of net investment income.

Income from Repurchases of Shares

A repurchase or transfer of Shares by the Fund generally will be treated as a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a “dividend.” In general, the transaction should be treated as a sale or exchange of the Shares if the receipt of cash results in a meaningful reduction in the Shareholder’s proportionate interest in the Fund or results in a “complete redemption” of the Shareholder’s Shares, in each case applying certain constructive ownership rules in the Code. Alternatively, if a Shareholder does not tender all of his or her Shares, such repurchase may not be treated as a sale or exchange for U.S. federal income tax purposes, and the gross amount of such repurchase may constitute a dividend to the Shareholder to the extent of such Shareholder’s pro rata share of the Fund’s current and accumulated earnings and profits. In such a case, there is a risk that non-tendering shareholders, and shareholders who tender some but not all of their shares or fewer than all of whose shares are repurchased, in each case whose percentage interests in the Fund increase as a result of such tender, will be treated as having received a dividend from the Fund. The extent of such risk will vary depending upon the particular circumstances of the tender offer, and in particular whether such offer is a single and isolated event or is part of a plan for periodically repurchasing shares of the Fund.

If the repurchase or transfer of a Shareholder’s Shares qualifies for sale or exchange treatment, the Shareholder will recognize gain or loss equal to the difference between the amount received in exchange for the repurchased or transferred Shares and the adjusted tax basis of those Shares. Such gain or loss will be capital gain or loss if the repurchased or transferred Shares were held by the Shareholder as capital assets, and generally will be treated as long-term capital gain or loss if the repurchased or transferred Shares were held by the Shareholder for more than one year, or as short-term capital gain or loss if the repurchased or transferred Shares were held by the Shareholder for one year or less.

Notwithstanding the foregoing, any capital loss realized by a Shareholder will be disallowed to the extent the Shares repurchased or transferred by the Fund are replaced (including through reinvestment of dividends) either with Shares or substantially identical securities within a period of 61 days beginning 30 days before and ending 30 days after the repurchase or transfer of the Shares. If disallowed, the loss will be reflected as an upward adjustment to the basis of the Shares acquired. The deductibility of capital losses may be subject to statutory limitations.

If the repurchase or transfer of a Shareholder’s Shares does not qualify for sale or exchange treatment, the Shareholder may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the Shareholder’s tax basis in the relevant Shares. The tax basis in the Shares repurchased or transferred by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by the Shareholder.

The Fund generally will be required to report to the IRS and each Shareholder the cost basis and holding period for each respective Shareholder’s Shares repurchased or transferred by the Fund. The Fund has elected the average cost method as the default cost basis method for purposes of this requirement. If a Shareholder wishes to accept the average cost method as its default cost basis calculation method in respect of Shares in its account, the Shareholder does not need to take any additional action. If, however, a Shareholder wishes to affirmatively elect an alternative cost basis calculation method in respect of its Shares, the Shareholder must contact the Fund’s administrator to obtain and complete a cost basis election form. The cost basis method applicable to a particular Share repurchase or transfer may not be changed after the valuation date established by the Fund in respect of that repurchase. Shareholders should consult their tax advisors regarding their cost basis reporting options and to obtain more information about how the cost basis reporting rules apply to them.

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A sale of Shares, other than in the context of a repurchase or transfer of Shares by the Fund, generally will have the same tax consequences as described above in respect of a Share repurchase that qualifies for “sale or exchange” treatment.

If a Shareholder recognizes a loss with respect to Shares in excess of certain prescribed thresholds (generally, $2 million or more for an individual Shareholder or $10 million or more for a corporate Shareholder that is not an S corporation), the Shareholder must file with the IRS a disclosure statement on an IRS Form 8886. Direct owners of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, equity owners of RICs are not excepted. The fact that a loss is reportable as just described does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of this reporting requirement in light of their particular circumstances.

Other Considerations

There is a possibility that the Fund may from time to time be considered under the Code to be a nonpublicly offered regulated investment company. Certain expenses of nonpublicly offered regulated investment companies, including the Management Fee, may not be deductible by certain shareholders, generally including individuals and entities that compute their taxable income in the same manner as individuals (thus, for example, a qualified pension plan would not be subject to this rule). Such a Shareholder’s pro rata portion of the affected expenses will be treated as an additional dividend to the Shareholder and, for taxable years beginning prior to January 1, 2026, will generally not be deductible by the Shareholder. For taxable years beginning in 2026 or later, such affected expenses will generally be deductible, subject to the 2% “floor” on miscellaneous itemized deductions and other limitations on itemized deductions set forth in the Code. A “nonpublicly offered regulated investment company” is a RIC whose equity interests are neither (i) continuously offered pursuant to a public offering (within the meaning of section 4 of the Securities Act of 1933), (ii) regularly traded on an established securities market, nor (iii) held by at least 500 persons at all times during the taxable year.

Fund Investments

It is intended that the Fund will invest a portion of its assets in Investment Interests that are BDCs. To qualify and remain eligible for the special tax treatment accorded to regulated investment companies and their shareholders under the Code, the BDCs in which the Fund invests must meet certain source-of-income, asset diversification and annual distribution requirements. If a BDC in which the Fund invests fails to qualify as a regulated investment company, such BDC would be liable for federal, and possibly state, corporate taxes on its taxable income and gains. Such failure by a BDC could substantially reduce the BDC’s net assets and the amount of income available for distribution to the Fund, which would in turn decrease the total return of the Fund in respect of such investment. Additionally, under certain circumstances, the failure of a BDC in which the Fund invests to qualify as a regulated investment company could impact the ability of the Fund to so qualify. The Fund will not be able to offset income or gains realized by one BDC in which the Fund invests against losses realized by another BDC in which the Fund invests. Sales of shares in a BDC could also result in a gain and/or income to the Fund. The Fund’s investment in BDCs could therefore affect the amount, timing and character of distributions to shareholders.

It is intended that the Fund will invest a portion of its assets in Investment Interests that are classified as partnerships for U.S. federal income tax purposes. An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) generally is not subject to an entity-level U.S. federal income tax. Instead, each partner of the partnership is required to take into account its distributive share of the partnership’s net capital gain or loss, net short- term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner’s taxable year. Each such item will have the same character to a partner, and will generally have the same source (either United States or foreign), as though the partner realized the item directly. Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year. Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by the Fund and certain Investment Interests that are classified as partnerships for U.S. federal income tax purposes (including in circumstances where investments by the Investment Interests, such as investments in debt instrument with “original issue discount,” generate income prior to a corresponding receipt of cash). In such case, the Fund may have difficulty meeting the annual distribution requirement necessary to qualify for and maintain RIC tax treatment under Subchapter M of the Code. The Fund may have to sell some of its investments at times and/or at prices it would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If the Fund is not able to obtain cash from other sources, it may not qualify for or maintain RIC tax treatment and thus may become subject to corporate-level income tax.

Some of the income that the Fund may earn directly or through an Investment Interest that is classified as a partnership for U.S. federal income tax purposes, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. The Fund may have to dispose of interests in Investment Interests that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Interests earn income of a type that is not qualifying gross income for purposes of the gross income test or hold assets that could cause the Fund not to satisfy the RIC asset diversification test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to shareholders.

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UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF BOTH THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT INTEREST (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Ordinarily, gains and losses realized from portfolio transactions will be characterized as capital gains and losses. However, because the functional currency of the Fund for U.S. federal income tax purposes is the U.S. dollar, a portion of the gain or loss realized from the disposition of foreign currencies (including foreign currency denominated bank deposits) and non-U.S. dollar denominated securities (including debt instruments, certain futures or forward contracts and options, and similar financial instruments) is generally characterized as ordinary income or loss under Section 988 of the Code. Section 988 of the Code similarly provides that gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time such receivables are collected or the time that the liabilities are paid would be generally characterized as ordinary income or loss. In addition, all or a portion of any gains realized from the sale or other disposition of certain market discount bonds will be characterized as ordinary income. Finally, all or a portion of any gain realized from engaging in “conversion transactions” (as defined in the Code to generally include certain transactions designed to convert ordinary income into capital gain) may be characterized as ordinary income.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If the Fund’s deductible expenses in a given taxable year exceed the Fund’s investment company taxable income, the Fund may incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its shareholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. In the event that the Fund were to experience an ownership change as defined under the Code, the capital loss carryforwards and other favorable tax attributes of the Fund, if any, may be subject to limitation.

Hedging and Derivative Transactions

Gain or loss, if any, realized from certain financial futures or forward contracts and options transactions (“Section 1256 Contracts”) generally is treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. Gain or loss will arise upon exercise or lapse of Section 1256 Contracts. In addition, any Section 1256 Contracts remaining unexercised at the end of the Fund’s taxable year are treated as sold for their then fair market value, resulting in the recognition of gain or loss characterized in the manner described above.

The Fund may acquire certain foreign currency forward contracts, enter into certain foreign currency futures contracts, acquire put and call options on foreign currencies, or acquire or enter into similar foreign currency-related financial instruments. Generally, foreign currency regulated futures contracts and option contracts that qualify as Section 1256 Contracts will not be subject to ordinary income or loss treatment under Section 988 of the Code. However, if the Fund acquires or enters into any foreign currency futures contracts or options contracts that are not Section 1256 Contracts, or any foreign currency forward contracts or similar foreign currency-related financial instruments, any gain or loss realized by the Fund with respect to such contract or financial instruments generally will be characterized as ordinary gain or loss unless the contract or financial instrument in question is a capital asset in the hands of the Fund and is not part of a straddle transaction (as described below), and an election is made by the Fund (before the close of the day the transaction is entered into) to characterize the gain or loss attributable to such contract or financial instrument as capital gain or loss.

Offsetting positions held by the Fund involving certain financial futures or forward contracts or options transactions with respect to actively traded personal property may be considered, for tax purposes, to constitute “straddles.” In addition, investments by the Fund in particular combinations of Investment Interests may also be treated as a “straddle.” To the extent the straddle rules apply to positions established by the Fund losses realized by the Fund may be deferred to the extent of unrealized gain in the offsetting positions. Further, short-term capital loss on straddle positions may be recharacterized as long-term capital loss, and long-term capital gains on straddle positions may be treated as short-term capital gains or ordinary income. Certain of the straddle positions held by the Fund may constitute “mixed straddles.” One or more elections may be made in respect of the U.S. federal income tax treatment of “mixed straddles,” resulting in different tax consequences. In certain circumstances, the provisions governing the tax treatment of straddles override or modify certain of the provisions discussed above.

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If the Fund either (1) holds an appreciated financial position with respect to stock, certain debt obligations or partnership interests (“appreciated financial position”), and then enters into a short sale, futures, forward, or offsetting notional principal contract (collectively, a “Contract”) with respect to the same or substantially identical property, or (2) holds an appreciated financial position that is a Contract and then acquires property that is the same as, or substantially identical to, the underlying property, the Fund generally will be taxed as if the appreciated financial position were sold at its fair market value on the date the Fund enters into the Contract or acquires the underlying property, respectively. The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the appreciated financial position is held unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the risk of loss relating to the appreciated financial position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as by reason of an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

If the Fund enters into certain derivatives (including forward contracts, long positions under notional principal contracts, and related puts and calls) with respect to equity interests in certain pass-through entities (including other RICs, real estate investment trusts, partnerships, real estate mortgage investment conduits and certain trusts and foreign corporations), long-term capital gain with respect to the derivative may be recharacterized as ordinary income to the extent it exceeds the long-term capital gain that would have been realized had the interest in the pass-through entity been held directly during the term of the derivative contract. Any gain recharacterized as ordinary income will be treated as accruing at a constant rate over the term of the derivative contract and may be subject to an interest charge. The U.S. Department of the Treasury (the “Treasury”) and the IRS have the authority to issue regulations expanding the application of these rules to derivatives with respect to debt instruments and/or stock in corporations that are not pass-through entities.

Passive Foreign Investment Companies and Controlled Foreign Corporations

The Fund may indirectly hold equity interests in non-U.S. portfolio companies that may be treated as “passive foreign investment companies” (each, a “PFIC”) under the Code. A PFIC is generally defined as a non-U.S. entity which is classified as a corporation for U.S. federal income tax purposes, and which earns at least 75% of its annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or which holds at least 50% of its total assets in assets producing such passive income. The Fund may be subject to U.S. federal income tax, at ordinary income rates, on a portion of any “excess distribution” or gain from the disposition of such interests even if such income is distributed as a taxable dividend by the Fund to its shareholders. Additional charges in the nature of interest may be imposed on the Fund in respect of deferred taxes arising from such distributions or gains. If an election is made to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), then the Fund would be required, in lieu of the foregoing requirements, to include in its income each taxable year a portion of the QEF’s ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively), even if not distributed to the Fund. If the QEF incurs losses for a taxable year, these losses will not pass through to the Fund and, accordingly, cannot offset other income and/or gains of the Fund. The QEF election may not be available to the Fund with respect to many PFICs because of certain requirements that the PFICs themselves would have to satisfy. Alternatively, in certain cases, an election can be made to mark-to-market the shares of a PFIC held by the Fund at the end of the Fund’s taxable year (as well as on certain other dates prescribed in the Code). In this case, the Fund would recognize as ordinary income its share of any increase in the value of such PFIC shares, and as ordinary loss its share of any decrease in such value, to the extent such loss did not exceed its share of prior increases in income derived from such PFIC shares. Under either election, the Fund might be required to recognize income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during the applicable taxable year and such income would nevertheless be subject to the distribution requirement and would be taken into account under prescribed timing rules for purposes of the 4% excise tax (described above).

Dividends paid by PFICs will not be treated as “qualified dividend income.” In certain cases, the Fund will not be the party legally permitted to make the QEF election or the mark-to-market election in respect of indirectly held PFICs and, in such cases, will not have control over whether the party within the chain of ownership that is legally permitted to make the QEF or mark-to-market election will do so.

If the Fund holds (directly, indirectly or by attribution) 10% or more (by vote or value) of the interests treated as equity for U.S. federal income tax purposes in a foreign entity classified as a corporation for U.S. federal income tax purposes and considered a controlled foreign corporation (“CFC”) under the Code, the Fund may be treated as receiving a deemed distribution (i.e., characterized as ordinary income) each taxable year from such foreign corporation in an amount equal to its pro rata share of such entity’s income for such taxable year (including both ordinary earnings and capital gains), whether or not the entity makes an actual distribution during such taxable year. The Fund would be required to include the amount of a deemed distribution from a CFC when computing its investment company taxable income as well as in determining whether the Fund satisfies the distribution requirements applicable to RICs, even to the extent the amount of the Fund’s income deemed recognized from the CFC exceeds the amount of any actual distributions from the CFC and the proceeds from any sales or other dispositions of CFC stock during the Fund’s taxable year. In general, a foreign entity classified as a corporation for U.S. federal income tax purposes will be considered a CFC if greater than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined value or voting power of all classes of shares of a foreign entity classified as a corporation for U.S. federal income tax purposes.

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Under Treasury regulations, income derived by the Fund from a CFC or a PFIC with respect to which the Fund has made a QEF election would generally constitute qualifying income for purposes of determining the Fund’s ability to be subject to tax as a RIC only to the extent the CFC or the PFIC makes current distributions of that income to the Fund or if the income is derived with respect to the Fund’s business of investing in stocks or securities.

State and Local Taxes

In addition to the U.S. federal income tax consequences summarized above, shareholders and prospective shareholders should consider the potential state and local tax consequences associated with an investment in the Fund. The Fund may become subject to income and other taxes in states and localities based on the Fund’s investments in entities that conduct business in those jurisdictions. Shareholders will generally be taxable in their state of residence with respect to their income or gains earned and distributed by the Fund as dividends for U.S. federal income tax purposes, or the amount of their investment in the Fund.

Foreign Taxes

The Fund’s investment in non-U.S. stocks or securities may be subject to withholding and other taxes imposed by countries outside the United States. In that case, the Fund’s yield on those stocks or securities would be decreased. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. If more than 50% of the Fund’s assets at year-end consists of the stock or securities of foreign corporations, the Fund may elect to permit its shareholders to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid or deemed paid by the Fund to foreign countries in respect of foreign stock or securities the Fund has held for at least the minimum period specified in the Code. In such a case, shareholders of the Fund will include in gross income from foreign sources their pro rata shares of such taxes. The Fund does not expect to meet the requirements to make the election described above in respect of the treatment of foreign taxes.

Information Reporting and Backup Withholding

Information returns will generally be filed with the IRS in connection with distributions made by the Fund to shareholders unless shareholders establish they are exempt from such information reporting (e.g., by properly establishing that they are classified as corporations for U.S. federal tax purposes). Additionally, the Fund may be required to withhold, for U.S. federal income taxes, a portion of all taxable dividends and repurchase proceeds payable to shareholders who fail to provide the Fund with their correct taxpayer identification numbers (“TINs”), generally on an IRS Form W-9, or who otherwise fail to make required certifications, or if the Fund or the Shareholder has been notified by the IRS that such Shareholder is subject to backup withholding. Certain shareholders specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to demonstrate their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the Shareholder’s U.S. federal income tax liability if the appropriate information is provided to the IRS.

U.S. Federally Tax-Exempt Shareholders

Under current law, the Fund serves to “block” (that is, prevent the attribution to shareholders of) unrelated business taxable income (“UBTI”) from being realized by its U.S. federally tax-exempt shareholders (including, among others, individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities). Notwithstanding the foregoing, a U.S. federally tax-exempt Shareholder could realize UBTI by virtue of its investment in Shares of the Fund if the U.S. federally tax-exempt Shareholder has engaged in a borrowing or other similar transaction to acquire its Shares. A U.S. federally tax-exempt Shareholder may also recognize UBTI if the Fund were to recognize “excess inclusion income” derived from direct or indirect investments in residual interests in real estate mortgage investment conduits or taxable mortgage pools. If a charitable remainder annuity trust or a charitable remainder unitrust (each as defined in Section 664 of the Code) has UBTI for a taxable year, a 100% excise tax on the UBTI is imposed on the trust.

The foregoing discussion does not address all of the U.S. federal income tax consequences that may be applicable to a tax- exempt Shareholder as a result of an investment in the Fund. For example, certain tax-exempt private universities should be aware that they are subject to a 1.4% excise tax on their “net investment income” that is not otherwise taxed as UBTI, including income from interest, dividends and capital gains. Tax-exempt investors should consult with their tax advisors regarding an investment in the Fund.

Foreign Shareholders

U.S. taxation of a Shareholder who, as to the United States, is a nonresident alien individual, a foreign trust or estate, or a foreign corporation (each, a “Foreign Shareholder”) as defined in the Code, depends on whether the income derived by the Foreign Shareholder from the Fund is “effectively connected” with a U.S. trade or business carried on by the Foreign Shareholder. The Fund is a corporation for U.S. federal income tax purposes. Under current law, a Foreign Shareholder should not be considered to be engaged in the conduct of a business in the United States solely by reason of its investment in the Fund.

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Income Not Effectively Connected. If the income from the Fund is not “effectively connected” with a U.S. trade or business carried on by the Foreign Shareholder, distributions of investment company taxable income will generally be subject to a U.S. tax of 30% (or lower treaty rate, except in the case of any “excess inclusion income” allocated to the Foreign Shareholder), which tax is generally withheld from such distributions. Dividend distributions that the Fund properly reports as attributable to certain U.S. source income derived by the Fund generally will, however, be exempt from such withholding tax. Furthermore, capital gain dividends and any amounts retained by the Fund which are properly reported by the Fund as undistributed capital gains generally will not be subject to U.S. tax at the rate of 30% (or lower treaty rate), unless the Foreign Shareholder is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements. In order to qualify for any reduction or exemption from U.S. withholding tax, a Foreign Shareholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8IMY or IRS Form W-8EXP, or an acceptable substitute or successor form). However, this 30% tax on capital gains of nonresident alien individuals who are physically present in the United States for more than the 182 day period only applies in exceptional cases because any individual present in the United States for more than 182 days during the taxable year is generally treated as a resident for U.S. income tax purposes; in that case, he or she would be subject to U.S. income tax on his or her worldwide income at the graduated rates applicable to U.S. citizens, rather than the 30% tax.

Any capital gain that a Foreign Shareholder realizes upon a repurchase of Shares or otherwise upon a sale or exchange of Shares will ordinarily be exempt from U.S. tax unless, in the case of a Foreign Shareholder that is a nonresident alien individual, the gain is U.S. source income and such Foreign Shareholder is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements.

Income Effectively Connected. If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a Foreign Shareholder, then distributions of investment company taxable income and capital gain dividends, any amounts retained by the Fund which are reported by the Fund as undistributed capital gains, and any gains realized upon a repurchase of Shares of the Fund will be subject to U.S. income tax at the graduated rates applicable to U.S. citizens, residents and domestic corporations. Corporate Foreign Shareholders may also be subject to the branch profits tax imposed by the Code.

In the case of a Foreign Shareholder, the Fund may be required to withhold U.S. federal income tax from distributions and repurchase proceeds that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate), unless the Foreign Shareholder certifies his foreign status under penalties of perjury or otherwise establishes an exemption in the manner discussed above.

The tax consequences to a Foreign Shareholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Foreign shareholders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

Foreign Account Tax Compliance Act

The Fund is required under the Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code to withhold U.S. tax (at a 30% rate) on payments of dividends made to certain non-U.S. entities (including financial intermediaries) that fail to comply (or are not deemed compliant) with extensive reporting and withholding requirements designed to inform the Treasury of U.S.-owned foreign investment accounts unless various U.S. information reporting and diligence requirements (that are in addition to and significantly more onerous than, the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS Form W-8BEN)) and certain other requirements have been satisfied. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Persons located in jurisdictions that have entered into an intergovernmental agreement with the U.S. to implement FATCA may be subject to different rules. Shareholders may be requested to provide additional information to the Fund to enable the Fund to determine whether withholding is required.

Other Taxation

The foregoing represents a summary of the general tax rules and considerations affecting shareholders and the Fund’s operations, and neither purports to be a complete analysis of all relevant tax rules and considerations, nor does it purport to be a complete listing of all potential tax risks inherent in making an investment in the Fund. A Shareholder may be subject to other taxes, including but not limited to, other state, local, and foreign taxes, estate and inheritance taxes, or intangible property taxes, which may be imposed by various jurisdictions. The Fund also may be subject to additional state, local, or foreign taxes that could reduce the amounts distributable to shareholders. It is the responsibility of each Shareholder to file all appropriate tax returns that may be required. Fund shareholders should consult their own tax advisors regarding the state, local and foreign tax consequences of an investment in Shares and the particular tax consequences to them of an investment in the Fund. In addition to the particular matters set forth in this section, tax-exempt entities should carefully review those sections of this Prospectus and its related SAI regarding liquidity and other financial matters to ascertain whether the investment objectives of the Fund are consistent with their overall investment plans.

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ERISA CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan, individual retirement account (“IRA”), Keogh plan, or other plan or arrangement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, including any entity whose assets are considered “plan assets” (each of the foregoing, a “Plan”) should consider, among other things, the matters described below before determining whether to invest in the Fund. ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to Plans that are subject to ERISA (an “ERISA Plan”), including prudence, diversification, an obligation not to engage in prohibited transactions, and other requirements. In determining whether a particular investment is appropriate for an ERISA Plan, U.S. Department of Labor (“DOL”) regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan’s portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan’s purposes, an examination of the risk and return factors, the portfolio’s composition with regard to diversification, the liquidity and current total return of the portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment (see “Tax Aspects,” above), and the projected return of the Fund relative to the ERISA Plan’s funding objectives.

Investors purchasing Shares through an ERISA Plan may obtain additional information regarding the ERISA Plan from their plan sponsor.

Before investing the assets of an ERISA Plan in the Fund, an ERISA Plan fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. The fiduciary should, for example, consider whether an investment in the Fund may be too illiquid or too speculative for its ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified if the investment is made. If a fiduciary with respect to any such ERISA Plan breaches his or her responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary may be held personally liable for losses incurred by the ERISA Plan as a result of such breach.

Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be “plan assets” of the Plans investing in the Fund for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and the Code. For this reason, the Adviser will therefore not be a fiduciary within the meaning of ERISA with respect to the assets of any ERISA Plan that becomes a Shareholder of the Fund, solely as a result of the ERISA Plan’s investment in the Fund.

Certain prospective Plan investors may currently maintain relationships with the Adviser or one or more Core Managers in which the Fund invests, or with other entities that are affiliated with the Adviser or such Core Managers. Each of such persons may be deemed to be a fiduciary of or other party in interest or disqualified person with respect to any Plan to which it provides investment management, investment advisory, or other services. ERISA prohibits and the Code penalizes the use of a Plan’s assets for the benefit of a party in interest or disqualified person, and also prohibits (and penalizes) a Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration. Plan shareholders should consult with legal counsel to determine if participation in the Fund is a transaction that is prohibited by ERISA or the Code.

Employee benefit plans which are not subject to ERISA or the related provisions of the Code may be subject to other rules governing such plans. Fiduciaries of employee benefit plans which are not subject to ERISA, whether or not subject to Section 4975 of the Code, should consult with their own counsel and other advisors regarding such matters.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained herein is, of necessity, general and may be affected by future publication of regulations and rulings. Potential investors should consult with their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of Shares.

THE FUND’S SALE OF SHARES TO ANY PLAN IS IN NO RESPECT A REPRESENTATION OR WARRANTY BY THE FUND, THE ADVISER OR ANY OF ITS AFFILIATES, OR BY ANY OTHER PERSON ASSOCIATED WITH THE SALE OF THE SHARES, THAT SUCH INVESTMENT BY ANY PLAN MEETS ALL RELEVANT LEGAL REQUIREMENTS APPLICABLE TO PLANS GENERALLY OR TO ANY PARTICULAR PLAN, OR THAT SUCH INVESTMENT IS OTHERWISE APPROPRIATE FOR PLANS GENERALLY OR FOR ANY PARTICULAR PLAN.

PLAN OF DISTRIBUTION

iCapital Markets LLC, an affiliate of the Adviser, acts as the Distributor on a best efforts basis, subject to various conditions. The minimum initial investment is $2,500 for Class A Shares and Class D Shares and $1,000,000 for Class I Shares, unless waived or reduced. Shares will not be listed on any national securities exchange. See “Purchases of Shares.”

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Under the terms of a distribution agreement (the “Distribution Agreement”) with the Distributor, the Distributor will directly distribute Class A Shares, Class D Shares and Class I Shares to investors. The Distributor is authorized to retain brokers, dealers and certain RIAs and other financial intermediaries for distribution services and to provide ongoing investor services and account maintenance services to shareholders holding Class A Shares, Class D Shares or Class I Shares. The Fund will pay (i) a monthly shareholder services fee out of the net assets of Class A Shares and Class D Shares at the annual rates of 0.25% and 0.15% of the aggregate NAV of Class A Shares and Class D Shares, respectively, and (ii) a monthly distribution fee at the annual rate of 0.50% of the aggregate NAV of Class A Shares, determined and accrued based on the average daily NAV of the Fund’s Class A Shares (before any repurchases of Shares) (the “Distribution and Servicing Fee”). Class I Shares are not subject to the Distribution and Servicing Fee.

The Distributor will pay various Selling Agents compensation out of the Distribution and Servicing Fee, which they will use to compensate their brokerage representatives for Class A Shares and Class D Shares sales and support. Selling Agents may charge an additional one-time sales load, assessed at the time of purchase, on Class A Shares, up to a maximum of 3.50% of the investment amount.

The Distribution and Servicing Fee is charged on an aggregate class-wide basis, and Class A and Class D shareholders will be subject to the Distribution and Servicing Fee as long as they hold their Shares. Each compensated broker, dealer or other financial intermediary distributing Class A Shares is paid by the Distributor based on the aggregate NAV of outstanding Class A Shares held by shareholders that receive services from such broker, dealer or other financial intermediary.

The Distributor may directly distribute Class A Shares and Class D Shares to investors, and for such directly distributed Class A Shares and Class D Shares, will retain all or a portion of the Distribution and Servicing Fee to compensate its brokerage representatives for their Class A Shares and Class D Shares sales and support.

Class I Shares may be purchased from the Distributor through a RIA that has entered into an arrangement with the Distributor for such RIA to offer Shares in conjunction with a “wrap” fee, asset allocation or other managed asset program sponsored or managed by such RIA. Shares are not available in certificated form.

The Adviser may pay additional compensation out of its own resources (i.e., not Fund assets) to certain brokers, dealers or other financial intermediaries that have agreed to participate in the distribution of the Fund’s Shares, including the Distributor, for sales and wholesaling support, and also for other services including due diligence support, account maintenance, provision of information and support services.

The Fund has also agreed to indemnify the Distributor, its affiliates, and controlling persons against certain liabilities, including certain liabilities arising under the Securities Act or 1940 Act. However, this indemnity provision will not apply to any person who is also an officer, Trustee, or controlling person of the Fund unless certain conditions are met.

Generally, the minimum required initial purchase by each investor is $2,500 for Class A Shares and Class D Shares and $1,000,000 for Class I Shares. Once a prospective investor’s order is received, a confirmation will be sent to the investor. The investor’s account with the Distributor, Selling Agent or RIA will be debited for the purchase amount, which will be deposited into an account with Ultimus, as the Transfer Agent. See “Purchases of Shares—Purchase Terms.”

Shares may be purchased on a daily basis from the Distributor at the Fund’s then current NAV per Share. See “Purchases of Shares.”

DISTRIBUTION POLICY

Dividends will generally be paid at least quarterly on the Shares in amounts representing substantially all of the net investment income and at least annually based on the net capital gains, if any, earned each year. Payments will vary in amount, depending on investment income received and expenses of operation. There can be no assurance the Fund will have substantial income or pay dividends.

It is anticipated that substantially all of any taxable net capital gain realized on investments will be paid to shareholders at least annually. The NAV of each Share that you own will be reduced by the amount of the distributions or dividends that you receive from that Share.

Automatic Dividend Reinvestment Plan

Pursuant to the DRIP, each shareholder whose Shares are registered in its own name will automatically be a participant under the DRIP and have all income dividends and/or capital gains distributions automatically reinvested in additional Shares unless such shareholder specifically elects to receive all income, dividends and/or capital gain distributions in cash. A shareholder is free to change this election at any time by writing to Ultimus Fund Solutions, LLC at PO Box 46707 Cincinnati, OH 45246. If, however, a shareholder requests to change its election within 45 days prior to a distribution, the request will be effective only with respect to distributions after the 45 day period. A shareholder whose Shares are registered in the name of a nominee must contact the nominee regarding its status under the DRIP, including whether such nominee will participate on such shareholder’s behalf.

A shareholder may elect to:

•	reinvest both dividends and capital gain distributions;

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•	receive dividends in cash and reinvest capital gain distributions; or

•	receive both dividends and capital gain distributions in cash.

Generally, for U.S. federal income tax purposes, shareholders receiving Shares under the DRIP will be treated as having received a distribution equal to the amount payable to them in cash as a distribution had the shareholder not participated in the DRIP.

Shares will be issued pursuant to the DRIP at their NAV determined on the next valuation date following the ex-dividend date (the last date of a dividend period on which an investor can purchase Shares and still be entitled to receive the dividend). Participating Shareholders may be issued fractional Shares so that 100% of the distribution will be used to acquire Shares. There is no sales load or other charge for reinvestment. A request must be received by the Fund before the record date to be effective for that dividend or capital gain distribution. The Fund may terminate the DRIP at any time. Any expenses of the DRIP will be borne by the Fund.

All correspondence or questions concerning the DRIP should be directed to the Administrator, Ultimus Fund Solutions, LLC, by telephone, 1-833-640-7393, or in writing to Regular Mail: C/O Ultimus Fund Solutions PO Box 46707 Cincinnati, OH 45246  or via Overnight Mail: C/O Ultimus Fund Solutions 225 Pictoria Dr, Suite 450  Cincinnati, OH 45246.

ADDITIONAL INFORMATION ABOUT THE FUND

Each Fund Share represents a proportional interest in the assets of the Fund. Each Fund Share has one vote at Shareholder meetings, with fractional Shares voting proportionally, on matters submitted to the vote of shareholders. There are no cumulative voting rights. Fund Shares do not have pre-emptive or conversion or redemption provisions.

OUTSTANDING SECURITIES

The following table sets forth information about the Fund’s outstanding Shares as of June 1, 2025:

Title of Class	Amount Authorized	Amount Held by the Fund for its Own Account	Amount Outstanding
Class A Shares of Beneficial Interest	Unlimited	0	0
Class D Shares of Beneficial Interest	Unlimited	0	0
Class I Shares of Beneficial Interest	Unlimited	0	$247 million*

* Reflects the dollar amount of Shares held by 501 Shareholders as of June 1, 2025.

Anti-Takeover and Certain Provisions in the Declaration of Trust and By-Laws

The Agreement and Declaration of Trust and By-Laws of the Fund contain provisions that could have the effect of limiting (i) the ability of other entities or persons to acquire control of the Fund; (ii) the Fund’s freedom to engage in certain transactions or (iii) the ability of the Fund’s trustees or shareholders to amend the Agreement and Declaration of Trust and By-Laws or effectuate changes in the Fund’s management. These provisions of the Agreement and Declaration of Trust and By-Laws of the Fund may be regarded as “anti-takeover” provisions. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Fund to negotiate first with the Board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Fund’s shareholders. Such attempts could have the effect of increasing the Fund’s expenses and disrupting its normal operation.

The Trustees are elected for indefinite terms and do not stand for reelection. A Trustee may be removed (i) with or without cause at any time any meeting of shareholders by a vote of the holders of two-thirds of outstanding Shares of the Fund, or (ii) with or without cause at any time by a majority of the remaining Trustees. The number of Trustees is currently four, but by action of a majority of the Trustees, the number of Trustees may from time to time be increased or decreased. Subject to applicable provisions of the 1940 Act, vacancies on the Board may be filled by a majority action of the remaining Trustees. Such provisions may work to delay a change in the majority of the Board.

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Additionally, the Fund’s Agreement and Declaration of Trust requires that actions by Shareholders against the Fund, except for those arising under the federal securities laws, shall be exclusively brought in the Court of Chancery of the State of Delaware, or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. The Fund’s Agreement and Declaration of Trust requires that actions arising under the federal securities laws must be exclusively brought in the federal district courts of the United States of America. The Fund’s Agreement and Declaration of Trust also requires that the right to jury trial be waived to the fullest extent permitted by law for any such action. Other investment companies may not be subject to similar restrictions. In addition, the designation of certain courts as exclusive jurisdictions for certain claims may make it more expensive for a Shareholder to bring a suit than if the Shareholder was permitted to select another jurisdiction. The exclusive jurisdiction designation and the waiver of jury trials would limit a Shareholder’s ability to litigate certain claims in a jurisdiction or in a manner that may be more favorable to the Shareholder.

The information contained under this heading is only a summary. Please refer to the provisions in Fund’s Agreement and Declaration of Trust and By-Laws, which are on file with the SEC, for more information.

INQUIRIES

Inquiries concerning the Fund and Shares (including information concerning subscription and repurchase procedures) should be directed to:

iDirect Private Credit Fund

c/o iDirect Private Credit Advisors, LLC

60 East 42nd Street

New York, New York 10165

Telephone: (212) 994-7400

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INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. IF ANY SUCH INFORMATION OR STATEMENTS ARE GIVEN OR MADE, INVESTORS SHOULD NOT RELY UPON SUCH INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THOSE TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER TO SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. All dealers that effect transactions in the Fund’s Shares, whether or not participating in this offering, may be required to deliver a prospectus when acting on behalf of the Fund’s Distributor.

July 10, 2025

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iDirect Private CREDIT Fund

Class A Shares

Class D Shares

Class I Shares

July 10, 2025

STATEMENT OF ADDITIONAL INFORMATION

60 East 42nd Street
26th Floor
New York, NY 10165
(212) 994-7400

This Statement of Additional Information (“SAI”) is not a prospectus. This SAI relates to and should be read in conjunction with the prospectus of iDirect Private Credit Fund (the “Fund”) dated July 10, 2025. A copy of the prospectus may be obtained by contacting the Fund at the telephone number or address set forth above.

INVESTMENT POLICIES AND PRACTICES

The Fund is a newly organized, non-diversified, closed-end management investment company that is operated as an interval fund. The Fund was initially organized as a Delaware limited partnership on May 7, 2024. The Fund converted by operation of law into a Delaware statutory trust on June 25, 2025. The Fund is offering three separate classes of shares of beneficial interest (“Shares”) designated as Class A (“Class A Shares”), Class D (“Class D Shares”) and Class I (“Class I Shares”). Class A Shares, Class D Shares and Class I Shares are subject to different fees and expenses.

iDirect Private Credit Advisors, LLC serves as the Fund’s investment adviser (the “Adviser”). The investment objective and principal investment strategies of the Fund, as well as the principal risks associated with the Fund’s investment strategies, are set forth in the prospectus. Certain additional investment information is set forth below.

Fundamental Policies

The Fund’s stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund, are listed below. As defined by the Investment Company Act of 1940, as amended (the “1940 Act”), the vote of a “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of the Fund’s shareholders duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less. The Fund:

1.	will not borrow money or issue any class of senior securities, except to the extent consistent with the 1940 Act, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority;

2.	will not “concentrate” its investments in a particular industry or group of industries, except as permitted under the 1940 Act, and the rules and regulations thereunder as such may be interpreted or modified from time to time by regulatory authorities having appropriate jurisdiction;

3.	will not make loans, except to the extent consistent with the 1940 Act, and the rules and regulations thereunder, or as may otherwise be permitted from time to time by regulatory authority;

4.	will not act as an underwriter of securities of other issuers, except to the extent that, in connection with the disposition of portfolio securities, the Fund may be deemed an underwriter under applicable laws;

5.	will not purchase or sell real estate, except to the extent permitted under the 1940 Act and the rules and regulations thereunder, as such may be interpreted or modified from time to time by regulatory authorities having appropriate jurisdiction;

6.	will not invest in physical commodities or contracts relating to physical commodities, except to the extent permitted under the 1940 Act and other applicable laws, rules and regulations, as such may be interpreted or modified by regulatory authorities having jurisdiction, from time to time and as set forth in the Fund’s prospectus and SAI;

7.	will not purchase securities on margin, except as permitted under the 1940 Act, and the rules and regulations thereunder as such may be interpreted or modified from time to time by regulatory authorities having appropriate jurisdiction; and

8.	will not engage in short sales or write put or call options, except as permitted under the 1940 Act, and the rules and regulations thereunder as such may be interpreted or modified from time to time by regulatory authorities having appropriate jurisdiction.

With respect to these investment restrictions and other policies described in this SAI or the prospectus, if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund’s total assets, unless otherwise stated, will not constitute a violation of such restriction or policy. The Fund’s investment policies and restrictions do not apply to the activities and transactions of Investment Interests in which assets of the Fund are invested.

In addition, the Fund has adopted a fundamental policy that it will make quarterly repurchase offers pursuant to Rule 23c- 3 under the 1940 Act, as such rule may be amended from time to time, for between 5% and 25% of the Shares outstanding at NAV, unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline (as defined in the prospectus), or the next business day if the 14th day is not a business day.

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The Fund’s investment objective is not fundamental and may be changed without the vote of a majority of the Fund’s outstanding voting securities (as defined by the 1940 Act).

MANAGEMENT OF THE FUND

The Trustees supervise the Fund’s affairs under the laws governing statutory trusts in the State of Delaware. The Trustees have approved contracts under which certain companies provide essential management, administrative and shareholder services to the Fund.

Trustees and Officers

The Board of Trustees consists of four Trustees. Three Trustees have no affiliation or business connection with the Adviser or any of its affiliated persons and do not own any stock or other securities issued by the Adviser. These are the “non-interested” or “Independent Trustees” and are not considered “interested persons” (as defined in the 1940 Act) of the Fund or the Adviser. The other one Trustee (the “Interested Trustee”) is affiliated with the Adviser.

Board Structure and Oversight Function. The Board of Trustees’ leadership structure features an Independent Trustee serving as Chairperson and the Board Committee described below. The Chairperson participates in the preparation of the agenda for meetings of the Board of Trustees and the preparation of information to be presented to the Board of Trustees with respect to matters to be acted upon by the Board of Trustees. The Chairperson also presides at all meetings of the Board of Trustees and is involved in discussions regarding matters pertaining to the oversight of the management of the Fund between meetings.

The Board of Trustees operates using a committee structure to facilitate the timely and efficient consideration of all matters of importance to the Trustees, the Fund and Fund shareholders, and to facilitate compliance with legal and regulatory requirements and oversight of the Fund’s activities and associated risks. The Board of Trustees has established two standing committees: the Audit Committee and Nominating and Governance Committee. The Audit Committee and Nominating and Governance Committee are each comprised exclusively of Independent Trustees. The Audit Committee and Nominating and Governance Committee charters govern the scope of each Committee’s responsibilities with respect to the oversight of the Fund. The responsibilities of the Audit Committee and Nominating and Governance Committee, including their oversight responsibilities, are described further under the caption “Independent Trustees, the Audit Committee and the Nominating and Governance Committee.”

The Fund is subject to a number of risks, including investment, compliance, operational and valuation risk, among others. The Board of Trustees oversees these risks as part of its broader oversight of the Fund’s affairs through various Board of Trustees and committee activities. The Board of Trustees has adopted, and periodically reviews, policies and procedures designed to address various risks to the Fund. In addition, appropriate personnel, including but not limited to the Fund’s Chief Compliance Officer, members of the Fund’s administration and accounting teams, representatives from the Fund’s independent registered public accounting firm, the Fund’s Treasurer and portfolio management personnel and independent valuation and brokerage evaluation service providers, make regular reports regarding the Fund’s activities and related risks to the Board of Trustees and the Audit Committee, as appropriate. These reports include, among others, quarterly performance reports, quarterly derivatives activity and risk reports and discussions with members of the risk teams relating to each asset class. The Board of Trustees’ committee structure allows the Audit Committee to focus on certain aspects of risk and the potential impact of these risks on the Fund and then report back to the full Board of Trustees. In between regular meetings, Fund officers also communicate with the Trustees regarding material exceptions and items relevant to the Board of Trustees’ risk oversight function.

The Board of Trustees recognizes that it is not possible to identify all of the risks that may affect the Fund, and that it is not possible to develop processes and controls to eliminate all of the risks that may affect the Fund. Moreover, the Board of Trustees recognizes that it may be necessary for the Fund to bear certain risks (such as investment risks) to achieve its investment objective.

As needed between meetings of the Board of Trustees, the Board of Trustees, Audit Committee or Nominating and Governance Committee receives and reviews reports relating to the Fund and engages in discussions with appropriate parties relating to the Fund’s operations and related risks.

Independent Trustees

The Fund seeks as Trustees individuals of distinction and experience in business and finance, government service or academia. In determining that a particular Trustee was and continues to be qualified to serve as Trustee, the Board of Trustees has considered a variety of criteria, none of which, in isolation, was controlling. Based on a review of the experience, qualifications, attributes or skills of each Trustee, including those enumerated in the table below, the Board of Trustees has determined that each of the Trustees is qualified to serve as a Trustee of the Fund. In addition, the Board of Trustees believes that, collectively, the Trustees have balanced and diverse experience, qualifications, attributes and skills that allow the Board of Trustees to operate effectively in governing the Fund and protecting the interests of shareholders. Information about the Board of Trustees nomination process is provided below under the caption “Independent Trustees, the Audit Committee and the Nominating and Governance Committee.”

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The Trustees of the Fund, their ages, addresses, positions held, lengths of time served, their principal business occupations during the past five years, the number of portfolios in the Fund Complex (defined below) overseen by each Independent Trustee and other directorships, if any, held by the Trustees, are shown below. The Fund Complex includes all open-end and closed-end funds (including all of their portfolios) advised by the Adviser and any registered funds that have an adviser that is an affiliate of the Adviser.

Name, Age and Address	Position(s) Held with Registrant	Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios Overseen in Fund Complex	Other Trusteeships/Directorships Held Outside the Fund Complex**
Independent Trustees

Mark D. Gersten (74) c/o iDirect Private Credit Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Trustee	Indefinite Length – Since Inception	Independent Consultant (since 2012)	5	Trustee of Northern Lights Fund Trust (since 2013); Northern Lights Variable Trust (since 2013); and Two Roads Shared Trust (since 2012);

Anita K. Krug (55) c/o iDirect Private Credit Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Trustee	Indefinite Length – Since Inception	Dean and Professor Chicago Kent Law School (since 2019); Interim Vice Chancellor for Academic Affairs University of Washington Bothell (2018 – 2019); and University of Washington School of Law Interim Dean (2017 – 2018), Professor (2016 – 2019), Associate Professor (2014 – 2016), and Assistant Professor (2010 – 2014)	5	Trustee of Two Roads Shared Trust (since 2012) and Centerstone Investors Trust (from 2016-2021); Manager of the Altair/Eagle Funds (since 2024)

Christopher Russell (59) c/o iDirect Private Credit Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Trustee	Indefinite Length – Since Inception	Partner and Manager, CWR Partners LLC (since 2023); Manager and Owner, SCWM Capital LLC (since 2024); Managing Director (2018-2024)	5	None

*	Each Trustee serves an indefinite term, until his or her successor is elected.

**	This includes any directorships at public companies and registered investment companies held by the Trustee at any time during the past five years.

The Trustee who is affiliated with the Adviser or affiliates of the Adviser (as set forth below) and his age, address, positions held, length of time served, his principal business occupations during the past five years, the number of portfolios in the Fund Complex overseen by the Interested Trustee and the other directorships, if any, held by the Interested Trustee, are shown below.

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Name, Age and Address	Position(s) Held with Registrant	Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios Overseen in Fund Complex	Other Trusteeships/ Directorships Held Outside the Fund Complex**
Interested Trustee
Nick Veronis (59) One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Trustee and President	Indefinite Length — Since 2021	Co-Founder and Managing Partner of iCapital Network	5	None

*	Each Trustee serves an indefinite term, until his or her successor is elected.

**	This includes any directorships at public companies and registered investment companies held by the Trustee at any time during the past five years.

The executive officers of the Fund, their ages, addresses, positions held, lengths of time served and their principal business occupations during the past five years are shown below.

Name, Age and Address	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years
Officers

Dan Ellenwood (55) c/o Northern Lights Compliance Services, LLC 4221 North 203rd Street, Suite 100 Elkhorn, NE 68022	Anti-Money Laundering Officer and Chief Compliance Officer	Indefinite Length — Since Inception	Vice President and Senior Compliance Officer, Northern Lights Compliance Services, LLC (since 2024); Chief Compliance Officer, North Square Investments (2021-2023); Vice President and Fund Compliance Oversight Manager, Nuveen Investments (2013-2021).

Indira Mahadeo (53) c/o iDirect Private Credit Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Treasurer, Principal Financial Officer and Principal Accounting Officer	Indefinite Length — Since Inception	Managing Director and Global Head of Fund Finance and Treasury (since 2024) and Global Head of Strategic Transformation for MSIM Operations Platforms (2019-2024)

Stephen Jacobs (62) c/o iDirect Private Credit Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Secretary	Indefinite Length — Since Inception	General Counsel, Institutional Capital Network, Inc. (since 2019) and Chief Operating Partner and Co- Chair of the Corporate Department, Herrick Feinstein LLP (2016 – 2019)

Timothy Burdick (37) c/o iDirect Private Credit Fund One Grand Central Place 60 East 42nd Street, 26th Floor New York, NY 10165	Assistant Secretary	Indefinite Length – Since Inception	Vice President and Managing Counsel, Ultimus Fund Solutions, LLC (since 2022); Assistant Vice President and Counsel, Ultimus Fund Solutions, LLC (2019 – 2022); and Senior Program Compliance Manager, CJ Affiliate (2016 – 2019).

*	Each officer serves an indefinite term, until his or her successor is elected.

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For each Trustee, the dollar range of equity securities beneficially owned by the Trustee in the Fund and in the Family of Investment Companies (Family of Investment Companies includes all of the registered investment companies advised by the Adviser) as of December 31, 2024, is set forth in the table below.

Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Independent:
Mark D. Gersten	None	Over $100,000
Anita K. Krug	None	None
Christopher Russell	None	None
Interested:
Nick Veronis	Over $100,000	Over $100,000

As to each Independent Trustee and his or her immediate family members, no person owned beneficially or of record securities of an investment adviser or principal underwriter of the Fund, or a person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with an investment adviser or principal underwriter of the Fund.

As of May 30, 2025, the Trustees and Officers of the Fund, as a group, owned less than 1% of the outstanding Shares of each class of the Fund.

Independent Trustees, the Audit Committee and the Nominating and Governance Committee

Law and regulation establish both general guidelines and specific duties for the Independent Trustees. The Board of Trustees currently has two committees: the Audit Committee and the Nominating and Governance Committee.

The Independent Trustees are charged with recommending to the full Board of Trustees approval of management, advisory and administration contracts, and distribution and underwriting agreements; continually reviewing fund performance; brokerage commissions, transfer agent costs and performance and trading among funds in the same complex; and approving fidelity bond and related insurance coverage and allocations, as well as other matters that arise from time to time.

The Board of Trustees has separately-designated standing Audit and Nominating and Governance Committees. The Audit Committee is charged with recommending to the full Board of Trustees the engagement or discharge of the Fund’s independent registered public accounting firm; directing investigations into matters within the scope of the independent registered public accounting firm’s duties, including the power to retain outside specialists; reviewing with the independent registered public accounting firm the audit plan and results of the auditing engagement; approving professional services provided by the independent registered public accounting firm and other accounting firms prior to the performance of the services; reviewing the independence of the independent registered public accounting firm; considering the range of audit and non-audit fees; reviewing the adequacy of the Fund’s system of internal controls; and reviewing the valuation process. The Fund has adopted a formal, written Audit Committee Charter.

The members of the Audit Committee of the Fund are Mark D. Gersten, Anita K. Krug and Christopher Russell. None of the members of the Fund’s Audit Committee is an “interested person,” as defined under the 1940 Act, of the Fund (with such disinterested Trustees being “Independent Trustees” or individually, “Independent Trustee”). The Chairperson of the Audit Committee of the Fund is Christopher Russell.

The Nominating and Governance Committee is responsible for selecting, researching and nominating trustees for election by the Fund’s Shareholders, selecting nominees to fill vacancies on the Board or a committee of the Board of Trustees, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and its committees. The Fund has adopted a formal, written Nominating and Governance Committee Charter. The Nominating and Governance Committee may consider recommendations for nomination of individuals for election as managers from Shareholders.

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The members of the Nominating and Governance Committee of the Fund are Mark D. Gersten, Anita K. Krug and Christopher Russell. The members of the Fund’s Nominating and Governance Committee are Independent Trustees. The Chairperson of the Nominating and Governance Committee of the Fund is Anita K. Krug.

The Fund does not have a separate valuation committee. The Board of Trustees believes that any items required to be considered pursuant to the Fund’s valuation procedures or Rule 2a-5 under the 1940 Act would be reviewed by the full Board of Trustees.

Experience, Qualifications and Attributes

The Board of Trustees has concluded, based on each Trustee’s experience, qualifications and attributes that each Trustee should serve on the Board of Trustees. Following is a brief summary of the information that led to and/or supports this conclusion.

Mark Gersten has over 35 years of business experience in the investment management business with a focus on mutual funds and alternative funds. He serves as a member of other mutual fund boards outside of the Fund Complex and possesses a strong understanding of the regulatory framework under which investment companies must operate based on his service to this Board of Trustees and extensive experience administering mutual funds. Mr. Gersten is a certified public accountant and holds an MBA in accounting.

Anita Krug has extensive experience as an attorney advising investment advisory firms, particularly those managing hedge funds. She also has extensive experience as a law professor whose scholarship focuses on investment advisers, hedge funds, and mutual funds.

Christopher Russell has extensive experience as a global private equity executive with over 25 years of investment experience in buyouts, growth equity, structured equity and credit. Mr. Russell has served on over 20 portfolio company boards as a director, for both private and public companies, and in both the U.S. and internationally.

Nick Veronis has extensive experience in the asset management and investment banking industries.

The Trustees’ principal occupations during the past five years or more are shown in the above tables.

Shareholder Communications

Shareholders may send communications to the Board of Trustees. Shareholders should send communications intended for the Board of Trustees by addressing the communications directly to that Board of Trustees (or individual Trustees) and/or otherwise clearly indicating in the salutation that the communication is for the Board of Trustees (or individual Trustees) and by sending the communication to either the Fund’s office or directly to such Trustee(s) at the address specified for each Trustee previously noted. Other shareholder communications received by the Fund not directly addressed and sent to the Board of Trustees will be reviewed and generally responded to by management, and will be forwarded to the Board of Trustees only at management’s discretion based on the matters contained therein.

COMPENSATION

Each Independent Trustee is paid an annual retainer of $15,000, and each Independent Trustee receives an additional special meeting fee of $1,000 for his or her participation in any special meeting of the Board of Trustees or the Audit Committee. The Chairperson of the Board of Trustee, Chairperson of the Audit Committee and Chairperson of the Nominating and Governance Committee are also paid additional annual fees of $15,000, $10,000 and $5,000, respectively, each of which a fifth is allocated to the Fund. All Trustees are reimbursed for their reasonable out-of-pocket expenses. The Trustees do not receive any pension or retirement benefits from the Fund.

The following is the total compensation(1) paid to the Trustees during the fiscal year ended March 31, 2025:

Name of Independent Trustee	Aggregate Compensation from the Fund	Total Compensation from the Fund Complex Paid to Trustees(2)
Independent:
Mark D. Gersten	None	$60,000
Anita K. Krug	None	$45,000
Christopher Russell	None	None

Name of Interested Trustee
Nick Veronis	None	None

(1)	Each Trustee was elected to the Board on December 2, 2024. Under current compensation arrangements, it is estimated that the Trustees will receive the following compensation from the Fund for the current fiscal year:

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Name of Independent Trustee	Aggregate Compensation from the Fund	Total Compensation from the Fund Complex Paid to Trustees(2)
Independent:
Mark D. Gersten	$18,000	$90,000
Anita K. Krug	$16,000	$80,000
Christopher Russell	$17,000	$85,000

Name of Interested Trustee
Nick Veronis	None	None

(2)	During the fiscal year ended March 31, 2025, the Fund Complex was comprised of the Fund, iDirect Private Markets Fund, iDirect Multi-Strategy Fund, LLC, TPG Private Markets Fund and Morgan Stanley Private Markets and Alternatives Fund.

Code of Ethics

Pursuant to Rule 17j-1 under the 1940 Act, the Board of Trustees has adopted a Code of Ethics for the Fund and approved Codes of Ethics adopted by the Adviser and the Distributor (collectively the “Codes”). The Codes are intended to ensure that the interests of shareholders and other clients are placed ahead of any personal interest, that no undue personal benefit is obtained from the person’s employment activities and that actual and potential conflicts of interest are avoided.

The Codes apply to the personal investing activities of Trustees and officers of the Fund and the Adviser and the Distributor (“Access Persons”).

Rule 17j-1 under the 1940 Act and the Codes are designed to prevent unlawful practices in connection with the purchase or sale of securities by Access Persons, including with respect to securities that may be purchased or held by the Fund (which may only be purchased by Access Persons so long as the requirements set forth in the Codes are complied with). Under the Codes, Access Persons are permitted to engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain Access Persons are required to obtain approval before investing in initial public offerings or private placements. The Codes are on file with the SEC and are available to the public.

Investment Advisory, Distribution and Licensing Agreements

iDirect Private Credit Advisors, LLC (“Adviser”) a registered investment adviser, is an indirect subsidiary of Institutional Capital Network, Inc. (“iCapital”). iCapital is a financial technology company that provides tech-based solutions for advisors, their high-net-worth client base, asset managers, and banks. It is assisted in this task by affiliates including a registered investment adviser, iCapital Advisors, LLC, that provides investment advisory services and investment administration to privately offered funds, and a registered broker-dealer that provides a range of broker-dealer services, including private placement of securities and distribution of the Fund’s shares. The Adviser is a Delaware limited liability company formed in 2024 that provides advisory services to the Fund, which is its only client. As of March 31, 2025, iCapital had total platform assets of $228 billion, including $35 billion in international platform assets. Each of Audax Management Company (NY), LLC or an affiliate (collectively, “Audax Private Debt”), Bain Capital Credit, LP or an affiliate (collectively, “Bain Capital Credit”), and Charlesbank Capital Partners, LLC or an affiliate (collectively, “Charlesbank Credit” and with Audax Private Debt and Bain Capital Credit, the “Core Managers”) capitalized and owns economically between 10.38% and 14.24% of the Adviser (with no voting rights). iDirect PC Holdings LLC (“iDirect PC Holdings”), a wholly owned subsidiary of iCapital, capitalized and is the majority unitholder of the Adviser (with 100% of the voting rights). iDirect PC Holdings is solely responsible for the management and day to day operations of the Adviser.

The Adviser serves as investment adviser to the Fund pursuant to investment advisory agreement entered into between the Fund and the Adviser (the “Investment Advisory Agreement”). The Trustees have engaged the Adviser to provide investment advice to, and manage the day-to-day business and affairs of the Fund under the ultimate supervision of, and subject to any policies established by, the Board of Trustees. The Adviser allocates the Fund’s assets and monitors regularly each Investment Interest to determine whether its investment program is consistent with the Fund’s investment objective and whether the Investment Interest’s investment performance and other criteria are satisfactory. The Adviser may sell Investment Interests and select additional Investment Interests, subject in each case to the ultimate supervision of, and any policies established by, the Board of Trustees. The Adviser also provides, or arranges at its expense, for certain management and administrative services for the Fund. Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.

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The offices of the Adviser are located at 60 East 42nd Street, New York, New York, and its telephone number is (212) 994-7400. The Adviser or its designee maintains the Fund’s accounts, books and other documents required to be maintained under the 1940 Act at Ultimus Fund Services, LLC, 80 Arkay Drive, Hauppauge, NY 11788.

Approval of the Investment Advisory Agreement

The Investment Advisory Agreement was approved by the Board of Trustees (including a majority of the Independent Trustees) at a meeting held in person on December 2, 2024. The Investment Advisory Agreement has an initial term of two years and will continue in effect from year to year thereafter so long as such continuance is approved annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the Independent Trustees. The Investment Advisory Agreement is terminable without penalty, on 60 days’ prior written notice: by the Board of Trustees; by vote of a majority of the outstanding voting securities of the Fund; or by the Adviser. The Investment Advisory Agreement also provides that it will terminate automatically in the event of its “assignment,” as defined by the 1940 Act and the rules thereunder.

In consideration of the management and administrative services provided by the Adviser to the Fund, the Fund pays, out of the Fund’s assets, the Adviser a management fee (the “Management Fee”) at the annual rate of 1.25% of the Fund’s average daily NAV.

The Investment Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the Investment Advisory Agreement, the Adviser is not liable for any loss the Fund sustains for any investment, adoption of any investment policy, or the purchase, sale or retention of any security.

A discussion of the factors considered by the Board of Trustees in approving the Investment Advisory Agreement is set forth in the Fund's annual report to Shareholders for the fiscal period ended March 31, 2025.

Distributor

iCapital Markets LLC (the “Distributor”) serves as the Fund’s distributor pursuant to a distribution agreement (the “Distribution Agreement”). The principal office of the Distributor is located at 60 East 42nd Street, New York, New York 10165. Under the Distribution Agreement, the Distributor, as agent of the Fund, agrees to use its best efforts as sole distributor of the Fund’s shares. The Distribution Agreement continues in effect so long as such continuance is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to the Distribution Agreement nor interested persons of any such party.

Licensing

The Fund has entered into a licensing agreement (the “Licensing Agreement”) with each Core Manager, pursuant to which each of the Core Managers has granted the Fund a license to use certain trade names, trademarks and/or service marks (the “Marks”) in connection with (i) the offering, marketing and promotion of the Fund and (ii) related disclosure. The Marks remain the sole and exclusive property of the respective Core Manager and, under certain circumstances, any one of the Core Managers may terminate the Licensing Agreement and prohibit the Fund from using the Marks.

Other Accounts Managed by the Portfolio Managers

Because the portfolio managers may manage assets for other investment companies, pooled investment vehicles, and/or other accounts (including institutional clients, pension plans and certain high net worth individuals), there may be an incentive to favor one client over another resulting in conflicts of interest. For instance, the Adviser may receive fees from certain accounts that are higher than the fee it receives from the Fund, or it may receive a performance-based fee on certain accounts. In those instances, the portfolio managers may have an incentive to favor the higher and/or performance-based fee accounts over the Fund. In addition, a conflict of interest could exist to the extent the Adviser has proprietary investments in certain accounts, where portfolio managers have personal investments in certain accounts or when certain accounts are investment options in the Adviser’s employee benefits and/or deferred compensation plans. The portfolio manager may have an incentive to favor these accounts over others. If the Adviser manages accounts that engage in short sales of securities of the type in which the Fund invests, the Adviser could be seen as harming the performance of the Fund for the benefit of the accounts engaging in short sales if the short sales cause the market value of the securities to fall. The Adviser has adopted trade allocation and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest.

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The following table shows information regarding accounts (other than the Fund) managed by each named portfolio manager as of March 31, 2025:

Nick Veronis	Number of Accounts	Total Assets in Accounts ($ million)	Number of Accounts Subject to a Performance- Based Advisory Fee	Total Assets in Accounts Subject to a Performance- Based Advisory Fee ($ million)
Registered Investment Companies	2	1,083	0	0
Other Pooled Investment Vehicles	0	0	0	0
Other Accounts	0	0	0	0

David Shyu	Number of Accounts	Total Assets in Accounts ($ million)	Number of Accounts Subject to a Performance- Based Advisory Fee	Total Assets in Accounts Subject to a Performance- Based Advisory Fee ($ million)
Registered Investment Companies	1	976	0	0
Other Pooled Investment Vehicles	0	0	0	0
Other Accounts	0	0	0	0

Sam Williams	Number of Accounts	Total Assets in Accounts ($ million)	Number of Accounts Subject to a Performance- Based Advisory Fee	Total Assets in Accounts Subject to a Performance- Based Advisory Fee ($ million)
Registered Investment Companies	0	0	0	0
Other Pooled Investment Vehicles	0	0	0	0
Other Accounts	0	0	0	0

Securities Ownership of Portfolio Managers

As of March 31, 2025, the dollar range of securities beneficially owned by the portfolio managers in the Fund is shown below:

Nick Veronis	$500,001–$1,000,000

David Shyu	0

Sam Williams	0

Portfolio Manager Compensation Structure

For services as a portfolio manager to the Fund, Nick Veronis, David Shyu and Sam Williams receive (i) a fixed annual salary, (ii) a discretionary bonus determined by reference to personal performance, as well as the performance of iCapital and the Adviser, (iii) a 401K matching plan, and (iv) one or more option grants pursuant to the iCapital option plan, as amended, which typically vest over a four year period. Such amounts are payable by iCapital (or a subsidiary of iCapital) and not by the Adviser of Fund. Mr. Veronis also has an equity interest in a privately-held entity that directly or indirectly controls the Adviser and its affiliates, and will receive compensation from that entity based upon the future profitability of the Adviser and its affiliates. Mr. Veronis may also receive from the privately-held entity that directly or indirectly controls the Adviser and its affiliates discretionary bonuses and other discretionary compensation in connection with his role as a senior executive of the firm.

Proxy Voting Policies and Procedures and Proxy Voting Record

Investments in the Direct Loan Interests do not typically convey traditional voting rights, and the occurrence of corporate governance or other consent or voting matters for this type of investment is substantially less than that encountered in connection with registered equity securities. On occasion, however, the Fund may receive notices or proposals from the Direct Loan Interests seeking the consent of or voting by holders (“proxies”). The Fund has delegated any voting of proxies in respect of portfolio holdings to the Adviser to vote the proxies in accordance with the Adviser’s proxy voting guidelines and procedures. In general, the Adviser believes that voting proxies in accordance with the policies described below will be in the best interests of the Fund.

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The Adviser will generally vote to support management recommendations relating to routine matters, such as the election of board members (where no corporate governance issues are implicated) or the selection of independent auditors. The Adviser will generally vote in favor of management or investor proposals that the Adviser believes will maintain or strengthen the shared interests of investors and management, increase value for investors and maintain or increase the rights of investors. On non-routine matters, the Adviser will generally vote in favor of management proposals for mergers or reorganizations and investor rights plans, so long as it believes such proposals are in the best economic interests of the Fund. In exercising its voting discretion, the Adviser will seek to avoid any direct or indirect conflict of interest presented by the voting decision. If any substantive aspect or foreseeable result of the matter to be voted on presents an actual or potential conflict of interest involving the Adviser, the Adviser will make written disclosure of the conflict to the Independent Trustees indicating how the Adviser proposes to vote on the matter and its reasons for doing so.

To avoid potential adverse regulatory consequences, the Fund may need to hold its interest in an Investment Vehicle (as defined in the prospectus) in non-voting form or limit its voting rights to less than 5%. This limitation on voting rights is intended to ensure that an Investment Vehicle is not deemed an “affiliated person” of the Fund for purposes of the 1940 Act, which may potentially impose limits on transactions with the Investment Vehicles both by the Fund and other clients of the Adviser.

Third-Parties

To assist in its responsibility for voting proxies, the Adviser may from time to time retain experts in the proxy voting and corporate governance area as proxy research providers (“Research Providers”). The services provided to the Adviser by the Research Providers would include in depth research, global issuer analysis, and voting recommendations. While the Adviser may review and utilize recommendations made by the Research Providers in making proxy voting decisions, it is in no way obligated to follow any such recommendations. In addition to research, the Research Providers could provide vote execution, reporting and recordkeeping. The Board of Trustees would carefully monitor and supervise the services provided by any Research Providers.

Further Information

For a copy of the Proxy Policy, see Annex A to this SAI. A copy of the Proxy Policy is also available on the SEC’s website at www.sec.gov. Information regarding how the Fund voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 will be available (i) without charge, upon request, by calling 833-640-7393; (ii) on or through the Fund’s website at www.idirectinvestments.com without charge; and (iii) on the SEC’s website at www.sec.gov.

CONFLICTS OF INTEREST

The Adviser

The Adviser or its affiliates provide or may provide investment advisory and other services to various entities. The Adviser and certain of its investment professionals and other principals, may also carry on substantial investment activities for their own accounts, for the accounts of family members and for other accounts (collectively, with the other accounts advised by the Adviser and its affiliates, “Other Accounts”). The Fund has no interest in these activities. As a result of the foregoing, the Adviser and the investment professionals who, on behalf of the Adviser, will manage the Fund’s investment portfolio will be engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and Other Accounts. Such persons will devote only so much of their time as in their judgment is necessary and appropriate.

There also may be circumstances under which the Adviser will cause one or more Other Accounts to commit a larger percentage of its assets to an investment opportunity than to which the Adviser will commit the Fund’s assets. There also may be circumstances under which the Adviser will consider participation by Other Accounts in investment opportunities in which the Adviser does not intend to invest on behalf of the Fund, or vice versa.

Additionally, the other clients of the Adviser or its affiliates may, subject to applicable law, hold securities, loans or other instruments of an issuer in a different class or a different part of the capital structure than securities, loans or other instruments of such issuer held by the Fund. As a result, another client may pursue or enforce rights or activities or vote on certain matters, or refrain from pursuing or enforcing rights or activities or voting on certain matters, on behalf of its own account, which could have an adverse effect on the Fund. Conversely, the Adviser may determine not to pursue or enforce rights or activities available to the Fund that might be unfavorable to such other client or may determine not to vote on certain matters, on behalf of the Fund, in a manner that might be unfavorable to such other client, including by abstaining from the relevant vote or voting in line with other similarly situated investors.

The Adviser also intends to compensate, from its own resources, third-party securities dealers, other industry professionals and any affiliates thereof (“financial intermediaries”) in connection with the distribution of Shares in the Fund or for their ongoing servicing of Shares acquired by their clients. Such compensation may take various forms, including a fixed fee, a fee determined by a formula that takes into account the amount of client assets invested in the Fund, the timing of investment or the overall NAV of the Fund, or a fee determined in some other method by negotiation between the Adviser and such financial intermediaries. Financial intermediaries may also charge investors, at the financial intermediaries’ discretion, a placement fee based on the purchase price of Fund Shares purchased by the investor. As a result of the various payments that financial intermediaries may receive from investors and the Adviser, the amount of compensation that a financial intermediary may receive in connection with the sale of Shares in the Fund may be greater than the compensation it may receive for the distribution of other investment products. This difference in compensation may create an incentive for a financial intermediary to recommend the Fund over another investment product.

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Financial intermediaries may be subject to certain conflicts of interest with respect to the Fund. For example, the Fund, the Adviser or portfolio companies or investment vehicles sponsored or managed by the Adviser may (i) purchase securities or other assets directly or indirectly from, (ii) enter into financial or other transactions with or (iii) otherwise convey benefits through commercial activities to a financial intermediary. As such, certain conflicts of interest may exist between such persons and a financial intermediary. Such transactions may occur in the future and generally there is no limit to the amount of such transactions that may occur.

Financial intermediaries may perform investment advisory and other services for other investment entities with investment objectives and policies similar to those of the Fund. Such entities may compete with the Fund for investment opportunities and may invest directly in such investment opportunities. Financial intermediaries that invest in a portfolio company may do so on terms that are more favorable than those of the Fund.

A financial intermediary may provide financing, investment banking services or other services to third parties and receive fees therefore in connection with transactions in which such third parties have interests which may conflict with those of the Fund. A financial intermediary may give advice or provide financing to such third parties that may cause them to take actions adverse to the Fund or a portfolio company. A financial intermediary may directly or indirectly provide services to, or serve in other roles for compensation for, the Fund or a portfolio company. These services and roles may include (either currently or in the future) managing trustee, managing member, general partner, investment manager or advisor, investment sub-advisor, distributor, broker, dealer, selling agent and investor servicer, custodian, transfer agent, fund administrator, prime broker, recordkeeper, shareholder servicer, interfund lending servicer, Fund accountant, transaction (e.g., a swap) counterparty and/or lender.

In addition, issuers of securities held by the Fund may have publicly or privately traded securities in which a financial intermediary is an investor or makes a market. The trading activities of financial intermediaries generally will be carried out without reference to positions held by the Fund and may have an effect on the value of the positions so held, or may result in a financial intermediary having an interest in the issuer adverse to the Fund. No financial intermediary is prohibited from purchasing or selling the securities of, otherwise investing in or financing, issuers in which the Fund has an interest.

A financial intermediary may sponsor, organize, promote or otherwise become involved with other opportunities to invest directly or indirectly in the Fund. Such opportunities may be subject to different terms than those applicable to an investment in the Fund, including with respect to fees and the right to receive information.

The Adviser and/or its affiliates may advise funds that may invest in other funds advised by a Core Manager, or which has other relationships with a Core Manager.

Set out below are practices that the Adviser may follow.

Participation in Investment Opportunities

Directors, principals, officers, employees and affiliates of the Adviser may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment mandates or constraints, positions may be taken by directors, principals, officers, employees and affiliates of the Adviser, or by the Adviser for the Other Accounts, or any of their respective affiliates on behalf of their own other accounts that are the same as, different from or made at a different time than, positions taken for the Fund.

Other Matters

The Adviser and its affiliates will not purchase securities or other property from, or sell securities or other property to the Fund, except that the Fund may in accordance with rules under the 1940 Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members or managing general partners. These transactions would be effected in circumstances in which the Adviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument on the same day.

Future investment activities of the Adviser and its affiliates and their principals, partners, members, directors, officers or employees may give rise to conflicts of interest other than those described above.

Core Managers

Because the Fund proposes to allocate substantially all of its assets to Investment Interests sourced by, or sponsored or managed by, the Core Managers, conflicts of interest may arise as a consequence of investment management and other financial advisory services in which a Core Manager and its affiliates are engaged.

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A Core Manager’s affiliates will not act as “underwriter” or “principal underwriter” of the Fund’s securities, as those terms are defined in the 1940 Act.

Subject to certain conditions and limitations, each of the Core Managers has agreed to provide the Adviser with certain types of information and access to Investment Interests, pursuant to agreements, to help enable the Adviser to invest the Fund’s assets in accordance with its strategy.

TAX ASPECTS

The following is a summary of certain U.S. federal income tax considerations relevant to the acquisition, holding and disposition of Shares. This discussion offers only a brief outline of the U.S. federal income tax consequences of investing in the Fund and is based upon present provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, which change may be retroactive. The discussion is limited to persons who hold their Shares as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular Shareholder or to shareholders who may be subject to special treatment under U.S. federal income tax laws, such as U.S. financial institutions, insurance companies, broker-dealers, traders in securities that have made an election for U.S. federal income tax purposes to mark-to-market their securities holdings, tax-exempt organizations, partnerships, shareholders who are not “United States Persons” (as defined in the Code), shareholders liable for the alternative minimum tax, persons holding Shares through partnerships or other pass-through entities, or persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar. No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) regarding any matter relating to the Fund or the Shares. No assurance can be given that the IRS would not assert a position contrary to any of the tax aspects described below. The discussion set forth herein does not constitute tax advice. Prospective shareholders and shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the acquisition, holding and disposition of Shares of the Fund, as well as the effects of state, local and non-U.S. tax laws.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT INTEREST (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Qualification as a Regulated Investment Company; Tax Treatment

The Fund intends to elect to be treated, and to qualify annually, as a RIC under the Code. If the Fund so qualifies and distributes (or is deemed to have distributed) each taxable year to shareholders dividends for U.S. federal income tax purposes of an amount at least equal to the sum of 90% of its investment company taxable income (which includes, among other items, dividends, interest and net short-term capital gains in excess of net long-term capital losses, but determined without regard to the deduction for dividends paid) plus 90% of any net tax-exempt income for the Fund’s taxable year, the Fund will not be subject to U.S. federal corporate income taxes on any amounts it distributes as dividends for U.S. federal income tax purposes, including distributions (if any) derived from the Fund’s net capital gain (i.e., the excess of the net long-term capital gains over net short-term capital losses) to shareholders. The Fund intends to distribute to its shareholders, at least annually, substantially all of its investment company taxable income, net tax-exempt income, and net capital gains.

In addition, amounts not distributed on a timely basis in accordance with a separate calendar year distribution requirement are subject to a nondeductible 4% excise tax. To prevent imposition of the excise tax, the Fund generally must be considered to have distributed dividends for U.S. federal income tax purposes in respect of each calendar year in an amount at least equal to the sum of (1) 98% of its ordinary income (not taking into account any capital gains or losses), determined on a calendar year basis, (2) 98.2% of its capital gain net income, determined under prescribed rules for this purpose (which is generally determined on the basis of the one- year period ending on October 31st of such calendar year, and adjusted for certain ordinary losses), and (3) any ordinary income and capital gain net income from previous years that was not distributed during those years and on which the Fund incurred no U.S. federal income tax. For U.S. federal income tax purposes, dividends declared by the Fund in October, November or December to shareholders of record on a specified date in such a month and paid during January of the following calendar year are taxable to such shareholders, and deductible by the Fund, as if paid on December 31 of the calendar year declared. The Fund generally intends to make distributions sufficient to avoid imposition of the excise tax, although there can be no assurance that it will be able to do so.

In order to qualify as a RIC, the Fund must, among other things: (a) derive in each taxable year (the “gross income test”) at least 90% of its gross income from (i) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stocks, securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stocks, securities or currencies, and (ii) net income from interests in “qualified publicly traded partnerships” (as defined in the Code) (all such income items, “qualifying gross income”); and (b) diversify its holdings (the “asset diversification test”) so that, at the end of each quarter of the taxable year, (i) at least 50% of the value of the Fund’s total assets is represented by cash and cash items (including receivables), U.S. Government securities, the securities of other RICs and other securities, with such other securities of any one issuer limited for the purposes of this calculation to an amount not greater than 5% of the value of the Fund’s total assets and not greater than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its total assets is invested in the securities (other than U.S. Government securities or the securities of other RICs) of a single issuer, two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or one or more “qualified publicly traded partnerships” (as defined in the Code).

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For the purpose of determining whether the Fund satisfies the gross income test, the character of the Fund’s distributive share of items of income, gain and loss derived through any Investment Interests that are properly treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships) generally will be determined as if the Fund realized such tax items in the same manner as realized by those Investment Interests. Similarly, for the purpose of the asset diversification test, the Fund, in appropriate circumstances, will “look through” to the assets held by the Fund and such Investment Interests.

A RIC that fails the gross income test for a taxable year shall nevertheless be considered to have satisfied the test for such taxable year if (i) the RIC satisfies certain procedural requirements, and (ii) the RIC’s failure to satisfy the gross income test is due to reasonable cause and not due to willful neglect. However, in such case, for the taxable year in which the RIC would have failed the gross income test absent the application of the above cure provision, a tax would be imposed on the RIC equal to the amount by which the RIC’s non-qualifying gross income exceeds one-ninth of the RIC’s qualifying gross income, each as determined for purposes of applying the gross income test for such taxable year.

Additionally, a RIC that fails the asset diversification test as of the end of a quarter of a taxable year shall nevertheless be considered to have satisfied the test as of the end of such quarter in the following circumstances. If the RIC’s failure to satisfy the asset diversification test at the end of the quarter is due to the ownership of assets the total value of which does not exceed the lesser of (i) one percent of the total value of the RIC’s assets at the end of such quarter and (ii) $10,000,000 (a “de minimis failure”), the RIC shall be considered to have satisfied the asset diversification test as of the end of such quarter if, within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of assets in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test.

In the case of a failure to satisfy the asset diversification test at the end of a quarter of a taxable year under circumstances that do not constitute a de minimis failure, a RIC shall nevertheless be considered to have satisfied the asset diversification test as of the end of such quarter if (i) the RIC satisfies certain procedural requirements; (ii) the RIC’s failure to satisfy the asset diversification test is due to reasonable cause and not due to willful neglect; and (iii) within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of the assets that caused the asset diversification failure in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test. However, in such case, a tax is imposed on the RIC, at the highest stated corporate income tax rate, on the net income generated by the assets that caused the RIC to fail the asset diversification test during the period for which the asset diversification test was not met. In all events, however, such tax will not be less than $50,000.

If before the end of any taxable quarter of the Fund’s taxable year, the Fund believes that it may fail the asset diversification test, the Fund may seek to take certain actions to avert such a failure. However, the action typically taken by RICs to avert such a failure (e.g., the disposition of assets causing the asset diversification discrepancy) may be difficult for the Fund to pursue because of the limited liquidity of the Investment Interests.

While the Code generally affords the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund’s ability to do so may limit utilization of this statutory 30-day cure period and, possibly, the extended cure period provided by the Code as discussed above.

If the Fund does not qualify as a RIC, it will be treated for tax purposes as an ordinary corporation. In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions made to shareholders, and the Fund generally would not be required to make any distributions unless certain other restrictions were to apply to require distributions. In addition, all distributions (including distributions of net capital gain) made to shareholders generally would be characterized as dividend income to the extent of the Fund’s current and accumulated earnings and profits.

The Fund intends to operate so as to be eligible to be treated as a RIC as of January 1, 2025. If the Fund had a net appreciation in its portfolio at the time of its conversion to a RIC, the amount of such net appreciation attributable to the Fund’s direct or indirect corporate partners at that time is generally expected to be taxable to the Fund if the net appreciation is recognized within five (5) years, even if the amount of such gain is distributed to shareholders. However, the consequences described in the previous sentence will not be applicable if a “deemed sale” election is made with respect to the Fund’s conversion to a RIC. If this election is made, the Fund would be treated as having sold its assets before its conversion to a RIC, and any net recognized gain on the deemed sale would be allocated to the direct or indirect corporate partners of the Fund.

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Distributions

The Fund intends to make distributions necessary to maintain its ability to be subject to tax as a regulated investment company under the Code and to avoid the imposition of corporate-level federal income tax. As such, the Fund intends to declare and pay distributions from its net investment income and distribute net realized capital gains, if any, at least annually, and in a manner consistent with the provisions of the Code and the 1940 Act. After the end of each calendar year, shareholders will be provided information regarding the amount and character of distributions actually and deemed received from the Fund during the calendar year.

Shareholders normally will be subject to U.S. federal income taxes, and any state and/or local income taxes, on any distributions that they receive from the Fund. Distributions from net investment income and net short-term capital gain generally will be characterized as ordinary income (which generally cannot be offset with capital losses from other sources), and, to the extent attributable to dividends from U.S. corporations, may be eligible for a dividends-received deduction for shareholders that are corporations, provided the Shareholder satisfies the applicable holding period and other requirements. Further, to the extent the dividends are attributable to dividends from U.S. corporations and certain foreign corporations, such dividends may, in certain cases, be eligible for treatment as “qualified dividend income,” which is generally subject to tax at rates equivalent to long-term capital gain tax rates, by shareholders that are individuals, provided the Shareholder satisfies the applicable holding period and other requirements. Distributions from net capital gain (typically referred to as a “capital gain dividend”) will be characterized as long-term capital gain, regardless of how long Shares have been held by the Shareholder, and will not be eligible for the dividends-received deduction or treatment as “qualified dividend income.” However, if the Shareholder received any long-term capital gain distributions in respect of any repurchased Shares (including, for this purpose, amounts credited as undistributed capital gains in respect of those Shares) and held the repurchased Shares for six months or less, any loss realized by the Shareholder upon the repurchase will be treated as long-term capital loss to the extent that it offsets the long-term capital gain distributions. Distributions by the Fund that are or are considered to be in excess of the Fund’s current and accumulated earnings and profits for the relevant period will be treated as a tax-free return of capital to the extent of (and in reduction of) a Shareholder’s tax basis in its Shares and any such amount in excess of such tax basis will be treated as gain from the sale of Shares, as discussed below. Similarly, as discussed below at “Income from Repurchases of Shares,” if a repurchase of a Shareholder’s Shares does not qualify for sale or exchange treatment, the Shareholder may, in connection with such repurchase, be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the Shareholder’s tax basis in the relevant Shares repurchased. In such case, the tax basis in the Shares repurchased by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by the Shareholder.

Certain distributions reported by the Fund as Section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j). Such treatment by the Shareholder is generally subject to holding period requirements and other potential limitations. The amount that the Fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the Fund’s business interest income over the sum of the Fund’s (i) business interest expense and (ii) other deductions properly allocable to the Fund’s business interest income.

The tax treatment of the Fund’s distributions from net investment income and capital gains generally will be the same whether the Shareholder takes such distributions in cash or reinvests them to buy additional Shares.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be subject to tax at corporate rates on the amount retained. In such case, the Fund may report the retained amount as undistributed capital gains to its shareholders, which will be treated as if each Shareholder received a distribution of his or her pro rata share of such gain, with the result that each Shareholder will (i) be required to report his or her pro rata share of such gain on his or her tax return as long-term capital gain, (ii) receive a refundable tax credit for his or her pro rata share of tax paid by the Fund on the gain, and (iii) increase the tax basis for his or her Shares by an amount equal to the deemed distribution less the tax credit.

An additional 3.8% Medicare tax will be imposed in respect of the net investment income of certain individuals and on the undistributed net investment income of certain estates and trusts to the extent such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. For these purposes, “net investment income” will generally include, among other things, dividends (including dividends paid with respect to the Shares to the extent paid out of the Fund’s current or accumulated earnings and profits as determined under U.S. federal income tax principles) and net gain attributable to the disposition of property not held in a trade or business (which could include net gain from the sale, exchange or other taxable disposition of Shares), but will be reduced by any deductions properly allocable to such income or net gain.

Shareholders are advised to consult their own tax advisors regarding the additional taxation of net investment income.

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Income from Repurchases of Shares

A repurchase or transfer of Shares by the Fund generally will be treated as a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a “dividend.” In general, the transaction should be treated as a sale or exchange of the Shares if the receipt of cash results in a meaningful reduction in the Shareholder’s proportionate interest in the Fund or results in a “complete redemption” of the Shareholder’s Shares, in each case applying certain constructive ownership rules in the Code. Alternatively, if a Shareholder does not tender all of his or her Shares, such repurchase may not be treated as a sale or exchange for U.S. federal income tax purposes, and the gross amount of such repurchase may constitute a dividend to the Shareholder to the extent of such Shareholder’s pro rata share of the Fund’s current and accumulated earnings and profits. In such a case, there is a risk that non-tendering shareholders, and shareholders who tender some but not all of their shares or fewer than all of whose shares are repurchased, in each case whose percentage interests in the Fund increase as a result of such tender, will be treated as having received a dividend from the Fund. The extent of such risk will vary depending upon the particular circumstances of the tender offer, and in particular whether such offer is a single and isolated event or is part of a plan for periodically repurchasing shares of the Fund.

If the repurchase or transfer of a Shareholder’s Shares qualifies for sale or exchange treatment, the Shareholder will recognize gain or loss equal to the difference between the amount received in exchange for the repurchased or transferred Shares and the adjusted tax basis of those Shares. Such gain or loss will be capital gain or loss if the repurchased or transferred Shares were held by the Shareholder as capital assets, and generally will be treated as long-term capital gain or loss if the repurchased or transferred Shares were held by the Shareholder for more than one year, or as short-term capital gain or loss if the repurchased or transferred Shares were held by the Shareholder for one year or less.

Notwithstanding the foregoing, any capital loss realized by a Shareholder will be disallowed to the extent the Shares repurchased or transferred by the Fund are replaced (including through reinvestment of dividends) either with Shares or substantially identical securities within a period of 61 days beginning 30 days before and ending 30 days after the repurchase or transfer of the Shares. If disallowed, the loss will be reflected as an upward adjustment to the basis of the Shares acquired. The deductibility of capital losses may be subject to statutory limitations.

If the repurchase or transfer of a Shareholder’s Shares does not qualify for sale or exchange treatment, the Shareholder may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the Shareholder’s tax basis in the relevant Shares. The tax basis in the Shares repurchased or transferred by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by the Shareholder.

The Fund generally will be required to report to the IRS and each Shareholder the cost basis and holding period for each respective Shareholder’s Shares repurchased or transferred by the Fund. The Fund has elected the average cost method as the default cost basis method for purposes of this requirement. If a Shareholder wishes to accept the average cost method as its default cost basis calculation method in respect of Shares in its account, the Shareholder does not need to take any additional action. If, however, a Shareholder wishes to affirmatively elect an alternative cost basis calculation method in respect of its Shares, the Shareholder must contact the Fund’s administrator to obtain and complete a cost basis election form. The cost basis method applicable to a particular Share repurchase or transfer may not be changed after the valuation date established by the Fund in respect of that repurchase. Shareholders should consult their tax advisors regarding their cost basis reporting options and to obtain more information about how the cost basis reporting rules apply to them.

A sale of Shares, other than in the context of a repurchase or transfer of Shares by the Fund, generally will have the same tax consequences as described above in respect of a Share repurchase that qualifies for “sale or exchange” treatment.

If a Shareholder recognizes a loss with respect to Shares in excess of certain prescribed thresholds (generally, $2 million or more for an individual Shareholder or $10 million or more for a corporate Shareholder that is not an S corporation), the Shareholder must file with the IRS a disclosure statement on an IRS Form 8886. Direct owners of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, equity owners of RICs are not excepted. The fact that a loss is reportable as just described does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of this reporting requirement in light of their particular circumstances.

Other Considerations

There is a possibility that the Fund may from time to time be considered under the Code to be a nonpublicly offered regulated investment company. Certain expenses of nonpublicly offered regulated investment companies, including the Management Fee, may not be deductible by certain shareholders, generally including individuals and entities that compute their taxable income in the same manner as individuals (thus, for example, a qualified pension plan would not be subject to this rule). Such a Shareholder’s pro rata portion of the affected expenses will be treated as an additional dividend to the Shareholder and, for taxable years beginning prior to January 1, 2026, will generally not be deductible by the Shareholder. For taxable years beginning in 2026 or later, such affected expenses will generally be deductible, subject to the 2% “floor” on miscellaneous itemized deductions and other limitations on itemized deductions set forth in the Code. A “nonpublicly offered regulated investment company” is a RIC whose equity interests are neither (i) continuously offered pursuant to a public offering (within the meaning of section 4 of the Securities Act of 1933), (ii) regularly traded on an established securities market, nor (iii) held by at least 500 persons at all times during the taxable year.

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Fund Investments

It is intended that the Fund will invest a portion of its assets in Investment Interests that are BDCs. To qualify and remain eligible for the special tax treatment accorded to regulated investment companies and their shareholders under the Code, the BDCs in which the Fund invests must meet certain source-of-income, asset diversification and annual distribution requirements. If a BDC in which the Fund invests fails to qualify as a regulated investment company, such BDC would be liable for federal, and possibly state, corporate taxes on its taxable income and gains. Such failure by a BDC could substantially reduce the BDC’s net assets and the amount of income available for distribution to the Fund, which would in turn decrease the total return of the Fund in respect of such investment. Additionally, under certain circumstances, the failure of a BDC in which the Fund invests to qualify as a regulated investment company could impact the ability of the Fund to so qualify. The Fund will not be able to offset income or gains realized by one BDC in which the Fund invests against losses realized by another BDC in which the Fund invests. Sales of shares in a BDC could also result in a gain and/or income to the Fund. The Fund’s investment in BDCs could therefore affect the amount, timing and character of distributions to shareholders.

It is intended that the Fund will invest a portion of its assets in Investment Interests that are classified as partnerships for U.S. federal income tax purposes. An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) generally is not subject to an entity-level U.S. federal income tax. Instead, each partner of the partnership is required to take into account its distributive share of the partnership’s net capital gain or loss, net short- term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner’s taxable year. Each such item will have the same character to a partner, and will generally have the same source (either United States or foreign), as though the partner realized the item directly. Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year. Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by the Fund and certain Investment Interests that are classified as partnerships for U.S. federal income tax purposes (including in circumstances where investments by the Investment Interests, such as investments in debt instrument with “original issue discount,” generate income prior to a corresponding receipt of cash). In such case, the Fund may have difficulty meeting the annual distribution requirement necessary to qualify for and maintain RIC tax treatment under Subchapter M of the Code. The Fund may have to sell some of its investments at times and/or at prices it would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If the Fund is not able to obtain cash from other sources, it may not qualify for or maintain RIC tax treatment and thus may become subject to corporate-level income tax.

Some of the income that the Fund may earn directly or through an Investment Interest that is classified as a partnership for U.S. federal income tax purposes, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. The Fund may have to dispose of interests in Investment Interests that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Interests earn income of a type that is not qualifying gross income for purposes of the gross income test or hold assets that could cause the Fund not to satisfy the RIC asset diversification test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to shareholders.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF BOTH THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT INTEREST (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Ordinarily, gains and losses realized from portfolio transactions will be characterized as capital gains and losses. However, because the functional currency of the Fund for U.S. federal income tax purposes is the U.S. dollar, a portion of the gain or loss realized from the disposition of foreign currencies (including foreign currency denominated bank deposits) and non-U.S. dollar denominated securities (including debt instruments, certain futures or forward contracts and options, and similar financial instruments) is generally characterized as ordinary income or loss under Section 988 of the Code. Section 988 of the Code similarly provides that gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time such receivables are collected or the time that the liabilities are paid would be generally characterized as ordinary income or loss. In addition, all or a portion of any gains realized from the sale or other disposition of certain market discount bonds will be characterized as ordinary income. Finally, all or a portion of any gain realized from engaging in “conversion transactions” (as defined in the Code to generally include certain transactions designed to convert ordinary income into capital gain) may be characterized as ordinary income.

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A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If the Fund’s deductible expenses in a given taxable year exceed the Fund’s investment company taxable income, the Fund may incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its shareholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. In the event that the Fund were to experience an ownership change as defined under the Code, the capital loss carryforwards and other favorable tax attributes of the Fund, if any, may be subject to limitation.

Hedging and Derivative Transactions

Gain or loss, if any, realized from certain financial futures or forward contracts and options transactions (“Section 1256 Contracts”) generally is treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. Gain or loss will arise upon exercise or lapse of Section 1256 Contracts. In addition, any Section 1256 Contracts remaining unexercised at the end of the Fund’s taxable year are treated as sold for their then fair market value, resulting in the recognition of gain or loss characterized in the manner described above.

The Fund may acquire certain foreign currency forward contracts, enter into certain foreign currency futures contracts, acquire put and call options on foreign currencies, or acquire or enter into similar foreign currency-related financial instruments. Generally, foreign currency regulated futures contracts and option contracts that qualify as Section 1256 Contracts will not be subject to ordinary income or loss treatment under Section 988 of the Code. However, if the Fund acquires or enters into any foreign currency futures contracts or options contracts that are not Section 1256 Contracts, or any foreign currency forward contracts or similar foreign currency-related financial instruments, any gain or loss realized by the Fund with respect to such contract or financial instruments generally will be characterized as ordinary gain or loss unless the contract or financial instrument in question is a capital asset in the hands of the Fund and is not part of a straddle transaction (as described below), and an election is made by the Fund (before the close of the day the transaction is entered into) to characterize the gain or loss attributable to such contract or financial instrument as capital gain or loss.

Offsetting positions held by the Fund involving certain financial futures or forward contracts or options transactions with respect to actively traded personal property may be considered, for tax purposes, to constitute “straddles.” In addition, investments by the Fund in particular combinations of Investment Interests may also be treated as a “straddle.” To the extent the straddle rules apply to positions established by the Fund losses realized by the Fund may be deferred to the extent of unrealized gain in the offsetting positions. Further, short-term capital loss on straddle positions may be recharacterized as long-term capital loss, and long-term capital gains on straddle positions may be treated as short-term capital gains or ordinary income. Certain of the straddle positions held by the Fund may constitute “mixed straddles.” One or more elections may be made in respect of the U.S. federal income tax treatment of “mixed straddles,” resulting in different tax consequences. In certain circumstances, the provisions governing the tax treatment of straddles override or modify certain of the provisions discussed above.

If the Fund either (1) holds an appreciated financial position with respect to stock, certain debt obligations or partnership interests (“appreciated financial position”), and then enters into a short sale, futures, forward, or offsetting notional principal contract (collectively, a “Contract”) with respect to the same or substantially identical property, or (2) holds an appreciated financial position that is a Contract and then acquires property that is the same as, or substantially identical to, the underlying property, the Fund generally will be taxed as if the appreciated financial position were sold at its fair market value on the date the Fund enters into the Contract or acquires the underlying property, respectively. The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the appreciated financial position is held unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the risk of loss relating to the appreciated financial position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as by reason of an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

If the Fund enters into certain derivatives (including forward contracts, long positions under notional principal contracts, and related puts and calls) with respect to equity interests in certain pass-through entities (including other RICs, real estate investment trusts, partnerships, real estate mortgage investment conduits and certain trusts and foreign corporations), long-term capital gain with respect to the derivative may be recharacterized as ordinary income to the extent it exceeds the long-term capital gain that would have been realized had the interest in the pass-through entity been held directly during the term of the derivative contract. Any gain recharacterized as ordinary income will be treated as accruing at a constant rate over the term of the derivative contract and may be subject to an interest charge. The U.S. Department of the Treasury (the “Treasury”) and the IRS have the authority to issue regulations expanding the application of these rules to derivatives with respect to debt instruments and/or stock in corporations that are not pass-through entities.

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Passive Foreign Investment Companies and Controlled Foreign Corporations

The Fund may indirectly hold equity interests in non-U.S. portfolio companies that may be treated as “passive foreign investment companies” (each, a “PFIC”) under the Code. A PFIC is generally defined as a non-U.S. entity which is classified as a corporation for U.S. federal income tax purposes, and which earns at least 75% of its annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or which holds at least 50% of its total assets in assets producing such passive income. The Fund may be subject to U.S. federal income tax, at ordinary income rates, on a portion of any “excess distribution” or gain from the disposition of such interests even if such income is distributed as a taxable dividend by the Fund to its shareholders. Additional charges in the nature of interest may be imposed on the Fund in respect of deferred taxes arising from such distributions or gains. If an election is made to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), then the Fund would be required, in lieu of the foregoing requirements, to include in its income each taxable year a portion of the QEF’s ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively), even if not distributed to the Fund. If the QEF incurs losses for a taxable year, these losses will not pass through to the Fund and, accordingly, cannot offset other income and/or gains of the Fund. The QEF election may not be available to the Fund with respect to many PFICs because of certain requirements that the PFICs themselves would have to satisfy. Alternatively, in certain cases, an election can be made to mark-to-market the shares of a PFIC held by the Fund at the end of the Fund’s taxable year (as well as on certain other dates prescribed in the Code). In this case, the Fund would recognize as ordinary income its share of any increase in the value of such PFIC shares, and as ordinary loss its share of any decrease in such value, to the extent such loss did not exceed its share of prior increases in income derived from such PFIC shares. Under either election, the Fund might be required to recognize income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during the applicable taxable year and such income would nevertheless be subject to the distribution requirement and would be taken into account under prescribed timing rules for purposes of the 4% excise tax (described above).

Dividends paid by PFICs will not be treated as “qualified dividend income.” In certain cases, the Fund will not be the party legally permitted to make the QEF election or the mark-to-market election in respect of indirectly held PFICs and, in such cases, will not have control over whether the party within the chain of ownership that is legally permitted to make the QEF or mark-to-market election will do so.

If the Fund holds (directly, indirectly or by attribution) 10% or more (by vote or value) of the interests treated as equity for U.S. federal income tax purposes in a foreign entity classified as a corporation for U.S. federal income tax purposes and considered a controlled foreign corporation (“CFC”) under the Code, the Fund may be treated as receiving a deemed distribution (i.e., characterized as ordinary income) each taxable year from such foreign corporation in an amount equal to its pro rata share of such entity’s income for such taxable year (including both ordinary earnings and capital gains), whether or not the entity makes an actual distribution during such taxable year. The Fund would be required to include the amount of a deemed distribution from a CFC when computing its investment company taxable income as well as in determining whether the Fund satisfies the distribution requirements applicable to RICs, even to the extent the amount of the Fund’s income deemed recognized from the CFC exceeds the amount of any actual distributions from the CFC and the proceeds from any sales or other dispositions of CFC stock during the Fund’s taxable year. In general, a foreign entity classified as a corporation for U.S. federal income tax purposes will be considered a CFC if greater than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined value or voting power of all classes of shares of a foreign entity classified as a corporation for U.S. federal income tax purposes.

Under Treasury regulations, income derived by the Fund from a CFC or a PFIC with respect to which the Fund has made a QEF election would generally constitute qualifying income for purposes of determining the Fund’s ability to be subject to tax as a RIC only to the extent the CFC or the PFIC makes current distributions of that income to the Fund or if the income is derived with respect to the Fund’s business of investing in stocks or securities.

State and Local Taxes

In addition to the U.S. federal income tax consequences summarized above, shareholders and prospective shareholders should consider the potential state and local tax consequences associated with an investment in the Fund. The Fund may become subject to income and other taxes in states and localities based on the Fund’s investments in entities that conduct business in those jurisdictions. Shareholders will generally be taxable in their state of residence with respect to their income or gains earned and distributed by the Fund as dividends for U.S. federal income tax purposes, or the amount of their investment in the Fund.

Foreign Taxes

The Fund’s investment in non-U.S. stocks or securities may be subject to withholding and other taxes imposed by countries outside the United States. In that case, the Fund’s yield on those stocks or securities would be decreased. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. If more than 50% of the Fund’s assets at year-end consists of the stock or securities of foreign corporations, the Fund may elect to permit its shareholders to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid or deemed paid by the Fund to foreign countries in respect of foreign stock or securities the Fund has held for at least the minimum period specified in the Code. In such a case, shareholders of the Fund will include in gross income from foreign sources their pro rata shares of such taxes. The Fund does not expect to meet the requirements to make the election described above in respect of the treatment of foreign taxes.

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Information Reporting and Backup Withholding

Information returns will generally be filed with the IRS in connection with distributions made by the Fund to shareholders unless shareholders establish they are exempt from such information reporting (e.g., by properly establishing that they are classified as corporations for U.S. federal tax purposes). Additionally, the Fund may be required to withhold, for U.S. federal income taxes, a portion of all taxable dividends and repurchase proceeds payable to shareholders who fail to provide the Fund with their correct taxpayer identification numbers (“TINs”), generally on an IRS Form W-9, or who otherwise fail to make required certifications, or if the Fund or the Shareholder has been notified by the IRS that such Shareholder is subject to backup withholding. Certain shareholders specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to demonstrate their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the Shareholder’s U.S. federal income tax liability if the appropriate information is provided to the IRS.

U.S. Federally Tax-Exempt Shareholders

Under current law, the Fund serves to “block” (that is, prevent the attribution to shareholders of) unrelated business taxable income (“UBTI”) from being realized by its U.S. federally tax-exempt shareholders (including, among others, individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities). Notwithstanding the foregoing, a U.S. federally tax-exempt Shareholder could realize UBTI by virtue of its investment in Shares of the Fund if the U.S. federally tax-exempt Shareholder has engaged in a borrowing or other similar transaction to acquire its Shares. A U.S. federally tax-exempt Shareholder may also recognize UBTI if the Fund were to recognize “excess inclusion income” derived from direct or indirect investments in residual interests in real estate mortgage investment conduits or taxable mortgage pools. If a charitable remainder annuity trust or a charitable remainder unitrust (each as defined in Section 664 of the Code) has UBTI for a taxable year, a 100% excise tax on the UBTI is imposed on the trust.

The foregoing discussion does not address all of the U.S. federal income tax consequences that may be applicable to a tax- exempt Shareholder as a result of an investment in the Fund. For example, certain tax-exempt private universities should be aware that they are subject to a 1.4% excise tax on their “net investment income” that is not otherwise taxed as UBTI, including income from interest, dividends and capital gains. Tax-exempt investors should consult with their tax advisors regarding an investment in the Fund.

Foreign Shareholders

U.S. taxation of a Shareholder who, as to the United States, is a nonresident alien individual, a foreign trust or estate, or a foreign corporation (each, a “Foreign Shareholder”) as defined in the Code, depends on whether the income derived by the Foreign Shareholder from the Fund is “effectively connected” with a U.S. trade or business carried on by the Foreign Shareholder. The Fund is a corporation for U.S. federal income tax purposes. Under current law, a Foreign Shareholder should not be considered to be engaged in the conduct of a business in the United States solely by reason of its investment in the Fund.

Income Not Effectively Connected. If the income from the Fund is not “effectively connected” with a U.S. trade or business carried on by the Foreign Shareholder, distributions of investment company taxable income will generally be subject to a U.S. tax of 30% (or lower treaty rate, except in the case of any “excess inclusion income” allocated to the Foreign Shareholder), which tax is generally withheld from such distributions. Dividend distributions that the Fund properly reports as attributable to certain U.S. source income derived by the Fund generally will, however, be exempt from such withholding tax. Furthermore, capital gain dividends and any amounts retained by the Fund which are properly reported by the Fund as undistributed capital gains generally will not be subject to U.S. tax at the rate of 30% (or lower treaty rate), unless the Foreign Shareholder is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements. In order to qualify for any reduction or exemption from U.S. withholding tax, a Foreign Shareholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8IMY or IRS Form W-8EXP, or an acceptable substitute or successor form). However, this 30% tax on capital gains of nonresident alien individuals who are physically present in the United States for more than the 182 day period only applies in exceptional cases because any individual present in the United States for more than 182 days during the taxable year is generally treated as a resident for U.S. income tax purposes; in that case, he or she would be subject to U.S. income tax on his or her worldwide income at the graduated rates applicable to U.S. citizens, rather than the 30% tax.

Any capital gain that a Foreign Shareholder realizes upon a repurchase of Shares or otherwise upon a sale or exchange of Shares will ordinarily be exempt from U.S. tax unless, in the case of a Foreign Shareholder that is a nonresident alien individual, the gain is U.S. source income and such Foreign Shareholder is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements.

Income Effectively Connected. If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a Foreign Shareholder, then distributions of investment company taxable income and capital gain dividends, any amounts retained by the Fund which are reported by the Fund as undistributed capital gains, and any gains realized upon a repurchase of Shares of the Fund will be subject to U.S. income tax at the graduated rates applicable to U.S. citizens, residents and domestic corporations. Corporate Foreign Shareholders may also be subject to the branch profits tax imposed by the Code.

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In the case of a Foreign Shareholder, the Fund may be required to withhold U.S. federal income tax from distributions and repurchase proceeds that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate), unless the Foreign Shareholder certifies his foreign status under penalties of perjury or otherwise establishes an exemption in the manner discussed above.

The tax consequences to a Foreign Shareholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Foreign shareholders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

Foreign Account Tax Compliance Act

The Fund is required under the Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code to withhold U.S. tax (at a 30% rate) on payments of dividends made to certain non-U.S. entities (including financial intermediaries) that fail to comply (or are not deemed compliant) with extensive reporting and withholding requirements designed to inform the Treasury of U.S.-owned foreign investment accounts unless various U.S. information reporting and diligence requirements (that are in addition to and significantly more onerous than, the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS Form W-8BEN)) and certain other requirements have been satisfied. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Persons located in jurisdictions that have entered into an intergovernmental agreement with the U.S. to implement FATCA may be subject to different rules. Shareholders may be requested to provide additional information to the Fund to enable the Fund to determine whether withholding is required.

Other Taxation

The foregoing represents a summary of the general tax rules and considerations affecting shareholders and the Fund’s operations, and neither purports to be a complete analysis of all relevant tax rules and considerations, nor does it purport to be a complete listing of all potential tax risks inherent in making an investment in the Fund. A Shareholder may be subject to other taxes, including but not limited to, other state, local, and foreign taxes, estate and inheritance taxes, or intangible property taxes, which may be imposed by various jurisdictions. The Fund also may be subject to additional state, local, or foreign taxes that could reduce the amounts distributable to shareholders. It is the responsibility of each Shareholder to file all appropriate tax returns that may be required. Fund shareholders should consult their own tax advisors regarding the state, local and foreign tax consequences of an investment in Shares and the particular tax consequences to them of an investment in the Fund. In addition to the particular matters set forth in this section, tax-exempt entities should carefully review those sections of this Prospectus and its related SAI regarding liquidity and other financial matters to ascertain whether the investment objectives of the Fund are consistent with their overall investment plans.

ERISA CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan, individual retirement account (“IRA”), Keogh plan, or other plan or arrangement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, including any entity whose assets are considered “plan assets” (each of the foregoing, a “Plan”) should consider, among other things, the matters described below before determining whether to invest in the Fund. ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to Plans that are subject to ERISA (an “ERISA Plan”), including prudence, diversification, an obligation not to engage in prohibited transactions, and other requirements. In determining whether a particular investment is appropriate for an ERISA Plan, U.S. Department of Labor (“DOL”) regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan’s portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan’s purposes, an examination of the risk and return factors, the portfolio’s composition with regard to diversification, the liquidity and current total return of the portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment (see “Tax Aspects,” above), and the projected return of the Fund relative to the ERISA Plan’s funding objectives.

Investors purchasing Shares through an ERISA Plan may obtain additional information regarding the ERISA Plan from their plan sponsor.

Before investing the assets of an ERISA Plan in the Fund, an ERISA Plan fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. The fiduciary should, for example, consider whether an investment in the Fund may be too illiquid or too speculative for its ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified if the investment is made. If a fiduciary with respect to any such ERISA Plan breaches his or her responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary may be held personally liable for losses incurred by the ERISA Plan as a result of such breach.

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Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be “plan assets” of the Plans investing in the Fund for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and the Code. For this reason, the Adviser will therefore not be a fiduciary within the meaning of ERISA with respect to the assets of any ERISA Plan that becomes a Shareholder of the Fund, solely as a result of the ERISA Plan’s investment in the Fund.

Certain prospective Plan investors may currently maintain relationships with the Adviser or one or more Core Managers in which the Fund invests, or with other entities that are affiliated with the Adviser or such Core Managers. Each of such persons may be deemed to be a fiduciary of or other party in interest or disqualified person with respect to any Plan to which it provides investment management, investment advisory, or other services. ERISA prohibits and the Code penalizes the use of a Plan’s assets for the benefit of a party in interest or disqualified person, and also prohibits (and penalizes) a Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration. Plan shareholders should consult with legal counsel to determine if participation in the Fund is a transaction that is prohibited by ERISA or the Code.

Employee benefit plans which are not subject to ERISA or the related provisions of the Code may be subject to other rules governing such plans. Fiduciaries of employee benefit plans which are not subject to ERISA, whether or not subject to Section 4975 of the Code, should consult with their own counsel and other advisors regarding such matters.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained herein is, of necessity, general and may be affected by future publication of regulations and rulings. Potential investors should consult with their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of Shares.

THE FUND’S SALE OF SHARES TO ANY PLAN IS IN NO RESPECT A REPRESENTATION OR WARRANTY BY THE FUND, THE ADVISER OR ANY OF ITS AFFILIATES, OR BY ANY OTHER PERSON ASSOCIATED WITH THE SALE OF THE SHARES, THAT SUCH INVESTMENT BY ANY PLAN MEETS ALL RELEVANT LEGAL REQUIREMENTS APPLICABLE TO PLANS GENERALLY OR TO ANY PARTICULAR PLAN, OR THAT SUCH INVESTMENT IS OTHERWISE APPROPRIATE FOR PLANS GENERALLY OR FOR ANY PARTICULAR PLAN.

ADMINISTRATOR

The Fund has retained the Administrator, Ultimus Fund Services, LLC (“Ultimus”) whose principal business address is 80 Arkay Drive, Hauppauge, NY 11788, to provide certain administrative and fund accounting services to the Fund. Under the terms of an administration agreement between the Fund and the Administrator (the “Administration Agreement”), the Administrator is responsible, directly or through its agents, for, among other things, certain administration, accounting and investor services for the Fund. The Administrator may retain third-parties, including its affiliates or those of the Adviser, to perform some or all of these services. In consideration for these services, the Fund pays the Administrator a fee based on the average net assets of the Fund (subject to certain minimums), and will reimburse the Administrator for out-of-pocket expenses.

Under the Administration Agreement, the Fund has agreed to indemnify and hold the Administrator harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Fund’s refusal or failure to comply with the terms of the Administration Agreement, breach of any representation or warranty made by the Fund contained in the Administration Agreement, or which arise out of the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with the Administration Agreement.

CUSTODIAN AND TRANSFER AGENT

UMB Bank, N.A. (the “Custodian”) serves as the custodian of the Fund’s assets, and may maintain custody of the Fund’s assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Trustees. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 928 Grand Boulevard, Kansas City, MO 64106.

Ultimus serves as Transfer Agent with respect to maintaining the registry of the Fund’s Shareholders and processing matters relating to subscriptions for, and repurchases of, Shares. Ultimus’s principal business address is principal business address is 80 Arkay Drive, Hauppauge, NY 11788.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP serves as the independent registered public accounting firm of the Fund. Its principal business address is 111 S. Wacker Drive, Chicago, IL 60606.

DISTRIBUTOR

iCapital Markets LLC acts as the distributor of the Fund’s Shares on a best efforts basis. The Distributor’s principal business address is 60 East 42nd Street, New York, New York 10165.

LEGAL COUNSEL

Dechert LLP, New York, New York, acts as legal counsel to the Fund. Its principal business address is 1095 Avenue of the Americas, New York, NY 10036.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

As Class A Shares and Class D Shares of the Fund had not commenced operations as of June 23, 2025, the Fund does not know of any persons who own of record or beneficially 5% or more of Class A Shares or Class D Shares as of that date.

The name, address, and percentage ownership of each entity or person that owned of record or beneficially 5% or more of the Class I outstanding Shares of any share class of the Fund as of June 23, 2025, were as follows:

Class I
3021 Investments, LLC 3021 7th Avenue South Birmingham, Alabama 35233	7.43%

Bluebonnet Flowers, Ltd. 3010 LBJ Freeway, Suit 748 Dallas, Texas 75234	6.22%

REPORTS TO SHAREHOLDERS

The Fund will furnish to its shareholders as soon as practicable after the end of each taxable year such information as is necessary for such shareholders to complete Federal and state income tax or information returns, along with any other tax information required by law. The Fund will prepare and transmit to its shareholders, a semi-annual and an audited annual report within 60 days after the close of the period for which it is being made, or as otherwise required by the 1940 Act. Quarterly reports from the Adviser regarding the Fund’s operations during such period also will be sent to the Fund’s shareholders.

FISCAL YEAR

For accounting purposes, the fiscal year of the Fund is the 12-month period ending on March 31. The 12-month period ending March 31 of each year will be the taxable year of the Fund unless otherwise determined by the Fund.

FINANCIAL STATEMENTS

The audited financial statements and related report of Deloitte & Touche LLP, independent registered public accounting firm, are herein incorporated by reference from the Fund’s annual report for the fiscal period ended March 31, 2025. The Fund’s annual report is available upon request, without charge, by calling the Fund at 833-640-7393.

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ANNEX A

iDIRECT PRIVATE CREDIT ADVISORS, LLC PROXY VOTING

14 CORPORATE ACTIONS AND PROXY VOTING POLICY

14.1	Introduction

Rule 206(4)-6 of the Advisers Act (the “Proxy Rule”) requires a registered investment adviser that exercises voting authority with respect to client securities to: (i) adopt written policies reasonably designed to ensure that the investment adviser votes in the best interest of its clients and addresses how the investment adviser will deal with material conflicts of interest that may arise between the investment adviser and its clients; (ii) disclose to its clients information about such policies and procedures; and (iii) upon request provide information on how proxies were voted.

14.2	Corporate Action and Proxy Voting Policy

iCapital’s advisory services primarily include identifying underlying private equity and hedge fund managers with whom to invest the assets of its Private Access Funds or identifying sub- advisors to assist iCapital in managing the Direct Investment Interests, and therefore does not expect to vote proxies. Nevertheless, iCapital’s policy is to comply with the Proxy Rule and act solely in the best interest of the Client when exercising its voting authority. iCapital determines whether and how to vote corporate actions and proxies on a case-by-case basis and will apply the following guidelines, as applicable:

●         iCapital will attempt to consider all aspects of the vote that could affect the value of the issuer or that of the Client.

●         iCapital will vote in a manner that it believes is consistent with the Client’s stated objectives.

●         iCapital will generally vote in accordance with the recommendation of the issuing company’s management on routine and administrative matters, unless the Firm has a particular reason to vote to the contrary.

14.3	Conflicts of Interest

iCapital will not put its own interests ahead of those of any Client and will resolve any possible conflicts between its interests and those of the Client in favor of the Client. In the event that a potential conflict of interest arises, iCapital will vote on a case-by-case basis and undertake the following analysis.

A conflict of interest will be considered material to the extent that it is determined that the conflict has the potential to influence the Firm’s decision making in voting the proxy. If such a material conflict is deemed to exist, iCapital will refrain completely from exercising its discretion with respect to voting the proxy and will instead refer that vote to an outside service for its independent consideration. If it is determined that any such conflict or potential conflict is not material, iCapital may vote the proxy.

14.4	Voting Information and Recordkeeping

Under the Books and Records Rule, iCapital must retain:

●         its voting policies and procedures

●         corporate action and proxy statements received;

●         records of votes cast;

●         records of its investor’s requests for voting information; and

●         any documents prepared by iCapital that were material to making a decision on how to vote.

All votes will be documented and maintained by the CCO.

14.5	Operating Procedures and Compliance Review

iCapital’s advisory services primarily include identifying underlying private equity and hedge fund managers with whom to invest the assets of its Private Access Funds or identifying sub- advisors to assist iCapital in managing the Direct Investment Interests, and therefore, does not expect to vote proxies. Nevertheless, should there be an occasion to vote a proxy, iCapital will vote proxies manually as it deems necessary or appropriate, on a case by case basis. Prior to voting, the CCO will decide as to whether a material conflict of interest exists and will either resolve the conflict or refer the proxy vote to an outside service for its independent consideration. The CCO will conduct a periodic review of the proxy voting records to ensure that proxies are properly voted and records are appropriately maintained.

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